    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996


                                                      REGISTRATION NO. 333-14029
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                            TITAN EXPLORATION, INC.
             (Exact name of Registrant as specified in its charter)
                               ------------------

            DELAWARE                          1311                         75-2671582
(State or other jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)   Classification Code Number)         Identification No.)

                           500 WEST TEXAS, SUITE 500
                              MIDLAND, TEXAS 79701
                                 (915) 682-6612
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ------------------
                                 JACK HIGHTOWER
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                            TITAN EXPLORATION, INC.
                           500 WEST TEXAS, SUITE 500
                              MIDLAND, TEXAS 79701
                                 (915) 682-6612
 (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)
                               ------------------
                          Copies of Communication to:

                JOE DANNENMAIER                                ROBERT L. KIMBALL
            THOMPSON & KNIGHT, P.C.                          VINSON & ELKINS L.L.P.
        1700 PACIFIC AVENUE, SUITE 3300                   2001 ROSS AVENUE, SUITE 3700
              DALLAS, TEXAS 75201                             DALLAS, TEXAS 75201

                               ------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            TITAN EXPLORATION, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

       ITEM NUMBER OF FORM S-1 AND TITLE OF ITEM             PROSPECTUS LOCATION OR CAPTION
      --------------------------------------------    --------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus....    Forepart of the Registration Statement;
                                                      Cross-Reference Sheet; Outside Front Cover
                                                      Page
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus................................    Inside Front Cover Page; Additional
                                                      Information; Outside Back Cover Page
  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges..............    Prospectus Summary; Risk Factors
  4.  Use of Proceeds.............................    Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price.............    Underwriting
  6.  Dilution....................................    Risk Factors; Dilution
  7.  Selling Security Holders....................    Principal and Selling Stockholders
  8.  Plan of Distribution........................    Outside Front Cover Page; Underwriting
  9.  Description of Securities to be
        Registered................................    Description of Capital Stock
 10.  Interests of Named Experts and Counsel......    Legal Matters; Experts
 11.  Information with Respect to the
        Registrant................................    Outside Front Cover Page; Prospectus
                                                      Summary; Risk Factors; The Company; Use of
                                                      Proceeds; Dividend Policy; Capitalization;
                                                      Selected Consolidated Financial Data;
                                                      Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations; Business and Properties;
                                                      Management; Certain Transactions; Principal
                                                      and Selling Stockholders; Description of
                                                      Capital Stock; Shares Eligible for Future
                                                      Sale; Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...............................    *

---------------
* Omitted from the Prospectus because the item is inapplicable.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED DECEMBER 5, 1996


                               12,610,000 Shares

                            Titan Exploration, Inc.

                                  Common Stock
                                ($.01 par value)
                               ------------------
Of the shares offered hereby, 12,500,000 shares are being sold by Titan Exploration, Inc. (the "Company") and 110,000 shares are being sold by the
  Selling Stockholder named herein under "Principal and Selling
     Stockholders." The Company will not receive any of the proceeds of
     Shares sold by the Selling Stockholder. Prior to this offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $9.50 and $11.50 per share. For information relating to the factors to be considered in determining the initial
         offering price to the public, see "Underwriting." The Common
           Stock has been approved for listing on The Nasdaq Stock
             Market's National Market under the symbol "TEXP."
                               ------------------
 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
   AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 8
                                    HEREIN.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
        HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL
                      OFFENSE.

                                                                   Underwriting
                                                   Price to       Discounts and      Proceeds to
                                                    Public        Commissions(1)    the Company(2)
                                               ----------------  ----------------  ----------------
Per Share....................................         $                 $                 $
Total(3).....................................         $                 $                 $

(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deduction of expenses payable by the Company estimated at
    $          .

(3) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 1,891,500 additional shares to cover over-allotments of shares. If the option is
    exercised in full, the total Price to Public will be $          ,
    Underwriting Discounts and Commissions will be $          , and Proceeds to
    the Company will be $          .
                               ------------------

     The Shares are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the Shares will be ready
for delivery on or about             , 1996, against payment in immediately
available funds.

CS First Boston

              Donaldson, Lufkin & Jenrette
                               Securities
                  Corporation

                             Howard, Weil, Labouisse, Friedrichs
                                          Incorporated

                                         J.P. Morgan & Co.

                                                  Petrie Parkman & Co.

               The date of this Prospectus is December   , 1996.

                            TITAN EXPLORATION, INC.
                       PERMIAN BASIN PRODUCING PROPERTIES

                  [MAP OF THE COMPANY'S PRODUCING PROPERTIES]

                             ---------------------

     The Company intends to furnish its stockholders annual reports containing consolidated financial statements certified by its independent auditors and quarterly reports for each of the first three quarters of each fiscal year containing unaudited financial information.
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK OF THE COMPANY PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. The pro forma information gives effect to the reorganization of the Company, the 1995 Acquisition and the 1996 Acquisition. See "The Company." Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Certain terms relating to the oil and gas industry are defined in "Glossary of Oil and Gas Terms." As noted in the glossary, PV-10 is calculated without giving effect to income taxes.

                                  THE COMPANY

     Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Since its inception in March 1995, the Company has experienced significant growth in reserves, production and cash flow by acquiring and exploiting producing properties primarily in the Permian Basin of west Texas and southeastern New Mexico.

     In December 1995, the Company acquired a concentrated group of Permian Basin producing oil and gas properties from a large independent company for approximately $40.6 million (the "1995 Acquisition"). On October 31, 1996, the Company acquired additional Permian Basin producing properties from a major integrated company for approximately $135.5 million (the "1996 Acquisition"). As of September 30, 1996, the Company had pro forma estimated net proved reserves of approximately 17.8 MMBbls of oil and 280.8 Bcf of natural gas, or an aggregate of 64.6 MMBOE with a PV-10 of $292.1 million. If, in calculating the PV-10, the Company's oil and gas prices at October 31, 1996 were substituted for the prices at September 30, 1996, the PV-10 would be $351.9 million. The prices of the Company's oil decreased 4% and gas increased 33% from September 30, 1996 to October 31, 1996. Approximately 62% of these reserves were classified as proved developed. The Company acquired, explored for and developed its reserves for an average reserve replacement cost of approximately $2.73 per BOE through September 30, 1996, assuming the 1996 Acquisition was consummated on September 30, 1996. Pro forma production for the nine months ended September 30, 1996 was 12,227 BOE per day, resulting in an annualized pro forma proved reserves to production ratio of 14.5 to one.

     The Company prefers to acquire properties over which it can exercise operating control. The Company operated 456 gross wells (389 net wells) on a pro forma basis at September 30, 1996, and these operated properties represented approximately 71% of its pro forma proved developed producing PV-10 and 83% of the Company's pro forma PV-10 attributable to proved reserves at September 30, 1996. The Company's emphasis on controlling the operation of its properties enables the Company to manage expenses, capital allocation and other aspects of development and exploration.

     The Company's oil and gas properties are located in 57 fields in the Permian Basin. Approximately 70% of the Company's PV-10 of total proved reserves is concentrated in 12 principal fields located in this region. The region is characterized by complex geology with numerous known producing horizons and provides significant opportunities to increase reserves, production and ultimate recoveries through development, exploratory and horizontal drilling, recompletions, secondary and tertiary recovery methods, and use of 3-D seismic and other advanced technologies.

     The Company believes that its personnel provide it with competitive advantages for exploiting these opportunities in the Permian Basin and other complex producing basins in North America. Members of the Company's management team have an average of 25 years experience in the oil and gas industry and have operating experience in all aspects of the industry, in particular deep well and horizontal drilling. They have formulated and supervised acquisitions, exploration projects, development drilling programs and production enhancement plans, including workovers and enhanced recovery projects. In addition, management has a significant equity investment in the Company. Giving effect to this offering and assuming the exercise by management of all of their options to acquire Common Stock, management will beneficially own an aggregate of 20% of the Company's outstanding Common Stock.

                               BUSINESS STRATEGY

     The Company's strategy is to grow reserves, production and net income per share through (i) the acquisition of producing properties that provide significant development and exploratory drilling potential, (ii) the exploitation and development of its reserve base, (iii) the exploration for oil and gas reserves and (iv) the implementation of a low operating and overhead cost structure.

     - Acquisitions. The Company seeks to acquire oil and gas properties that provide opportunities for the addition of reserves, production and value through low risk exploitation and development, high-potential exploration and control of operations. The Company believes that these criteria can be met in the Permian Basin and in other North American basins that have had high historical cumulative production levels that represent a relatively small percentage of the recoverable in-place reserves. At September 30, 1996, the Company had acquired and developed 64.6 MMBOE of proved oil and gas reserves at an average reserve replacement cost of $2.73 per BOE, assuming the 1996 Acquisition was consummated on September 30, 1996, which compares to an average reserve replacement cost of $4.85 per BOE (for 1993 through 1995) for the 184 independent oil and gas companies included in the Arthur Andersen 1996 Oil and Gas Reserve Disclosures.

     - Exploitation of Reserve Base. The Company engages in horizontal and infill drilling activities, major workovers, recompletions, secondary and tertiary recovery operations, and other production enhancement techniques in order to increase reserves and production. Through 1998, subject to market conditions and drilling and operating results, the Company expects to spend approximately $22 million to drill 14 proved locations on Company-operated properties and $21 million to drill 129 unproven locations, 39 of which are on Company-operated properties and 90 of which are on Company-owned, but nonoperated, properties.

     - Exploration Activities. The Company seeks to apply management's extensive geological and drilling expertise and 3-D seismic technology to identify and develop exploration projects. As part of its exploration strategy, the Company attempts to reduce the costs and risks of its exploration activities by, in selected circumstances, applying 3-D seismic technology, drilling wells with multiple pay objectives in known producing areas and selling interests in its exploration prospects to industry partners. A large portion of the Company's efforts have focused on deep well opportunities in historically prolific fields. Through 1998, subject to market conditions and drilling and operating results, the Company expects to spend approximately $30 million to drill approximately 40 exploratory locations on Company-owned properties.

     - Low Cost Structure. The Company has implemented and plans to maintain a low overhead and operating cost structure to enhance the profitability and the exploitation potential of its properties. The Company provides incentive stock awards to its senior management team in lieu of comparatively higher salary levels in order to align management's interests with stockholders, maintain relatively low general and administrative expense and increase the amount of cash flow available for reinvestment by the Company. The Company also seeks to be an efficient operator and achieve reductions in labor and other field-level costs from those incurred by previous operators of its properties. By operating a significant portion of its daily production, the Company believes it is well positioned to control the expenses and timing of development and exploitation of such properties and to better manage such cost reduction efforts.

                                  THE OFFERING

Common Stock Offered:
  By the Company.........................................  12,500,000 Shares
  By the Selling Stockholder.............................  110,000 Shares
Common Stock to be outstanding after this offering.......  32,050,013 Shares(1)
Use of Proceeds by the Company...........................  For exploration, development and acquisition activities and other
                                                           general corporate purposes.
                                                           Pending use of the net proceeds in
                                                           this manner, the Company intends
                                                           to use the net proceeds for
                                                           repayment of indebtedness incurred
                                                           in connection with the 1996
                                                           Acquisition. See "Use of
                                                           Proceeds."
Nasdaq National Market Symbol............................  "TEXP"

---------------

(1) Does not include (i) 3,631,350 shares of Common Stock issuable upon exercise of outstanding employee stock options, with an exercise price of $2.08 per share, and (ii) 85,000 shares of Common Stock issuable upon exercise of outstanding employee stock options, with an exercise price equal to the Price to Public on the cover page of this Prospectus. See "Capitalization," "Management" and Note 9 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        PERIOD ENDED               NINE MONTHS ENDED
                                                     DECEMBER 31, 1995             SEPTEMBER 30, 1996
                                                 --------------------------    --------------------------
                                                               PRO FORMA AS                  PRO FORMA AS
                                                 HISTORICAL    ADJUSTED(1)     HISTORICAL    ADJUSTED(1)
                                                 ----------    ------------    ----------    ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues.....................................   $     985      $ 49,591       $ 10,377       $ 42,554
                                                   --------       -------         ------        -------
  Expenses:
     Oil and gas production....................         304        17,435          4,339         13,820
     General and administrative................       1,546         4,625          1,452          3,469
     Amortization of stock option awards.......         576           576            576            576
     Exploration and abandonment...............         490           490            110            110
     Depletion, depreciation and
       amortization............................         299        16,832          2,269         12,001
     Interest..................................          97         1,947          1,179          1,448
     Other.....................................        (796)          (97)          (336)            --
                                                   --------       -------         ------        -------
  Total expenses...............................       2,516        41,808          9,589         31,424
                                                   --------       -------         ------        -------
  Net income (loss)............................      (1,531)        5,059         (2,210)         7,235
  Net income (loss) per share..................        (.11)          .17           (.12)           .21
  Weighted average shares outstanding..........      14,066        29,585         18,835         34,412
CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
  Net cash provided by (used in):
     Operating activities......................   $  (1,764)                    $  5,653
     Investing activities......................     (47,563)                     (12,763)
     Financing activities......................      55,540                       11,700
OTHER CONSOLIDATED FINANCIAL DATA:
  Capital expenditures.........................   $  43,811                     $ 17,763
  EBITDAX(2)...................................         (69)     $ 27,628          4,922       $ 25,265

                                                                            SEPTEMBER 30, 1996
                                                                         -------------------------
                                                                                      PRO FORMA AS
                                                                         HISTORICAL   ADJUSTED(1)
                                                                         ----------   ------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............................................   $ 10,803      $  2,000
  Working capital......................................................      8,760          (350)
  Oil and gas properties, net..........................................     60,168       187,202
  Total assets.........................................................     74,824       193,505
  Total debt...........................................................     28,000        22,852
  Total stockholders' equity...........................................     37,951       160,173

---------------

(1) Assumes the 1995 Acquisition, the 1996 Acquisition, the Conversion (see "The Company"), this offering and the application of the proceeds therefrom had taken place on January 1, 1995 for purposes of the Consolidated Statement of Operations Data, Consolidated Statement of Cash Flows Data and Other Consolidated Financial Data and assumes the 1996 Acquisition, the Conversion, this offering and the application of the proceeds therefrom had taken place on September 30, 1996 for purposes of the Consolidated Balance Sheet Data.

(2) EBITDAX is presented because of its wide acceptance as a financial indicator of a company's ability to service or incur debt. EBITDAX (as used herein) is calculated by adding interest, income taxes, depletion, depreciation and amortization, amortization of stock option awards, and exploration and abandonment costs to net income (loss). Interest includes interest expense accrued and amortization of deferred financing costs. EBITDAX should not be considered as an alternative to earnings (loss) or operating earnings
    (loss), as defined by generally accepted accounting principles, as an indicator of the Company's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

                          SUMMARY RESERVE INFORMATION

                                                    DECEMBER 31, 1995             SEPTEMBER 30, 1996
                                                --------------------------    --------------------------
                                                HISTORICAL    PRO FORMA(1)    HISTORICAL    PRO FORMA(1)
                                                ----------    ------------    ----------    ------------
                                                                 (DOLLARS IN THOUSANDS)
Estimated Proved Reserves(2):
  Oil (MBbls)..................................      6,146        16,460           6,563        17,843
  Gas (MMcf)...................................    134,995       242,039         179,565       280,824
  MBOE (6 Mcf per Bbl).........................     28,645        56,800          36,491        64,647
Proved developed reserves as a percentage of
  proved reserves..............................         47%           68%             42%           62%
PV-10(3).......................................  $  89,753      $198,341       $ 144,532      $292,080
Standardized Measure of Discounted Future Net
  Cash Flows(4)................................  $  66,352      $176,421       $ 104,678      $229,199

---------------

(1) Gives effect to the 1996 Acquisition as if it had occurred on the day indicated.

(2) The reserve and present value data at December 31, 1995 have been prepared by the Company. The reserve and present value data at September 30, 1996 have been prepared by Williamson Petroleum Consultants, Inc. ("Williamson"), independent petroleum engineering consultants. For additional information relating to the Company's oil and gas reserves, see "Business and Properties -- Oil and Natural Gas Reserves" and Note 14 of the Notes to the Consolidated Financial Statements of the Company. Summaries of the October 1, 1996 reserve reports and the letter of Williamson with respect thereto are included as Appendix A to this Prospectus.

(3) The present value of future net revenue attributable to the Company's reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis. These amounts reflect the effects of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

(4) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the present value of future net revenues after income taxes discounted at 10%. These amounts reflect the effects of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

                             SUMMARY OPERATING DATA

                                                     PERIOD ENDED                     NINE MONTHS
                                                   DECEMBER 31, 1995           ENDED SEPTEMBER 30, 1996
                                              ---------------------------     ---------------------------
                                              HISTORICAL     PRO FORMA(1)     HISTORICAL     PRO FORMA(1)
                                              ----------     ------------     ----------     ------------
PRODUCTION:
  Oil (MBbls)...............................        30           2,004             388           1,311
  Gas (MMcf)................................       245          17,952           2,725          12,235
  Total (MBOE)..............................        71           4,996             842           3,350
AVERAGE SALES PRICE PER UNIT(2):
  Oil (per Bbl).............................    $16.80          $14.23          $17.25           17.30
  Gas (per Mcf).............................       .97            1.16            1.30            1.61
  BOE.......................................     10.46            9.88           12.16           12.66
EXPENSES PER BOE:
  Production costs, including production
     taxes..................................    $ 4.28          $ 3.49          $ 5.15(3)       $ 4.13(3)
  General and administrative................     21.77             .93            1.72            1.04
  Depletion, depreciation and
     amortization...........................      4.21            3.37            2.69            3.58

---------------

(1) Gives effect to the 1995 Acquisition and the 1996 Acquisition as if those transactions had occurred on January 1, 1995.

(2) Reflects results of hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

(3) Includes approximately $.77 per BOE of production costs attributable to necessary rework operations on the 1995 Acquisition properties.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. These statements include information regarding oil and gas reserves, future drilling and operations, future production of oil and gas and future net cash flows. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties, including without limitation the risks described in "Risk Factors." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

VOLATILITY OF OIL AND GAS PRICES

     The Company's revenues, operating results and future rate of growth are highly dependent upon the prices received for the Company's oil and gas. Historically, the markets for oil and gas have been volatile and may continue to be volatile in the future. Revenues generated from the oil and gas operations of the Company will be highly dependent on the future prices of oil and gas. Various factors beyond the control of the Company will affect prices of oil and gas, including the worldwide and domestic supplies of oil and gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price and level of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment.

     Recent political instability in the Middle East has had a significant effect on world oil markets. In the third quarter of 1996, prices of oil experienced substantial price fluctuations, including large price escalations, resulting in part from Iraq's attack against the Kurdish rebels in Northern Iraq and the subsequent United States response. On June 30, 1996, the posted price for West Texas Intermediate Crude was $19.50 per Bbl, as posted by the Company's major purchaser. On September 30, 1996, the posted price for West Texas Intermediate Crude was $22.75 per Bbl, as posted by the Company's major purchaser. The Company is unable to predict the long-term effects of these and other conditions on the prices of oil. Moreover, it is possible that prices for any oil the Company produces will be lower than current prices received by the Company.

     Historically, the market for natural gas has been volatile and is likely to continue to be volatile in the future. Prices for natural gas are subject to wide fluctuation in response to market uncertainty, changes in supply and demand and a variety of additional factors (including those referred to in the first paragraph of this Risk Factor), all of which are beyond the Company's control.

     Any significant decline in the price of oil or gas would adversely affect the Company's revenues and operating income and may require a reduction in the carrying value of the Company's oil and gas properties. See "Risk
Factors -- Uncertainty of Reserve Information and Future Net Revenue Estimates," "Business and Properties -- Competition" and "Business and
Properties -- Governmental Regulation."

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

     There are numerous uncertainties inherent in estimating quantities of proved reserves and their values, including many factors beyond the Company's control. The reserve information set forth in this Prospectus represents estimates only. Although the Company believes such estimates to be reasonable, reserve estimates are imprecise and should be expected to change as additional information becomes available.

     Estimates of oil and gas reserves, by necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom may vary substantially. Moreover, there can be no assurance that the Company's reserves will ultimately be produced or that the Company's proved undeveloped reserves will be developed within the periods anticipated. Any significant variance in the assumptions could materially affect the estimated quantity and value of the Company's reserves. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business and Properties -- Oil and Natural Gas Reserves."

RISK OF HEDGING ACTIVITIES

     The Company's use of energy swap arrangements to reduce its sensitivity to oil and gas price volatility is subject to a number of risks. If the Company's reserves are not produced at the rates estimated by the Company due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, the Company would be required to satisfy its obligations under fixed price sales and hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of its own production. Further, the terms under which the Company enters into fixed price sales and hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points. Substantial variations between the assumptions and estimates used by the Company and actual results experienced could materially adversely affect the Company's anticipated profit margins and its ability to manage the risk associated with fluctuations in oil and gas prices. Additionally, the fixed price sales and hedging contracts limit the benefits the Company will realize if actual prices rise above the contract prices.

     In addition, fixed price sales and hedging contracts are subject to the risk that the other party may prove unable or unwilling to perform its obligations under such contracts. Any significant nonperformance could have a material adverse financial effect on the Company.

     As of September 30, 1996, excluding the effects of the 1996 Acquisition, the Company had approximately 58% of its oil production and approximately 73% of its natural gas production (based on the first three quarters' production) committed to hedging contracts through December 1996. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Other Matters."

LIMITED OPERATING HISTORY; RAPID GROWTH

     The Company, which began operations in March 1995, has a brief operating history upon which investors may base their evaluation of the Company's performance. As a result of its brief operating history and rapid growth, the operating results from the Company's historical periods are not readily comparable and may not be indicative of future results. There can be no assurance that the Company will continue to experience growth in, or maintain its current level of, revenues, oil and gas reserves or production. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's rapid growth has placed significant demands on its administrative, operational and financial resources. Any future growth of the Company's oil and gas reserves, production and operations would place significant further demands on the Company's financial, operational and administrative resources. The Company plans to hire 20 to 25 additional employees following the 1996 Acquisition. The Company's future performance and profitability will depend in part on its ability to successfully integrate the administrative and financial functions of acquired properties into the Company's operations, to hire additional personnel and to implement necessary enhancements to its management systems to respond to changes in its business. There can be no assurance that the Company will be successful in these efforts. The inability of the Company to integrate acquired properties, to hire additional personnel or to enhance its management systems could have a material adverse effect on the Company's results of operations.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The Company makes, and will continue to make, substantial capital expenditures for the exploration, development, acquisition and production of its oil and gas reserves. The Company intends to finance such capital expenditures primarily with funds provided by operations and borrowings under its $250 million Credit Agreement, which currently has a borrowing base of $165 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The cost of the 1995 Acquisition was approximately $40.6 million, and the cost of the 1996 Acquisition was approximately $135.5 million. The Company's direct capital expenditures for oil and gas producing activities, excluding property acquisitions, were $2.0 million for the nine months ended December 31, 1995 and $7.5 million for the nine months ended September 30, 1996.

     If revenues decrease as a result of lower oil or gas prices or otherwise, the Company may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time. If the Company's cash flow from operations and availability under the Credit Agreement are not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RESERVE REPLACEMENT RISK

     The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, the Company must continue its development and exploration drilling and recompletion programs or undertake other replacement activities. The Company's current strategy includes increasing its reserve base through acquisitions of producing properties, continued exploitation of its existing properties and exploration of new and existing properties. There can be no assurance, however, that the Company's planned development and exploration projects and acquisition activities will result in significant additional reserves or that the Company will have continuing success drilling productive wells at low finding and development costs. Furthermore, while the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase. For a discussion of the Company's reserves, see "Business and Properties -- Oil and Natural Gas Reserves."

DRILLING AND OPERATING RISKS

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. The Company's future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on the Company's future results of operations and financial condition.

     In addition, the Company's use of 3-D seismic requires greater pre-drilling expenditures than traditional drilling strategies. There can be no assurance that the Company's drilling program will be successful or that unsuccessful drilling efforts will not have a material adverse effect on the Company.

     The Company's operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of the Company and others.

     The Company expects to drill a number of deep vertical and horizontal wells in the future. The Company's deep and/or horizontal drilling activities involve greater risk of mechanical problems than other drilling operations. Future drilling activity may be significantly more expensive than such activity to date.

     As protection against operating hazards, the Company maintains insurance coverage against some, but not all, potential losses. The Company may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on the Company's financial condition and results of operations.

ACQUISITION RISKS

     The Company's rapid growth since its inception in March 1995 has been largely the result of acquisitions of producing properties. The Company expects to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable to the Company. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties it believes to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company generally assumes preclosing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis. With respect to its acquisitions to date, the Company has no material commitments for capital expenditures to comply with existing environmental requirements. There can be no assurance that the Company's acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on the Company.

COMPLIANCE WITH GOVERNMENT REGULATIONS

     The Company's business is subject to federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and gas, as well as safety matters. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on the Company's financial condition and results of operations. See "Business and Properties -- Governmental Regulation."

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

     The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the Company. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of the Company to the government and third parties and may require the Company to incur substantial costs of remediation. Moreover, the Company has agreed to indemnify sellers of producing properties purchased by the Company in the 1995 Acquisition and the 1996 Acquisition against environmental claims associated with such properties. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect the Company's results of operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by the Company. See "Business and Properties -- Environmental Matters."

MARKETABILITY OF PRODUCTION

     The marketability of the Company's production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of the Company's natural gas is delivered through gas gathering systems and gas pipelines that are not owned by the Company. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect the Company's ability to produce and market its oil and gas. Any dramatic change in market factors could have a material adverse effect on the Company.

     The PV-10 referred to in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

DEPENDANCE ON KEY PERSONNEL

     The Company's success has been and will continue to be highly dependent on Jack Hightower, its Chairman of the Board and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Hightower or any of those other individuals could have a material adverse effect on the Company's operations. The Company maintains a $3.0 million key man life insurance policy on the life of Mr. Hightower, but no other senior management personnel. In addition, as a result of the 1996 Acquisition, the Company plans to employ 20 to 25 new employees and will face competition for such personnel from other companies. There can be no assurance that the Company will be successful in hiring or retaining key personnel. The Company's failure to hire additional personnel or retain its key personnel could have a material adverse effect on the Company.

CONTROL BY EXISTING STOCKHOLDERS

     Upon completion of this offering, directors, executive officers and principal stockholders of the Company, and certain of their affiliates, will beneficially own approximately 59% of the Company's outstanding Common Stock (approximately 56% if the Underwriters exercise their over-allotment option in full). Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Certificate of Incorporation or Bylaws and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of Common Stock will be able to affect the management or direction of the Company. These factors may also have the effect of delaying or preventing a change in the management or voting control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. See "Principal and Selling Stockholders."

COMPETITION

     The Company operates in the highly competitive areas of oil and gas exploration, development, acquisition and production with other companies, many of which have substantially larger financial resources, staffs and facilities. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and gas production, the Company faces intense competition from both major and independent oil and gas companies. Many of these competitors have financial and other resources substantially in excess of those available to the Company. See "Business and Properties -- Competition." This highly competitive environment could have a material adverse effect on the Company.

CUMULATIVE VOTING; BLANK CHECK PREFERRED STOCK

     The Company's Certificate of Incorporation (i) provides for cumulative voting for the election of directors and (ii) authorizes the Board of Directors of the Company to issue up to 10,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described in "Risk Factors -- Control by Existing Stockholders," may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company also is subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. See "Description of Capital Stock -- Delaware Law Provisions."

ABSENCE OF DIVIDENDS ON COMMON STOCK

     The Company does not currently intend to pay regular cash dividends on the Common Stock. In addition, the Credit Agreement prohibits the payment of cash dividends. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. The Company believes all of the shares of Common Stock currently outstanding will be eligible for sale under Rule 144 on October 1, 1998, based on current Securities and Exchange Commission (the "Commission") rules and subject to compliance with the manner-of-sale, volume and other limitations of Rule 144. The Commission has proposed an amendment to Rule 144 that, if adopted, could permit those shares to be sold earlier. Some investors have the right to require the Company to register the public resale of their shares before that time. See "Shares Eligible for Future Sale" and "Description of Capital
Stock -- Registration Rights."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Common Stock in the offering will experience an immediate and substantial dilution in pro forma net tangible book value per share. These investors will also experience additional dilution upon the exercise of outstanding options. See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY

     Before this offering, there has been no public market for the Common Stock, and an active public market for the Common Stock may not develop or be sustained. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters based on several factors that may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to changes in government regulations, quarterly variations in operating results, litigation, general market conditions, the prices of oil and gas, the liquidity of the Company and the Company's ability to raise additional funds and other events.

                                  THE COMPANY

     Titan Exploration, Inc. is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. The Company was formed in 1996 for the purpose of becoming the holding company for Titan Resources, L.P. (the "Partnership") pursuant to the terms of an Exchange Agreement and Plan of Reorganization dated September 30, 1996 (the "Exchange Agreement"). The Partnership was formed in March 1995 and has grown primarily through acquisitions of oil and gas properties and the exploitation of these properties. See "Business and Properties -- Principal Oil and Gas Properties." Under the Exchange Agreement, effective September 30, 1996, (i) the limited partners of the Partnership transferred all of their limited partnership interests to the Company in exchange for an aggregate of 19,318,199 shares of Common Stock, and (ii) the shareholders of Titan Resources I, Inc., a Texas corporation that is the general partner of the Partnership, transferred all of the issued and outstanding stock of that corporation to the Company in exchange for an aggregate of 231,814 shares of Common Stock. These transactions are referred to in this Prospectus as the "Conversion." As a result of the Conversion, Titan Exploration, Inc. owns, directly or indirectly, all the partnership interests in the Partnership and conducts its active business operations through the Partnership. References to the "Company" or to "Titan" are to Titan Exploration, Inc. and its predecessors and subsidiaries, including the Partnership.

     Titan's principal executive offices are located at 500 West Texas, Suite 500, Midland, Texas 79701 and its telephone number is (915) 682-6612.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 12,500,000 shares of Common Stock offered by the Company are estimated to be approximately $122.2 million ($140.8 million if the Underwriters exercise their over-allotment option in full), based on an assumed initial public offering price of $10.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

     The Company intends to use the net proceeds for exploration, development and acquisition activities and other general corporate purposes. Pending use of the net proceeds in this manner, the Company intends to use the net proceeds to repay indebtedness under the Company's Amended and Restated Credit Agreement, dated October 31, 1996 (the "Credit Agreement"), incurred in connection with the 1996 Acquisition. At September 30, 1996, on a pro forma basis, the outstanding principal balance of indebtedness under the Credit Agreement would have been $145.1 million, a substantial amount of which was incurred in connection with the 1996 Acquisition. For the nine months ended September 30, 1996, the Credit Agreement had an average interest rate of 6.75% per annum, and the indebtedness has a final maturity of January 1, 2001. As a result of an interest rate swap agreement, the Company effectively has a fixed interest rate of 6.72% on $10 million of the revolving portion of the Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" for a description of the Credit Agreement. Affiliates of J.P. Morgan Securities Inc. (one of the Underwriters) and First Union Corporation (an owner of in excess of 5% of the Common Stock) are participants in that indebtedness and will each be entitled to receive 20% of any repayments of that indebtedness. See "Certain Transactions" and "Underwriting."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and anticipates that all future earnings will be retained for development of its business. In addition, the Credit Agreement prohibits the payment of cash dividends on Common Stock. The Board of Directors of the Company may review the Company's dividend policy from time to time in light of, among other things, the Company's earning and financial position and limitations imposed by the Company's debt instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

                                    DILUTION

     The Company's net tangible book value at September 30, 1996 was $37,404,000, or approximately $1.91 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of the Company's total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Company's receipt of the estimated net proceeds from the sale of 12,500,000 shares of Common Stock in this offering at an assumed initial public offering price of $10.50 per share, the Company's pro forma as adjusted net tangible book value as of September 30, 1996 would have been $159,176,000, or $4.97 per share. This represents an immediate increase in pro forma net tangible book value of $3.06 per share to the Company's stockholders and an immediate dilution in pro forma net tangible book value of $5.53 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution in pro forma net tangible book value to new investors:

    Assumed initial public offering price per share.......................          $10.50
      Pro forma net tangible book value per share of Common Stock at
         September 30, 1996...............................................  $1.91
      Increase per share of Common Stock attributable to new investors....   3.06
                                                                            -----
    Pro forma as adjusted net tangible book value per share of Common
      Stock after the Offering............................................            4.97
                                                                                    ------
    Pro forma as adjusted dilution per share to new investors.............          $ 5.53
                                                                                    ======

     The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing stockholders and to be paid (at an assumed initial public offering price of $10.50 per share) by purchasers of shares offered hereby (before deducting estimated underwriting discounts and commissions and estimated offering expenses):

                                    SHARES PURCHASED          TOTAL CONSIDERATION
                                  ---------------------     -----------------------     AVERAGE PRICE
                                  NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE       PER SHARE
                                  ------     ----------     --------     ----------     -------------
                                     (IN THOUSANDS)             (IN THOUSANDS)
    Existing stockholders.......  19,550         61.0%      $ 40,540         23.6%         $  2.07
    New investors...............  12,500         39.0        131,250         76.4            10.50
                                  ------        -----       --------        -----          -------
              Total.............  32,050        100.0%      $171,790        100.0%         $  5.36
                                  ======        =====       ========        =====          =======

     The preceding tables assume no exercise of any stock options to purchase Common Stock outstanding at September 30, 1996. The preceding table excludes (i) 3,631,350 shares of Common Stock issuable upon exercise of options outstanding at September 30, 1996, with an exercise price of $2.08 per share, and (ii) 85,000 shares issuable upon exercise of options that have been granted under the Company's 1996 Incentive Plan with an exercise price equal to the Price to Public set forth on the cover page of this Prospectus. A total of 850,000 shares are reserved for future issuance under the Company's 1996 Incentive Plan. See "Management -- Employee Benefit Plans -- 1996 Incentive Plan" and Note 9 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of September 30, 1996, (ii) pro forma to give effect to the 1996 Acquisition, and
(iii) pro forma as adjusted to reflect the estimated net proceeds from the Company's sale of 12,500,000 shares of Common Stock pursuant to this offering. This table should be read in conjunction with the Consolidated Financial Statements and related notes in the Prospectus.

                                                                  SEPTEMBER 30, 1996
                                                     ---------------------------------------------
                                                                                        PRO FORMA
                                                                                           AS
                                                     HISTORICAL       PRO FORMA        ADJUSTED(2)
                                                     ----------     --------------     -----------
                                                                    (IN THOUSANDS)
    Long-term debt(1)..............................   $  28,000        $145,074         $  22,852
    Stockholders' equity:
      Preferred Stock, $.01 par value, 10,000,000
         shares authorized; no shares outstanding
         actual, pro forma and pro forma as
         adjusted..................................          --              --                --
      Common Stock, $.01 par value, 60,000,000
         shares authorized; 19,550,013 shares
         issued and outstanding actual; 19,550,013
         shares issued and outstanding pro forma;
         and 32,050,013 shares issued and
         outstanding pro forma as
         adjusted(2)...............................         195             195               320
      Additional paid-in capital...................      54,180          54,180           176,277
      Deferred compensation........................     (16,424)        (16,424)          (16,424)
                                                        -------        --------          --------
    Total stockholders' equity.....................      37,951          37,951           160,173
                                                        -------        --------          --------
              Total capitalization.................   $  65,951        $183,025         $ 183,025
                                                        =======        ========          ========

---------------

(1) See Note 4 of Notes to Consolidated Financial Statements.

(2) Common Stock pro forma as adjusted excludes (i) 3,631,350 shares of Common Stock issuable upon exercise of options outstanding at September 30, 1996, with an exercise price of $2.08 per share, and (ii) 85,000 shares issuable upon exercise of options that have been granted under the Company's 1996 Incentive Plan with an exercise price equal to the Price to Public set forth on the cover page of this Prospectus. A total of 850,000 shares are reserved for future issuance under the Company's 1996 Incentive Plan. See
    "Management -- Employee Benefit Plans -- 1996 Incentive Plan" and Note 9 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes included elsewhere in this Prospectus. The consolidated statement of operations data, consolidated statement of cash flows data and other consolidated financial data for the period from inception (March 31, 1995) through December 31, 1995, and the consolidated balance sheet data and consolidated operating data at December 31, 1995, are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this Prospectus that have been audited by KPMG Peat Marwick LLP, independent accountants. The unaudited consolidated financial data as of September 30, 1995 and September 30, 1996, and for the six months ended September 30, 1995 and for the nine months ended September 30, 1996 have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The pro forma consolidated financial data is derived from, and is qualified by reference to, the Company's pro forma condensed financial statements and related notes included elsewhere in this Prospectus. The results for the nine months ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                                                                          SIX MONTHS
                                                                             ENDED
                                              PERIOD ENDED               SEPTEMBER 30,            NINE MONTHS ENDED
                                            DECEMBER 31, 1995                1995                SEPTEMBER 30, 1996
                                   -----------------------------------   -------------   -----------------------------------
                                                            PRO FORMA                                             PRO FORMA
                                                  PRO      AS ADJUSTED                                  PRO      AS ADJUSTED
                                   HISTORICAL   FORMA(1)     (1)(2)       HISTORICAL     HISTORICAL   FORMA(1)     (1)(2)
                                   ----------   --------   -----------   -------------   ----------   --------   -----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Revenues:
    Operating revenues...........   $    743    $49,349      $49,349        $    12       $ 10,237    $42,414     $  42,414
    Other revenues...............        242        242          242            161            140        140           140
                                   ---------    -------    ---------     ----------      ---------    -------   -----------
        Total revenues...........        985     49,591       49,591            173         10,377     42,554        42,554
                                   ---------    -------    ---------     ----------      ---------    -------   -----------
  Expenses:
    Oil and gas production.......        304     17,435       17,435             37          4,339     13,820        13,820
    General and administrative...      1,546      4,625        4,625            668          1,452      3,469         3,469
    Amortization of stock option
      awards.....................        576        576          576             --            576        576           576
    Exploration and
      abandonment................        490        490          490             --            110        110           110
    Depletion, depreciation and
      amortization...............        299     16,832       16,832             57          2,269     12,001        12,001
    Interest.....................         97     10,189        1,947             --          1,179      7,566         1,448
    Other........................       (796)       (97)         (97)          (669)          (336)        --            --
                                   ---------    -------    ---------     ----------      ---------    -------   -----------
        Total expenses...........      2,516     50,050       41,808             93          9,589     37,542        31,424
                                   ---------    -------    ---------     ----------      ---------    -------   -----------
  Net income (loss)..............     (1,531)      (459)       5,059             80         (2,210)       260         7,235
  Net income (loss) per share....       (.11)      (.03)         .17            .01           (.12)       .01           .21
  Weighted average shares
    outstanding..................     14,066     13,974       29,585         14,860         18,835     21,032        34,412
CONSOLIDATED STATEMENT OF CASH
  FLOWS DATA:
  Net cash provided by (used in):
    Operating activities.........   $ (1,764)   $    --      $    --        $  (513)      $  5,653    $    --     $      --
    Investing activities.........    (47,563)        --           --         (6,439)       (12,763)        --            --
    Financing activities.........     55,540         --           --         20,540         11,700         --            --
OTHER CONSOLIDATED FINANCIAL
  DATA:
  Capital expenditures...........   $ 43,811    $    --      $    --        $ 2,387       $ 17,763    $    --     $      --
  EBITDAX(3).....................        (69)    27,628       27,628            137          4,922     25,265        25,265

                                                              PERIOD ENDED DECEMBER 31,           NINE MONTHS ENDED
                                                                        1995                     SEPTEMBER 30, 1996
                                                             ---------------------------     ---------------------------
                                                             HISTORICAL     PRO FORMA(1)     HISTORICAL     PRO FORMA(1)
                                                             ----------     ------------     ----------     ------------
                                                                        (IN THOUSANDS, EXCEPT OPERATING DATA)
CONSOLIDATED OPERATING DATA:
Production:
  Oil (MBbls)..............................................         30           2,004             388           1,311
  Gas (MMcf)...............................................        245          17,952           2,725          12,235
  Total (MBOE).............................................         71           4,996             842           3,350
Average Sales Prices Per Unit(4):
  Oil (per Bbl)............................................   $  16.80        $  14.23        $  17.25        $  17.30
  Gas (per Mcf)............................................        .97            1.16            1.30            1.61
  BOE......................................................      10.46            9.88           12.16           12.66
Expenses per BOE:
  Production costs, including production taxes.............   $   4.28        $   3.49        $   5.15(5)     $   4.13(5)
  General and administrative...............................      21.77             .93            1.72            1.04
  Depletion, depreciation and amortization.................       4.21            3.37            2.69            3.58

                                                                                      SEPTEMBER 30, 1996
                                                                       -------------------------------------------------
                                                                                                           PRO FORMA
                                                 DECEMBER 31, 1995     HISTORICAL     PRO FORMA(1)     AS ADJUSTED(1)(2)
                                                 -----------------     ----------     ------------     -----------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents....................       $ 6,213           $ 10,803        $  2,000           $   2,000
  Working capital..............................        11,905              8,760            (350)               (350)
  Oil and gas assets, net......................        42,869             60,168         187,202             187,202
  Total assets.................................        57,487             74,824         193,505             193,505
  Total debt...................................        20,000             28,000         145,074              22,852
  Stockholders' equity.........................        34,585             37,951          37,951             160,173

---------------

(1) Assumes the 1995 Acquisition, the 1996 Acquisition and the Conversion had taken place on January 1, 1995 for purposes of the Consolidated Statement of Operations Data, Consolidated Statement of Cash Flows Data, Other Consolidated Financial Data and Consolidated Operating Data and assumes the 1996 Acquisition had taken place on September 30, 1996 for purposes of the Consolidated Balance Sheet Data.

(2) Assumes this offering and the application of the proceeds therefrom had taken place on January 1, 1995 for purposes of the Consolidated Statement of Operations Data, Consolidated Statement of Cash Flows Data, Other Consolidated Financial Data and Consolidated Operating Data and on September 30, 1996 for purposes of the Consolidated Balance Sheet Data.

(3) EBITDAX is presented because of its wide acceptance as a financial indicator of a company's ability to service or incur debt. EBITDAX (as used herein) is calculated by adding interest, income taxes, depletion, depreciation and amortization, amortization of stock option awards, and exploration and abandonment costs to net income (loss). Interest includes interest expense accrued and amortization of deferred financing costs. EBITDAX should not be considered as an alternative to earnings (loss) or operating earnings
    (loss), as defined by generally accepted accounting principles, as an indicator of the Company's financial performance, as an alternative to cash flow as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

(4) Reflects results of hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

(5) Includes approximately $.77 per BOE of production costs attributable to necessary rework operations on the 1995 Acquisition properties.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. The Company's strategy is to grow reserves, production and net income per share through (i) the acquisition of producing properties that provide significant development and exploratory drilling potential, (ii) the exploitation and development of its reserve base, (iii) the exploration for oil and gas reserves and (iv) the implementation of a low operating and overhead structure. The Company has grown rapidly through the acquisition and exploitation of oil and gas properties, consummating the 1995 Acquisition for a purchase price of approximately $40.6 million and the 1996 Acquisition for approximately $135.5 million.

     The Company's growth resulting from acquisitions has impacted its reported financial results in a number of ways. Acquired properties frequently have not received focused attention prior to sale. After acquisition, certain of these properties require maintenance, workovers, recompletions and other remedial activity not constituting capital expenditures, which initially increase lease operating expenses. The Company anticipates spending at least $1.0 million in nonrecurring remedial expenses with respect to the properties obtained in the 1996 Acquisition. The Company may dispose of certain of the properties if it determines they are outside the Company's strategic focus. The increased production and revenue resulting from the rapid growth of the Company has required it to recruit and develop operating, accounting and administrative personnel compatible with its increased size. The Company believes that as a result of the 1996 Acquisition it will need to employ 20 to 25 new employees, in addition to its 20 employees at September 30, 1996. As a result, the Company anticipates a corresponding increase in its general and administrative expense. The Company believes that with its current inventory of drilling locations and the anticipated additional staff it will be well positioned to follow a more balanced program of exploration and exploitation activities to complement its acquisition efforts.

     Titan uses the successful efforts method of accounting for its oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that result in proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not result in proved reserves, geological and geophysical costs, and costs of carrying and retaining properties that do not contain proved reserves are expensed. Costs of significant nonproducing properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined.

     The Company's predecessor was classified as a partnership for federal income tax purposes. Therefore, no income taxes were paid by the Company prior to the Conversion. Future tax amounts, if any, will be dependent upon several factors, including, but not limited to, the Company's results of operations.

RESULTS OF OPERATIONS

     The financial statements of the Company, which began operations on March 31, 1995, include the results of the nine months ended December 31, 1995 and the nine months ended September 30, 1996. As a result of the Company's limited operating history and rapid growth, its financial statements are not readily comparable and may not be indicative of future results. Furthermore, because the period from inception of the Company to September 30, 1995 was only six months in length, a comparison of results from that period to the nine months ended September 30, 1996 would not be meaningful.

  Nine Months Ended September 30, 1996

     For the nine months ended September 30, 1996, the Company's revenues from the sale of oil and gas (excluding the effects of hedging activities) were $7.6 million and $4.1 million, respectively. During the period, the Company produced 388 MBbls of oil and 2,725 MMcf of gas, with total oil and gas production of 842 MBOE. The revenues and production are primarily attributable to the 1995 Acquisition.

     As a result of hedging activities in the nine months ended September 30, 1996, oil revenues were reduced $899,000 ($2.32 per Bbl) to $17.25 per Bbl and gas revenues were reduced $553,000 ($.20 per Mcf) to $1.30 per Mcf for a total reduction of $1,452,000.

     Oil and gas production costs, including production taxes, were $4.3 million ($5.15 per BOE) for the nine months ended September 30, 1996. These costs included $645,000 ($.77 per BOE) that were attributable to rework expenses incurred with respect to the 1995 Acquisition properties.

     Exploration and abandonment costs were $110,000 for the nine months ended September 30, 1996.

     General and administrative expenses were $1,452,000 ($1.72 per BOE) for the nine months ended September 30, 1996.

     For the nine months ended September 30, 1996, depletion, depreciation and amortization expense was $2.3 million ($2.69 per BOE), which primarily represents the depletion, depreciation and amortization relating to the production from the 1995 Acquisition.

     Interest expense was $1,179,000 for the nine months ended September 30, 1996. The interest expense was attributable to bank financing incurred to fund the 1995 Acquisition.

  Nine Months Ended December 31, 1995

     For the nine months ended December 31, 1995, the Company's revenues from the sale of oil and gas were $504,000 and $239,000, respectively. During the period, the Company produced 30 MBbls of oil and 245 MMcf of gas, for a total production of 71 MBOE. The revenues and production are primarily attributable to the 1995 Acquisition, which was consummated December 11, 1995.

     Oil and gas production costs, including production taxes, were $304,000 ($4.28 per BOE) for the nine months ended December 31, 1995.

     Exploration and abandonment costs were $490,000 for the nine months ended December 31, 1995.

     General and administrative expenses were $1.5 million ($21.77 per BOE) for the nine months ended December 31, 1995.

     For the nine months ended December 31, 1995, depletion, depreciation and amortization expense was $299,000 ($4.21 per BOE).

LIQUIDITY AND CAPITAL RESOURCES

  Capital Sources

     Funding for the Company's business activities has been provided by its initial capitalization, bank financing, cash flow from operations and private equity sales. The 1995 Acquisition was funded with cash from the Company's initial capitalization, additional private equity sales and bank financing. The 1996 Acquisition was funded with bank financing to be partially repaid with the proceeds of this offering and the issuance of equity capital in a private placement in September 1996.

     While the Company regularly engages in discussions relating to potential acquisitions of oil and gas properties, the Company has no present agreement, commitment or understanding with respect to any such acquisition, other than the acquisition of oil and gas properties and interests in its normal course of business. Any future acquisitions may require additional financing and will be dependent upon financing arrangements available at the time.

     The Company believes that in the short-term -- that is, through 1997 -- availability under the Credit Agreement and cash flow from operations will be sufficient for anticipated operating and capital expenditure requirements in 1997. Immediately following the completion of this offering, the Company expects to have approximately $142.1 million available under the Credit Agreement. However, in the long term -- beyond 1997 -- if the Company's cash flow from operations and availability under the Credit Agreement are not sufficient to satisfy cash requirements, there can be no assurance that additional debt or equity financing will be available to meet its requirements.

     Although certain of the Company's costs and expenses may be affected by inflation, inflationary costs have not had a significant effect on the Company's results of operations.

     Net Cash Provided by (Used in) Operating Activities. For the nine months ended December 31, 1995, net cash used in operations was $1.8 million primarily due to initiation of the Company's operations. For the nine months ended September 30, 1996, net cash provided by operating activities increased to $5.7 million due primarily to the 1995 Acquisition and the cash flow therefrom.

     Net Cash Used in Investing Activities. For the nine months ended December 31, 1995, net cash used in investing activities was $47.6 million of which $39.9 million was primarily attributable to the 1995 Acquisition. An additional $3.8 million was expended in other acquisition, exploration and development activities, along with the purchase of a $5.0 million short-term investment. Net cash used in investing activities for the nine months ended September 30, 1996 was $12.8 million, which was the result of the redemption of $5.0 million in short-term investments, additions to oil and gas properties of $17.6 million and additions of $200,000 to other property and equipment.

     Net Cash Provided by Financing Activities. Net cash provided by financing activities was $55.5 million for the nine months ended December 31, 1995. This included $20.0 million of proceeds from the issuance of long-term debt and $35.5 million of capital contributions. For the nine months ended September 30, 1996, net cash provided by financing activities was $11.7 million, which included $8.0 million from the issuance of long-term debt and $3.7 million from capital contributions.

     Credit Agreement. The Credit Agreement establishes a four year revolving credit facility, up to the maximum amount of $250 million, subject to a borrowing base to be determined annually by the lenders based on certain proved oil and gas reserves and other assets of the Company. Initially, the borrowing base is established at $165 million. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the Credit Agreement, such deficiency must be cured by the Company ratably within 180 days, by either prepaying a portion of the outstanding amounts under the Credit Agreement or pledging additional collateral to the lenders. A portion of the credit facility is available for the issuance of up to $15.0 million of letters of credit, of which $300,000 was outstanding at September 30, 1996. The Company borrowed $154.5 million of the $165 million available under the Credit Agreement at the closing of the 1996 Acquisition. Pending other uses of the net proceeds of this offering, the Company intends to use the net proceeds to repay indebtedness under the Credit Agreement. See "Use of Proceeds."

     All outstanding amounts under the Credit Agreement are due and payable in full on January 1, 2001.

     At the Company's option, borrowings under the Credit Agreement bear interest at either (i) the "Base Rate" (i.e., the higher of the applicable prime commercial lending rate, or the federal funds rate plus .5% per annum) or (ii) the Eurodollar rate plus a margin ranging from 1% to 1.50% per annum that depends on the level of the Company's aggregate outstanding borrowings under the Credit Agreement. In addition, the Company is committed to pay quarterly in arrears a fee ranging from .30% to .375% of the unused portion of the borrowing base.

     The loan documents governing the Credit Agreement contain certain covenants and restrictions relating to the Company's operations that are customary in the oil and gas industry. In addition, the line of credit is secured by a first lien on properties that represented at least 80% of the value of the Company's proved oil and gas properties (based on PV-10 as of September 30, 1996). See Note 12 of Notes to Consolidated Financial Statements.

  Capital Expenditures

     The Company requires capital primarily for the exploration, development and acquisition of oil and gas properties, the repayment of indebtedness and general working capital needs.

     The following table sets forth costs incurred by the Company in its exploration, development and acquisition activities during the periods indicated.

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                         NINE MONTHS ENDED      SEPTEMBER 30,
                                                         DECEMBER 31, 1995           1996
                                                         -----------------     ----------------
                                                                     (IN THOUSANDS)
    Development costs..................................       $ 1,580              $  7,358
    Exploration costs..................................           448                   107
    Acquisition costs:
      Unproved properties..............................         1,040                   300
      Proved properties................................        40,873                11,837
                                                              -------                ------
              Total....................................       $43,941              $ 19,602
                                                              =======                ======

     Through 1998, subject to market conditions and drilling and operating results, the Company expects to spend (i) approximately $22 million to drill 14 proved locations on Company-operated properties, (ii) approximately $21 million to drill 129 unproven locations, 39 of which are on Company-operated properties and 90 of which are on Company-owned, but nonoperated, properties, and (iii) approximately $30 million to drill approximately 40 exploratory locations on Company-owned properties. See "Risk Factors -- Volatility of Oil and Gas Prices" and "Risk Factors -- Drilling and Operating Risks."

OTHER MATTERS

  Stock Options and Compensation Expense

     In connection with the Conversion, the Company issued options to purchase 3,631,350 shares of Common Stock to certain of its officers and employees in substitution for options issued by the Partnership. Of the options issued by the Partnership, approximately 93% were issued on March 31, 1995, the date of inception, and approximately 7% were issued as of September 1, 1996. The options issued by the Company have an exercise price of $2.08 per share. Options to purchase 803,576 shares of Common Stock are currently vested and an additional 1,190,841, 1,209,966 and 426,967 shares will vest on March 31 of each of 1997,
1998 and 1999, respectively. Based in part on selling prices of interests in the Partnership in December 1995 and September 1996, the Company expects to record a noncash compensation expense of approximately $421,000 per month for a period of 39 months beginning in the fourth quarter of 1996 to reflect the estimated value of the revised option plan on September 30, 1996.

  Hedging Activities

     The Company uses swap agreements in an attempt to reduce the risk of fluctuating oil and gas prices and interest rates. In November and December 1995, the Company entered into four master agreements for energy price and other swap transactions with each of Enron Capital & Trade Resources Corp. ("ECTRC") (an affiliate of Joint Energy Development Investments Limited Partnership ("JEDI"), an owner of in excess of 5% of the outstanding Common Stock), First Union National Bank of North Carolina (a lender to the Company under the Credit Agreement and an affiliate of First Union Corporation, an owner of in excess of 5% of the outstanding Common Stock), Chemical Bank and Texas Commerce Bank National Association (a lender to the Company and an affiliate of Chemical
Bank). The Company has entered into energy price swap arrangements from time to time under these master agreements. Settlement of gains or losses on these energy swap transactions is generally based on the difference between the contract price and a formula using New York Mercantile Exchange ("NYMEX") related prices and is reported as a component of oil and gas revenues as the associated production occurs. The Company has entered into hedging transactions with respect to a substantial portion of its estimated production through December 1996, excluding the production attributable to the 1996 Acquisition. The Company's reserve report at September 30, 1996 reflects hedging activities contracted through December 31, 1996, resulting in a reduction of PV-10 of $420,000. The Company continues to evaluate whether to enter into additional hedging transactions for 1997 and future years. The following is a summary of the Company's hedging transactions in effect as of September 30, 1996. See "Risk Factors -- Risk of Hedging Activities."

     Natural Gas. As of September 30, 1996, the Company had hedging transactions related to 220,000 MMBtu of natural gas per month through December 1996 that provide for settlements based on prices of natural gas determined by reference to closing prices of natural gas futures contracts traded on NYMEX. These hedges include a price swap using a "participating floor" with a price of $1.70 per MMBtu. In the event that the NYMEX reference price for any settlement period is less than the floor price, the Company will be paid 100% of the difference. In the event that the NYMEX reference price for any settlement period is greater than the floor price, the Company must pay 47% of the difference.

     Since most of the Company's natural gas is sold under spot contracts with reference to El Paso Permian Basin sales hub prices, the Company entered into "basis differential swaps" related to 220,000 MMBtu of natural gas per month for the period May 1996 through December 1996. In the event that the NYMEX reference price for a reference period exceeds the average price per MMBtu for natural gas delivered to El Paso Permian Basin hub by more than $.325 per MMBtu the Company receives a payment based on the excess above the $.325 basis. In the event that the NYMEX reference price for a reference period exceeds the El Paso Permian hub price by less than $.325 per MMBtu (or in the event that the El Paso Permian Basin hub price exceeds the NYMEX reference price), the Company must pay the deficiency below the $.325 basis.

     As a result of its hedging activities, the Company's natural gas revenues were reduced by $553,000 for the nine months ended September 30, 1996.

     Crude Oil. As of September 30, 1996, the Company had one hedging transaction related to 25,000 Bbls of West Texas Intermediate Light Sweet crude oil a month through December 1996 that provides for settlements based on prices of oil determined by reference to NYMEX future oil contracts. The swap price for this transaction is $17.18 per Bbl. In the event that the NYMEX reference price for any settlement period is less than the swap price, the Company receives the difference. In the event that the NYMEX reference price for any settlement period is greater than the swap price, the Company must pay the difference.

     As a result of its hedging activities, the Company's crude oil revenues were reduced by $899,000 during the nine months ended September 30, 1996.

     Interest Rates. The Company also uses derivative financial instruments to manage interest rate risks. Under an interest rate swap agreement, the Company has an effective rate of 6.72% on $10 million of its revolving line of credit through December 23, 1996.

  Natural Gas Balancing

     It is customary in the natural gas industry for various working interest partners to produce more or less than their entitlement share of natural gas from time to time. The Company's net overproduced position at September 30, 1996 was 549,844 Mcf, and 205,182 Mcf on a pro forma basis. Under terms of typical natural gas balancing agreements, the underproduced party can take a certain percentage, typically 25% to 50% of the overproduced party's entitled share of gas sales in future months, to eliminate such imbalances. During the make-up period, the overproduced party's cash flow will be adversely affected. The Company recognizes revenue and imbalance obligations under the entitlements method of accounting.

  Environmental and Other Laws and Regulations

     The Company's business is subject to certain federal, state and local laws and regulations relating to the exploration for and the development, production and transportation of oil and gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. The Company has no material commitments for capital expenditures to comply with existing environmental requirements.

Nevertheless, changes in existing environmental laws or in interpretations thereof could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. See "Risk Factors -- Compliance with Environmental Regulations," "Business and Properties -- Environmental Matters" and "Business and Properties -- Abandonment Costs."

  Accounting Pronouncements

     On October 23, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company adopted this standard in 1996 and will disclose the pro forma net income
(loss) and earnings (loss) per share amounts assuming the fair value method was adopted on March 31, 1995 (date of inception) in its financial statements as of and for the year ended December 31, 1996. The adoption of this standard will not impact the Company's consolidated results of operations or financial position.

                            BUSINESS AND PROPERTIES
GENERAL

     Titan is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Since its inception in March 1995, the Company has experienced significant growth in reserves, production and cash flow by acquiring and exploiting producing properties primarily in the Permian Basin of west Texas and southeastern New Mexico.

     In December 1995, the Company acquired a concentrated group of Permian Basin producing oil and gas properties from a large independent company for approximately $40.6 million (the "1995 Acquisition"). On October 31, 1996, the Company acquired additional Permian Basin producing properties from a major integrated company for approximately $135.5 million (the "1996 Acquisition"). As of September 30, 1996, the Company had pro forma estimated net proved reserves of approximately 17.8 MMBbls of oil and 280.8 Bcf of natural gas, or an aggregate of 64.6 MMBOE with a PV-10 of $292.1 million. If, in calculating the PV-10, the Company's oil and gas prices at October 31, 1996 were substituted for the prices at September 30, 1996, the PV-10 would be $351.9 million. The prices of the Company's oil decreased 4% and gas increased 33% from September 30, 1996 to October 31, 1996. Approximately 62% of these reserves were classified as proved developed. The Company acquired, explored for and developed its reserves for an average reserve replacement cost of approximately $2.73 per BOE through September 30, 1996, assuming the 1996 Acquisition was consummated on September 30, 1996. Pro forma production for the nine months ended September 30, 1996 was 12,227 BOE per day, resulting in an annualized pro forma proved reserves to production ratio of 14.5 to one.

     The Company prefers to acquire properties over which it can exercise operating control. The Company operated 456 gross wells (389 net wells) on a pro forma basis at September 30, 1996, and these operated properties represented approximately 71% of its pro forma proved developed producing PV-10 and 83% of the Company's pro forma PV-10 attributable to proved reserves at September 30, 1996. The Company's emphasis on controlling the operation of its properties enables the Company to manage expenses, capital allocation and other aspects of development and exploration.

     The Company's oil and gas properties are located in 57 fields in the Permian Basin. Approximately 70% of the Company's PV-10 of total proved reserves is concentrated in 12 principal fields located in this region. The region is characterized by complex geology with numerous known producing horizons and provides significant opportunities to increase reserves, production and ultimate recoveries through development, exploratory and horizontal drilling, recompletions, secondary and tertiary recovery methods, and use of 3-D seismic and other advanced technologies.

     The Company believes that its personnel provide it with competitive advantages for exploiting these opportunities in the Permian Basin and other complex producing basins in North America. Members of the Company's management team have an average of 25 years experience in the oil and gas industry and have operating experience in all aspects of the industry, in particular deep well and horizontal drilling. They have formulated and supervised acquisitions, exploration projects, development drilling programs and production enhancement plans, including workovers and enhanced recovery projects. In addition, management has a significant equity investment in the Company. Giving effect to this offering and assuming the exercise by management of all of their options to acquire Common Stock, management will beneficially own an aggregate of 20% of the Company's outstanding Common Stock.

BUSINESS STRATEGY

     The Company's strategy is to grow reserves, production and net income per share through (i) the acquisition of producing properties that provide significant development and exploratory drilling potential, (ii) the exploitation and development of its reserve base, (iii) the exploration for oil and gas reserves and (iv) the implementation of a low operating and overhead cost structure.

     - Acquisitions. The Company seeks to acquire oil and gas properties that provide opportunities for the addition of reserves, production and value through low risk exploitation and development, high-potential exploration and control of operations. The Company believes that these criteria can be met in the Permian Basin and in other North American basins that have had high historical cumulative production levels that represent a relatively small percentage of the recoverable in-place reserves. At September 30, 1996, the Company had acquired and developed 64.6 MMBOE of proved oil and gas reserves at an average reserve replacement cost of $2.73 per BOE, assuming the 1996 Acquisition was consummated on September 30, 1996, which compares to an average reserve replacement cost of $4.85 per BOE (for 1993 through 1995) for the 184 independent oil and gas companies included in the Arthur Andersen 1996 Oil and Gas Reserve Disclosures.

     - Exploitation of Reserve Base. The Company engages in horizontal and infill drilling activities, major workovers, recompletions, secondary and tertiary recovery operations, and other production enhancement techniques in order to increase reserves and production. Through 1998, subject to market conditions and drilling and operating results, the Company expects to spend approximately $22 million to drill 14 proved locations on Company-operated properties and $21 million to drill 129 unproven locations, 39 of which are on Company-operated properties and 90 of which are on Company-owned, but nonoperated, properties.

     - Exploration Activities. The Company seeks to apply management's extensive geological and drilling expertise and 3-D seismic technology to identify and develop exploration projects. As part of its exploration strategy, the Company attempts to reduce the costs and risks of its exploration activities by, in selected circumstances, applying 3-D seismic technology, drilling wells with multiple pay objectives in known producing areas and selling interests in its exploration prospects to industry partners. A large portion of the Company's efforts have focused on deep well opportunities in historically prolific fields. Through 1998, subject to market conditions and drilling and operating results, the Company expects to spend approximately $30 million to drill approximately 40 exploratory locations on Company-owned properties.

     - Low Cost Structure. The Company has implemented and plans to maintain a low overhead and operating cost structure to enhance the profitability and the exploitation potential of its properties. The Company provides incentive stock awards to its senior management team in lieu of comparatively higher salary levels in order to align management's interests with stockholders, maintain relatively low general and administrative expense and increase the amount of cash flow available for reinvestment by the Company. The Company also seeks to be an efficient operator and achieve reductions in labor and other field-level costs from those incurred by previous operators of its properties. By operating a significant portion of its daily production, the Company believes it is well positioned to control the expenses and timing of development and exploitation of such properties and to better manage such cost reduction efforts.

COMPANY HISTORY

     The history of the Company's operations can be divided into three segments:

     Initial Operations. The Company was formed in March 1995 by Jack Hightower, members of his management team and Natural Gas Partners, L.P. and Natural Gas Partners II, L.P. (collectively, "NGP"), with an initial equity capitalization of approximately $20.5 million. From its inception, the Company engaged in the exploration, development and acquisition of oil and gas properties, initially focusing on those in Ward, Pecos, Winkler and Hardeman counties in Texas. From inception until December 31, 1995, excluding the 1995 Acquisition, the Company spent approximately $2.7 million to acquire and develop properties in these counties. From January 1, 1996 until September 30, 1996, the Company spent an additional $5.9 million to further develop these properties. This activity has resulted in a PV-10 attributable to these initial properties of approximately $53.6 million at September 30, 1996.

     1995 Acquisition. On December 11, 1995, the Company acquired a concentrated group of producing oil and gas properties in the Permian Basin from a large, independent exploration and production company for a purchase price of approximately $40.6 million. The 1995 Acquisition was financed principally through cash from the initial capitalization of the Company and borrowings under the Credit Agreement, which at that time had a $35 million borrowing base. From the consummation of the 1995 Acquisition through September 30, 1996, the Company spent a total of approximately $4.3 million to acquire additional working interests and develop and enhance these properties and has received net cash flow of approximately $7.2 million. As of September 30, 1996, these properties, net to the Company, had an estimated 22.9 MMBOE of reserves and a PV-10 of $90.9 million.

     1996 Acquisition. On October 31, 1996, the Company acquired leasehold interests in certain oil and gas producing fields situated in the Permian Basin from a major integrated oil and gas company for a purchase price of approximately $135.5 million. The 1996 Acquisition was financed with indebtedness under the Credit Agreement and proceeds from the issuance of equity in a private placement in September 1996. Pending other uses, the net proceeds from this offering will be used primarily to reduce indebtedness under the Credit Agreement. See "Use of Proceeds." As of September 30, 1996, these properties had an estimated 28.2 MMBOE of reserves and a PV-10 of $147.5 million.

ACQUISITIONS

     The Company regularly pursues and evaluates acquisition opportunities (including opportunities to acquire oil and gas properties or related assets or entities owning oil and gas properties or related assets and opportunities to engage in mergers, consolidations or other business combinations with entities owning oil and gas properties or related assets) and at any given time may be in various stages of evaluating such opportunities. Such stages may take the form of internal financial and oil and gas property analysis, preliminary due diligence, the submission of an indication of interest, preliminary negotiations, negotiation of a letter of intent or negotiation of a definitive agreement. While the Company is currently evaluating a number of potential acquisition opportunities (some of which would be material in size to the Company), it has not signed a letter of intent with respect to any material acquisition and currently has no assurance of completing any particular material acquisition or of entering into negotiations with respect to any particular material acquisition.

PRINCIPAL OIL AND GAS PROPERTIES

     Approximately 46% of the Company's PV-10 of total proved reserves is concentrated in six principal fields, the Puckett, Dollarhide East, Foster, Mi Vida, Barstow and North Robertson fields. In addition, approximately 24% of the Company's PV-10 of total proved reserves is concentrated in six other fields, the Gomez, University Waddell, Sand Hills, Evetts, Headlee and Petco. A description of each of these 12 fields is set forth below. Cumulative field production data is as of June 30, 1996 and may not include field production data prior to 1966.

     Puckett Field. The Company owns 1,280 gross leasehold acres (1,120 net leasehold acres) in the Puckett Field in Pecos County, Texas. The Company's working interests in this acreage range from 74% to 100%, and the Company operates 100% of its PV-10 in this field. The primary producing formations in the field are the Ellenburger and Devonian, which range from depths of 11,500 feet to 15,000 feet. Cumulative field production from these formations has been
3.4 Tcf and 464 Bcf, respectively. The Company's acreage has produced 207 Bcf and 67 Bcf, respectively, from three wellbores in these formations. The Company has identified two proved Ellenburger horizontal drilling replacement locations, one of which is currently drilling. The Company has also identified one workover opportunity in the Devonian formation, as well as a recompletion opportunity in the Fusselman formation.

     Dollarhide East Field. The Company owns approximately 2,500 gross leasehold acres (approximately 2,200 net leasehold acres) in the Dollarhide East Field in Andrews County, Texas. The Company's working interests in this field range from 69% to 100%, and the Company operates 100% of its PV-10 in this field. The primary producing formations in the field are the Devonian, Silurian and Ellenburger, which range from depths of 11,000 feet to 12,700 feet. Cumulative field production from these formations has been 8.2 MMBbls, 1.3 MMBbls and 6.2 MMBbls, respectively. The Company will use existing 3-D seismic to plan expansion of an existing waterflood program and analyze the potential for tertiary recovery operations. Although no proved reserves have been attributed to tertiary operations on the Company's acreage, tertiary recovery operations have been underway on an adjacent analogous field since 1986.

     Foster Field. The Company owns 6,280 gross leasehold acres (3,820 net leasehold acres) in the Foster Field in Ector County, Texas. The Company's interests in this field include a 19% working interest in the Amoco-operated South Foster unit, a 40% working interest in the Conoco-operated Gist unit and an 80% working interest in the Company-operated North Foster unit. The primary producing formation in the field is the Grayburg at a maximum depth of 4,800 feet, with cumulative production in the field of 291 MMBbls.

     Waterflood programs are underway on all three interests. The Company is studying the economic feasibility of a tertiary recovery project in this field. In the North Foster unit, the Company has identified four unproven drilling locations to be defined further with 3-D seismic and five refracture stimulation opportunities. Contingent on the success of the drilling of the four unproven locations, the Company could drill 12 additional unproven locations.

     Mi Vida Field. The Company owns approximately 5,900 gross leasehold acres (approximately 4,300 net leasehold acres) in the Mi Vida Field in Ward County, Texas. The Company's working interests in this field range from 54% to 98%, and the Company operates 100% of its PV-10 in this field. The primary producing formations in the field are the Fusselman, Ellenburger and Penn, which range from depths of 14,500 feet to 19,100 feet. Cumulative field production from these formations has been 740 Bcf, 181 Bcf and 6.0 Bcf, respectively.

     The Company's plans include the installation of gas-lift equipment on three wells and acquiring 3-D seismic on the entire field to identify infill, step-out and sidetrack drilling opportunities. Subject to verification by the 3-D seismic, the Company has identified four unproven sidetrack opportunities.

     Barstow Field. The Company owns 2,315 gross leasehold acres (1,604 net leasehold acres) in the Barstow Field in Ward County, Texas. The Company's working interests in this field range from approximately 45% to 80%, and the Company operates 100% of its PV-10 in this field. The primary producing formations in the field are the Fusselman and Ellenburger, which range from depths of 18,000 feet to 19,700 feet. Cumulative field production from these formations has been 221 Bcf and 17 Bcf, respectively.

     The Company completed a well in the Fusselman formation early in 1996. As anticipated by the Company, bottom-hole pressure data indicated that a portion of the field had repressurized since having been shut-in in 1981. Subsequently, the Company conducted a 3-D seismic survey that identified two proved undeveloped drilling locations. The first of those was spudded August 31, 1996. The second well is planned for drilling in 1997. In addition, based on analysis of the 3-D seismic, the Company has identified an exploratory drilling location targeting the Ellenburger and Fusselman formations.

     North Robertson Field. The Company owns approximately 5,400 gross leasehold acres (approximately 860 net leasehold acres) in the North Robertson Field in Gaines County, Texas. The Company's working interest in the North Robertson unit is 16%. The primary producing formation in the unit is the Clearfork at a maximum depth of 7,200 feet with cumulative field production of 111 MMBbls and 62 Bcf of gas.

     The Company anticipates participating in 60 unproven 10-acre infill development wells in the North Robertson Clearfork unit. Contingent on the success of this infill program, the Company believes an additional 30 locations could be drilled.

     Gomez Field. The Company owns 2,490 gross leasehold acres (830 net leasehold acres) in the Gomez Field in Pecos County, Texas. The Company's working interests in this field range from 23% to 100%, and the Company operates approximately 80% of its PV-10 in this field. The primary producing formations in the field are the Ellenburger and Wolfcamp, which range from depths of 11,100 feet to 22,600 feet. Cumulative field production from these formations has been
4.7 Tcf and 54 Bcf with 3.8 MMBC, respectively.

     University Waddell Field. The Company currently owns approximately 1,200 gross leasehold acres (approximately 1,100 net leasehold acres) in the University Waddell Field in Crane County, Texas. The Company's working interest in the University Waddell Devonian Unit is 89.51% and the Company operates 100% of its PV-10 in this field. The primary producing formation in the field is the Devonian to a maximum depth of 9,000 feet. Cumulative production from the unit has been approximately 19.3 Bcf of gas and 9.4 MMBbls of oil. Total field production from the Devonian formation is approximately 67 MMBbls and 115 Bcf. The Company believes that by altering the injection pattern and rates of the existing waterflood program it can improve recoveries beyond the estimated remaining proved reserves on the Company's properties in the field. The Company is studying the feasibility of secondary recovery enhancements and tertiary recovery opportunities.

     Sand Hills Field. The Company currently owns approximately 9,100 gross leasehold acres (approximately 9,100 net leasehold acres) in the Sand Hills Field in Crane County, Texas. The Company has a 100% working interest in this acreage, and the Company operates 100% of its PV-10 in this field. The primary producing formations in the field are the Judkins, McKnight, San Angelo and Tubb, which range from depths of 2,800 feet to 4,200 feet. Cumulative field gas production from these formations has been 1.1 Tcf, 561 Bcf, 40 Bcf and 228 Bcf, respectively. In addition, cumulative oil production from the Judkins, McKnight and Tubb formations in the field has been 12 MMBbls, 125 MMBbls and 96 MMBbls, respectively.

     Evetts Field. The Company owns 1,280 gross leasehold acres (724 net leasehold acres) in the Evetts Field in Winkler County, Texas. The Company's working interests in this field range from 3% to 91%, and the Company operates approximately 84% of its PV-10 in this field. In addition, the Company has an approximate 4.28% working interest in the balance of the field, which is operated by another company. The primary producing formations in the field are the Ellenburger, Silurian and Penn, which range from depths of 15,500 feet to 20,800 feet. Cumulative field production from these formations has been 82 Bcf, 653 Bcf and 35 Bcf, respectively.

     In this field, the Company has identified one proved undeveloped location in the Silurian formation. The Company will conduct a 3-D seismic survey to optimize this location. The Company has identified one unproven drilling location targeting the Atoka formation and four unproven drilling locations targeting the Bone Spring formation. The Company has identified these locations using data gathered from wells directly offsetting the proposed locations.

     Headlee Field. The Company currently owns approximately 16,000 gross leasehold acres (approximately 460 net leasehold acres) in the Headlee Field in Ector County, Texas. The Company has a 2.91% working interest in the Headlee Devonian Unit. Since 1989, a gas blowdown in the unit has produced 388 Bcf.

     Petco Field. The Company currently owns 2,560 gross leasehold acres (1,632 net leasehold acres) in the Petco Field in Pecos County, Texas. The Company's working interests in this acreage range from 60% to 75%, and the Company operates 100% of its PV-10 in this field. The primary producing formations in the field are the Devonian and the Ellenburger, which range from depths of 11,000 feet to 13,700 feet. Cumulative field natural gas production from these formations has been 13 Bcf and 9.5 Bcf, respectively. In the second quarter of 1996, the Company conducted a 3-D seismic survey covering 15 square miles of the Petco field. Based on analysis of this seismic and production data and extensive studies of subsurface mapping and dipmeters, the Company has identified a proved undeveloped location on its acreage with a planned dual completion in the Devonian and Ellenburger formations. The Company has also identified an exploration prospect and plans to extend the 3-D seismic survey to further delineate this and other potential prospects in the field.

OIL AND NATURAL GAS RESERVES

     The following table summarizes the estimates of the Company's historical net proved reserves as of December 31, 1995 and September 30, 1996 and pro forma reserves as of December 31, 1995 and September 30, 1996, and the present values attributable to these reserves at such dates. The reserve and present value data as of December 31, 1995 were prepared by the Company. The reserve and present value data of the Company and of the 1996 Acquisition as of September 30, 1996 were prepared by Williamson. The pro forma December 31, 1995 and September 30, 1996 reserve data and present values give effect to the 1996

Acquisition as if it had occurred on the day indicated. Summaries of the September 30, 1996 reserve reports and the letters of Williamson with respect thereto are included as Appendix A to this Prospectus.

                                                  AS OF DECEMBER 31, 1995      AS OF SEPTEMBER 30, 1996
                                                  ------------------------     ------------------------
                                                  HISTORICAL     PRO FORMA     HISTORICAL     PRO FORMA
                                                  ----------     ---------     ----------     ---------
                                                                 (DOLLARS IN THOUSANDS)
Estimated proved reserves:
  Oil (MBbls)...................................       6,146        16,460          6,563        17,843
  Gas (MMcf)....................................     134,995       242,039        179,565       280,824
  MBOE (6 Mcf per Bbl)..........................      28,645        56,800         36,491        64,647
Proved developed reserves as a percentage of
  proved reserves...............................          47%           68%            42%           62%
PV-10(1)........................................   $  89,753     $ 198,341      $ 144,532     $ 292,080
Standardized Measure of Discounted Future Net
  Cash Flows(2).................................   $  66,352     $ 176,421      $ 104,678     $ 229,199

---------------

(1) The present value of future net revenue attributable to the Company's reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis. Such amounts reflect the effects of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the present value of future net revenues after income taxes discounted at 10%. Such amounts reflect the effects of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

     In accordance with applicable requirements of the Commission, estimates of the Company's proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The sales prices used in the pro forma estimates presented above were based on oil and gas prices that the Company would have received at the end of each reported period without escalation. The average prices for the Company's pro forma reserves as of September 30, 1996 were $23.37 per Bbl of oil and $1.39 per Mcf of natural gas, compared to average prices for the Company's reserves as of December 31, 1995 of $17.66 per Bbl of oil and $1.38 per Mcf of natural gas.

     Estimated quantities of proved reserves and future net revenues therefrom are affected by natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by the Company, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. The Company's estimated proved reserves have not been filed with or included in reports to any federal agency. See "Risk Factors -- Uncertainty of Reserve Information and Future Net Revenue Estimates."

     Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

PRODUCTIVE WELLS AND ACREAGE

  Productive Wells

     The following table sets forth the Company's productive wells as of September 30, 1996:

                                                                ACTUAL         PRO FORMA(1)
                                                             -------------     -------------
                                                             GROSS     NET     GROSS     NET
                                                             -----     ---     -----     ---
    Oil....................................................    626     187     1,351     444
    Gas....................................................     32      13       272      74
                                                               ---     ---     -----     ---
              Total Productive Wells.......................    658     200     1,623     518
                                                               ===     ===     =====     ===

---------------

(1) Gives effect to the 1996 Acquisition as if it had occurred on September 30, 1996.

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, on a pro forma basis, nine had multiple completions.

  Acreage Data

     Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth the approximate developed and undeveloped acreage in which the Company held a leasehold mineral or other interest at December 31, 1995 and, on a pro forma basis, at September 30, 1996.

                               DEVELOPED ACRES                             UNDEVELOPED ACRES
                   ----------------------------------------     ---------------------------------------
                        ACTUAL              PRO FORMA(1)             ACTUAL             PRO FORMA(1)
                   -----------------     ------------------     -----------------     -----------------
                   GROSS       NET        GROSS       NET       GROSS       NET       GROSS       NET
                   ------     ------     -------     ------     ------     ------     ------     ------
Total..........    48,050     13,113     141,604     48,258     33,364     17,116     48,760     27,258

---------------

(1) Gives effect to the 1996 Acquisition as if it had occurred on September 30, 1996.

DRILLING ACTIVITIES

     The following table sets forth the drilling activity of the Company on its properties for the period from March 31, 1995 (inception) through December 31, 1995, and for the nine months ended September 30, 1996.

                                                                                 NINE MONTHS
                                                            PERIOD ENDED            ENDED
                                                            DECEMBER 31,        SEPTEMBER 30,
                                                                1995                1996
                                                           ---------------     ---------------
                                                           GROSS       NET     GROSS       NET
                                                           -----       ---     -----       ---
    Exploratory Wells
      Productive.........................................     1        0.5       --        --
      Nonproductive......................................     2        1.3        1        0.2
                                                           -----       ---     -----       ---
              Total......................................     3        1.8        1        0.2
                                                           ====        ===     ====        ===
    Development Wells
      Productive.........................................    --        --         6        3.6
      Nonproductive......................................    --        --         1        0.2
                                                           -----       ---     -----       ---
              Total......................................    --        --         7        3.8
                                                           ====        ===     ====        ===

NET PRODUCTION, UNIT PRICES AND COSTS

     The following table presents certain information with respect to oil and gas production, prices and costs attributable to all oil and gas property interests owned by the Company for the period from March 31, 1995 (inception) through December 31, 1995 and for the nine months ended September 30, 1996.

                                                 PERIOD ENDED                  NINE MONTHS ENDED
                                               DECEMBER 31, 1995              SEPTEMBER 30, 1996
                                          ---------------------------     ---------------------------
                                          HISTORICAL     PRO FORMA(1)     HISTORICAL     PRO FORMA(1)
                                          ----------     ------------     ----------     ------------
    Production:
      Oil (MBbls).......................        30           2,004             388           1,311
      Gas (MMcf)........................       245          17,952           2,725          12,235
      Total (MBOE)......................        71           4,996             842           3,350
    Average sales price(2):
      Oil (per Bbl).....................    $16.80          $14.23          $17.25          $17.30
      Gas (per Mcf).....................       .97            1.16            1.30            1.61
      Per BOE...........................     10.46            9.88           12.16           12.66
    Production costs, including
      production taxes (per BOE)........    $ 4.28          $ 3.49          $ 5.15(3)       $ 4.13(3)
    General and administrative costs
      (per BOE).........................    $21.77          $  .93          $ 1.72          $ 1.04
    Depletion, depreciation and
      amortization expenses (per BOE)...    $ 4.21          $ 3.37          $ 2.69          $ 3.58

---------------

(1) Gives effect to the 1995 Acquisition and the 1996 Acquisition as if those transactions had occurred on January 1, 1995.

(2) Reflects results of hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

(3) Includes approximately $.77 per BOE of production costs attributable to necessary rework operations on the 1995 Acquisition.

OIL AND GAS MARKETING AND MAJOR CUSTOMERS

     The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and gas. The price received by the Company for its oil and gas production depends on numerous factors beyond the Company's control, including seasonality, the condition of the United States economy, particularly the manufacturing sector, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas could have an adverse effect on the carrying value of the Company's proved reserves and the Company's revenues, profitability and cash flow. Although the Company is not currently experiencing any significant involuntary curtailment of its oil or gas production, market, economic and regulatory factors may in the future materially affect the Company's ability to sell its oil or gas production. See "Risk
Factors -- Volatility of Oil and Gas Prices" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     For the nine months ended September 30, 1996, sales to Enron Corp., and its subsidiaries and affiliates, were approximately 52% of the Company's oil and gas revenues. See "Certain Transactions." Certain of these sales were based on six month contracts for crude oil and month-to-month spot sales for natural gas.

     Due to the availability of other markets and pipeline connections, the Company does not believe that the loss of any single crude oil or gas customer would have a material adverse effect on the Company's results of operations.

COMPETITION

     The oil and gas industry is highly competitive. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well established companies with substantially larger operating staffs and greater capital resources than the Company and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. See "Risk Factors -- Competition" and "Risk Factors -- Substantial Capital Requirements."

OPERATING HAZARDS AND UNINSURED RISKS

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, mechanical problems, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. The Company's future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on the Company's future results of operations and financial condition. See "Risk
Factors -- Drilling and Operating Risks."

     In addition, the Company's use of 3-D seismic requires greater pre-drilling expenditures than traditional drilling strategies. Although the Company believes that its use of 3-D seismic will increase the probability of success of its exploratory wells and should reduce average finding costs through the elimination of prospects that might otherwise be drilled solely on the basis of 2-D seismic data and other traditional methods, unsuccessful wells are likely to occur. There can be no assurance that the Company's drilling program will be successful or that unsuccessful drilling efforts will not have a material adverse effect on the Company.

     The Company's operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of the Company and others.

     The Company expects to drill a number of deep vertical and horizontal wells in the future. The Company's deep and/or horizontal drilling activities involve greater risk of mechanical problems than other drilling operations. These wells may be significantly more expensive to drill than those drilled to date.

     The Company maintains insurance against some, but not all, of the risks described above. The Company may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on the Company's financial condition and results of operations.

EMPLOYEES

     As of September 30, 1996, the Company had 20 full-time employees, none of whom is represented by any labor union. Included in the total were 19 corporate employees located in the Company's office in Midland, Texas, eight of whom are involved in the management of the Company. The Company plans to employ an additional 20 to 25 employees as a result of the 1996 Acquisition. The Company considers its relations with its employees to be good.

OTHER FACILITIES

     The Company currently leases approximately 14,750 square feet of office space in Midland, Texas, where its principal offices are located. This office lease is with an affiliate of Jack Hightower. See "Certain

Transactions." The Company's principal offices are leased through December 31, 1998. The Company expects to lease additional space in the fourth quarter of 1996 and believes it can obtain such space on commercially reasonable terms.

TITLE TO PROPERTIES

     The Company received title opinions relating to properties representing 80% of the PV-10 of the 1995 Acquisition and 90% of the PV-10 of the 1996 Acquisition. The Company's land department and contract land professionals have reviewed title records of substantially all its producing properties. The title investigation performed by the Company prior to acquiring undeveloped properties is thorough but less rigorous than that conducted prior to drilling, consistent with industry standards. The Company believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. The Company's Credit Agreement is secured by a first lien on properties that represented at least 80% of the value of the Company's proved oil and gas properties (based on PV-10 as of September 30, 1996). Presently, the Company keeps in force its leaseholds for 64% of its net acreage by virtue of production on that acreage in paying quantities. The remaining acreage is held by lease rentals and similar provisions and requires production in paying quantities prior to expiration of various time periods to avoid lease termination.

GOVERNMENTAL REGULATION

     The Company's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Although the Company believes it is in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

     The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.

     The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the gas industry. Order 636 and subsequent FERC orders on rehearing have been appealed and are pending judicial review. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on the Company and its gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets.

     The price the Company receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to market. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty the effect, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids. See "Risk Factors -- Compliance with Government Regulations."

ENVIRONMENTAL MATTERS

     The Company's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. In the opinion of management, the Company is in substantial compliance with current applicable environmental laws and regulations, and the Company has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the Company, as well as the oil and gas industry in general. CERCLA and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. RCRA and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting the Company's operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "nonhazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

     The Company has acquired leasehold interests in numerous properties that for many years have produced oil and gas. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of the Company's properties are operated by third parties over whom the Company has no control. Notwithstanding the Company's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact the Company. See "Risk Factors -- Compliance with Environmental Regulations" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Other Matters."

ABANDONMENT COSTS

     The Company is responsible for payment of plugging and abandonment costs on the oil and gas properties pro rata to its working interest. Based on its experience, the Company anticipates that the ultimate aggregate salvage value of lease and well equipment located on its properties will exceed the costs of abandoning such properties. There can be no assurance, however, that the Company will be successful in avoiding additional expenses in connection with the abandonment of any of its properties. In addition, abandonment costs and their timing may change due to many factors including actual production results, inflation rates and changes in environmental laws and regulations.

LEGAL PROCEEDINGS

     The Company presently is not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers, directors and prospective director of the Company:

              NAME            AGE                             POSITION
    ------------------------  ---   -------------------------------------------------------------
    Jack D. Hightower.......  48    President, Chief Executive Officer and Chairman of the Board
    George G. Staley........  62    Executive Vice President, Exploration and Director
    Rodney L. Woodard.......  41    Vice President, Engineering
    Thomas H. Moore.........  52    Vice President, Business Development
    Dan P. Colwell..........  52    Vice President, Land
    William K. White........  54    Vice President, Finance and Chief Financial Officer
    John L. Benfatti........  51    Vice President, Accounting and Controller
    Susan D. Rowland........  36    Vice President, Corporate Administration and Secretary
    David R. Albin..........  37    Director
    Kenneth A. Hersh........  33    Director
    William J. Vaughn,
      Jr....................  76    Director*

---------------

* Expected to be elected as a director at the Company's first regular Board of Directors meeting following the completion of this offering.

     Set forth below is a description of the backgrounds of the executive officers, directors and prospective director of the Company.

     Jack D. Hightower has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since he founded the Company in March 1995. Prior to forming the Company, from 1986 to January 1996, Mr. Hightower served as Chairman of the Board and Chief Executive Officer of United Oil Services, Inc., a complete oil field service company serving customers in the Permian Basin. From 1978 to 1995, Mr. Hightower served as Chairman of the Board and President of Amber Energy, Inc., a company formed to identify oil and gas exploration prospects. From 1991 to 1994, Mr. Hightower served as Chairman of the Board, Chief Executive Officer and President of Enertex, Inc., which served as the operator of record for several oil and gas properties involving Mr. Hightower and other nonoperators, including Selma International Investment Limited. Prior to 1978, Mr. Hightower served in a number of positions for UNOCAL and Texas Land and Mortgage. In 1981, Mr. Hightower was a founding director of United Bank, Midland, which was sold to Texas Commerce Bank in 1990. Since 1990, Mr. Hightower has served on the Board of Directors of Texas Commerce Bank, N.A., Midland. Mr. Hightower serves on the National Petroleum Council.

     George G. Staley has served as Executive Vice President, Exploration and Director of the Company since its formation. From 1975 until 1995, Mr. Staley served as President and Chief Executive Officer of Staley Gas Co., Inc. and Staley Operating Co., which are oil and gas exploration and operating companies. Prior to 1975, Mr. Staley served in a number of positions with HNG Oil Company and its predecessors.

     Rodney L. Woodard has served as Vice President, Engineering for the Company since its formation. From 1985 to 1995, Mr. Woodard served as Vice President of Selma International Investment Limited. Mr. Woodard was employed by Delta Drilling Company as West Texas Division Production Manager from 1984 to 1985 and Division Engineering Manager from 1981 to 1984. From 1979 to 1981, Mr. Woodard served as staff engineer for Delta Drilling Company. From 1977 to 1979, Mr. Woodard was employed by AMOCO Production Company in a number of capacities, including senior petroleum engineer.

     Thomas H. Moore has served as Vice President, Business Development of the Company since its formation. From 1992 to 1995, Mr. Moore served as Managing Partner of Magnum Energy Corporation, L.L.C. From 1991 until 1992, Mr. Moore served as Executive Vice President -- Exploration and Production, Chief Operating Officer and Director of Clayton Williams Energy, Inc. From 1985 to 1991, Mr. Moore served as President, Chief Operating Officer and Director of Clayton W. Williams, Jr. Inc. From 1981 to 1985, Mr. Moore served initially as Manager of Exploration and then as General Manager of Clayton W. Williams, Jr., Inc. From 1974 until joining the Williams organization in 1981, Mr. Moore was employed by Union Texas Petroleum Corporation, initially as an exploration geologist and ultimately as Exploration Manager.

     Dan P. Colwell has served as Vice President, Land for the Company since its formation. From 1993 to 1995, Mr. Colwell served as Vice President of Land for Enertex, Inc. From 1991 to 1993, Mr. Colwell was employed by ARCO as Director of Business Development from 1991 to 1993 and Area Land Manager from 1987 to 1991. Prior to joining ARCO, Mr. Colwell served in a number of capacities for Texaco, Inc., Adobe Oil and Gas Corp. and Valero Producing Co.

     William K. White has served as Vice President, Finance and Chief Financial Officer of the Company since September 1996. From 1994 to September 1996, Mr. White was Senior Vice President of the Energy Investment Group of Trust Company of The West. From 1991 to 1994, Mr. White was President of the Odessa Associates, a private firm engaged in the practice of providing financial consulting services to the oil and gas industry. Prior to 1991, Mr. White served as Vice President and Chief Financial Officer of Eastex Energy, Inc., Senior Vice President, Finance and Administration and Chief Financial Officer of Ensource Inc., and as Vice President -- Finance and Treasurer of Lear Petroleum Corporation and Mitchell Energy and Development Corp. Mr. White is a member of the National Board of Governors of the Independent Petroleum Association of America ("IPAA"), Chairman of the IPAA Capital Markets Committee and a member of the Board of Directors of the Oil and Gas Investment Symposium.

     John L. Benfatti has served as Vice President, Accounting and Controller of the Company since its formation. From 1980 to 1995, Mr. Benfatti served as Controller and Treasurer of Staley Gas Co., Inc. From 1978 to 1980, Mr. Benfatti founded and operated a data processing consulting and service company in Midland, Texas. From 1971 to 1978, Mr. Benfatti was employed by Houston Natural Gas Production Company and its successor, HNG Oil Company, in a number of capacities, including Manager of Information Management Systems.

     Susan D. Rowland has served as Vice President, Corporate Administration and Secretary of the Company since its formation. From 1986 to 1996, Ms. Rowland served as a corporate officer and administrative manager of a number of companies, including Amber Energy, Inc., Enertex, Inc., Haley Properties, Inc. and United Oil Services, Inc.

     David R. Albin has served as a director of the Company since its formation. Since 1988, Mr. Albin has been a manager of the NGP investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's overall investment portfolio. From December 1984 until November 1988, Mr. Albin was employed by Bass Investment Limited Partnership, where he was also responsible for portfolio management. Mr. Albin serves as a director of Offshore Energy Development Corporation, an independent oil and gas company that does not materially compete with the Company.

     Kenneth A. Hersh has served as a director of the Company since its formation. Since 1989, Mr. Hersh has served as a co-manager of the NGP investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's overall investment portfolio. From 1985 to 1987, Mr. Hersh was employed by the investment banking division of Morgan Stanley & Co., where he was a member of the Energy Group specializing in oil and gas financing and merger and acquisition transactions. Mr. Hersh serves as a director of Mesa Inc. and HS Resources, Inc., two independent oil and gas companies whose operations do not materially compete with those of the Company.

     William J. Vaughn, Jr. is expected to be elected as director at the Company's first regular Board of Directors meeting following the completion of this offering. Since 1975, Mr. Vaughn has served as Chairman of the Board and President of WJV, Inc. and DMV, Inc., which are oil and gas exploration companies. From 1986 to 1996, Mr. Vaughn served as Vice President of United Oil Services, Inc., a complete oil field service company. From 1975 to 1995, Mr. Vaughn was an independent geologist in association with Mr. Hightower.

From 1948 to 1975, Mr. Vaughn was employed as a petroleum geologist by Texaco, Inc. From 1953 to 1958, Mr. Vaughn served as District Geologist in North Texas and from 1958 to 1975 he was Division Geologist in Texaco's Midland Division.

     All directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers are generally elected annually by the Board of Directors to serve, subject to the discretion of the Board of Directors, until their successors are elected or appointed.

COMMITTEES OF THE BOARD

     Upon completion of this offering, the Company will establish two standing committees of the Board of Directors: an Audit Committee and a Compensation Committee. Messrs. Albin, Hersh and Vaughn are expected to be members of the Audit Committee and Compensation Committee following completion of this offering. The Audit Committee will review the functions of the Company's management and independent accountants pertaining to the Company's financial statements and perform such other related duties and functions as are deemed appropriate by the Audit Committee or the Board of Directors. The Compensation Committee of the Board of Directors will recommend to the Board of Directors the base salaries, bonuses and other incentive compensation for the Company's officers. The Board of Directors has designated the Compensation Committee as the administrator of the Company's 1996 Incentive Plan. See "Management -- Employee Benefit Plans -- 1996 Incentive Plan."

DIRECTOR COMPENSATION

     Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors. Directors who are not employees of the Company receive $15,000 per year for their services as directors. In addition, the Company reimburses them for the expenses incurred in connection with attending meetings of the Board of Directors and its committees.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     In accordance with Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation includes a provision eliminating the personal liability of members of its Board of Directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Such provision does not eliminate or limit the liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL), or (4) for any transaction from which the director derived an improper personal benefit.

     The Company has entered into indemnity agreements with each of its executive officers and directors that provide for indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of the Company or by third parties by reason of a person serving as an officer or director of the Company.

     The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee is or has been an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Messrs. Hightower, Staley, Albin, Hersh and Vaughn, or their affiliates, have acquired capital stock of the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth all compensation paid for the last fiscal year to the Company's Chief Executive Officer and each of the Company's other executive officers whose annual salary exceeded $100,000 on an annualized basis for the fiscal year ended December 31, 1995, as well as to certain other executive officers whose projected annual salary and bonus for the fiscal year ending December 31, 1996 is in each case expected to exceed $100,000 on an annualized basis (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                       ANNUAL COMPENSATION                ------------
                                          ---------------------------------------------      SHARES
                NAME AND                                                 OTHER ANNUAL      UNDERLYING       ALL OTHER
           PRINCIPAL POSITION             YEAR     SALARY      BONUS    COMPENSATION(1)   OPTIONS (#)    COMPENSATION(2)
----------------------------------------  ----     -------     ------   ---------------   ------------   ---------------
Jack D. Hightower(3)....................  1995     $75,000     $1,000         $--           1,682,491        $ 6,201
  President and Chief Executive Officer
George G. Staley(4).....................  1995      75,000      1,000          --             975,313         10,423
  Executive Vice President, Exploration
Rodney L. Woodard(5)....................  1995      67,500      1,000          --             196,313          5,596
  Vice President, Engineering
Thomas H. Moore(6)......................  1995      54,000      1,000          --             210,456          3,718
  Vice President, Business Development
Dan P. Colwell(7).......................  1995      54,000      1,000          --             196,313          5,869
  Vice President, Land

---------------

(1) Other Annual Compensation does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the Named Executive Officers in each year.

(2) Consists of premiums paid by the Company under a life insurance program and contributions by the Company under its 401(k) Retirement Plan of $5,076 and $1,125, respectively, for Mr. Hightower; $9,298 and $1,125, respectively, for Mr. Staley; $4,583 and $1,013, respectively, for Mr. Woodard; $2,908 and $810, respectively, for Mr. Moore; and $5,059 and $810, respectively, for Mr. Colwell.

(3) For the period from March 31, 1995 through December 31, 1995, Mr. Hightower earned an annual base salary of $100,000. Upon completion of this offering, Mr. Hightower's base salary will be $160,000.

(4) For the period from March 31, 1995 through December 31, 1995, Mr. Staley earned an annual base salary of $100,000. Upon completion of this offering, Mr. Staley's base salary will be $160,000.

(5) For the period from March 31, 1995 through December 31, 1995, Mr. Woodard earned an annual base salary of $90,000. Upon completion of this offering, Mr. Woodard's base salary will be $135,000.

(6) For the period from March 31, 1995 through December 31, 1995, Mr. Moore earned an annual base salary of $72,000. Upon completion of this offering, Mr. Moore's base salary will be $135,000.

(7) For the period from March 31, 1995 through December 31, 1995, Mr. Colwell earned an annual base salary of $72,000. Upon completion of this offering, Mr. Colwell's base salary will be $135,000.

     William K. White was elected Vice President, Finance and Chief Financial Officer of the Company on September 30, 1996 and receives an annual base salary of $135,000.

  Option Grants

     The following table contains information about stock option grants to the Named Executive Officers in the Conversion that were substituted for option grants to the Named Executive Officers in 1995:

     OPTION GRANTS IN THE CONVERSION TO REPLACE GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZED VALUE
                                                                                              AT
                                                                                    ASSUMED ANNUAL RATES OF
                                                                                   STOCK PRICE APPRECIATION
                                              INDIVIDUAL GRANTS                       FOR OPTION TERM(1)
                              --------------------------------------------------   ------------------------
                               NUMBER OF     % OF TOTAL                              (DOLLARS IN THOUSANDS)
                              SECURITIES      OPTIONS      EXERCISE
                              UNDERLYING     GRANTED TO    OR BASE
                                OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION
            NAME              GRANTED (#)   FISCAL YEAR     ($/SH)       DATE      0% ($)   5% ($)   10% ($)
----------------------------- -----------   ------------   --------   ----------   ------   ------   -------
Jack D. Hightower............  1,682,491        49.66        2.08      3/31/2001   14,167   18,979   25,103
George G. Staley.............    975,313        28.79        2.08      3/31/2001    8,212   11,002   14,552
Rodney L. Woodard............    196,313         5.79        2.08      3/31/2001    1,653    2,214    2,929
Thomas H. Moore..............    210,456         6.21        2.08      3/31/2001    1,772    2,374    3,140
Dan P. Colwell...............    196,313         5.79        2.08      3/31/2001    1,653    2,214    2,929

---------------

(1) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from March 31, 1995, as if such options had been granted on such date, through the expiration date.

  Option Exercises and Year-End Option Values

     The following table provides information about the number of shares issued upon option exercises by the Named Executive Officers during 1995, and the value realized by the Named Executive Officers. The table also provides information about the number and value of options that would have been held by the Named Executive Officers at December 31, 1995 as if the options granted in the Conversion to substitute for option grants in 1995 had been granted on March 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                            SHARES                         UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           ACQUIRED                         OPTIONS AT FY-END(#)                AT FY-END($)
                          ON EXERCISE       VALUE       ----------------------------    ----------------------------
          NAME                (#)        REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------  -----------    -----------    -----------    -------------    -----------    -------------
                                                                                           (DOLLARS IN THOUSANDS)
Jack D. Hightower.......       0              0              0           1,682,491           0             1,430
George G. Staley........       0              0              0             975,313           0               829
Rodney L. Woodard.......       0              0              0             196,313           0               167
Thomas H. Moore.........       0              0              0             210,456           0               179
Dan P. Colwell..........       0              0              0             196,313           0               167

  Employment Agreements

     The Company and Jack Hightower are parties to an Employment Agreement (the "Employment Agreement") that provides for the employment of Mr. Hightower as President, Chief Executive Officer and Chairman of the Board of the Company for a two year period. The agreement provides for an annual salary of $160,000, subject to any increases that may be approved by the Compensation Committee of the Board of Directors from time to time during the term of the Employment Agreement. Under the Employment Agreement, Mr. Hightower shall be entitled to participate in any employee benefit programs which the

Company provides to its executive officers. As of the date hereof, the employee benefit programs offered by the Company to its officers and employees include group insurance coverage, participation in the Company's 401(k) Retirement Plan and the 1996 Incentive Plan. Under the Employment Agreement, Mr. Hightower will be entitled to receive up to one year's base salary if his employment is terminated other than for cause prior to the expiration of his employment term. The agreement also provides that Mr. Hightower will not compete with the Company for a certain period of time following any termination of his employment for any reason.

     Each of the other executive officers of the Company is a party to a confidentiality and noncompete agreement with the Company.

EMPLOYEE BENEFIT PLANS

     Initial Stock Option Plan. An option plan was adopted by the Company (the "Initial Stock Option Plan"), in connection with the Conversion. The Initial Stock Option Plan replaces the Option Plan adopted by the Partnership upon its formation (the "Partnership Option Plan"). The terms of the Initial Stock Option Plan and the options granted thereunder are substantially the same as the terms of the Partnership Option Plan and the options granted thereunder (the "Partnership Options").

     The Initial Stock Option Plan is for the benefit of the officers and employees of the General Partner and the Partnership who held partnership options. Options granted under the Initial Stock Option Plan may be exercised to acquire up to an aggregate of 3,631,350 shares of Common Stock at an exercise price per share of $2.08. Any option holder may elect to pay the exercise price for an option in cash, or by delivery of the option holder's secured interest-bearing promissory term note (payable to the Company in fifteen months), or by any combination of the foregoing.

     There are four different series of options authorized under the plan, the terms of which are substantially the same, except for the vesting requirements. The Series A Options, which cover 2,410,728 option shares, vest ratably over three years upon each anniversary date of March 31, if the holder remains employed by the Company as of such date. If the holder's employment is terminated prior to a vesting date either voluntarily by such holder or by action of the Company for reasons other than for cause, the Option may be exercised within three months after such termination (if otherwise prior to the date of expiration of the Option), to purchase the number of units then vested (with pro-rata vesting if in mid-year). One third of the shares subject to the Series A Options (803,576 shares) are currently vested. The Board of Directors of the Company has adopted a resolution, pursuant to the terms of the Series B, C and D options granted under the plan, which declares that the right to exercise the Series B Options, which cover 387,265 option shares, will vest on March 31, 1997, the right to exercise the Series C Options, which cover 406,390 shares, will vest on March 31, 1998 and the right to exercise the Series D Options, which cover 426,967 shares, will vest on March 31, 1999.

     1996 Incentive Plan. The Board of Directors and the stockholders of the Company approved the adoption of the Company's 1996 Incentive Plan (the "1996 Incentive Plan") as of October 1, 1996. The purpose of the 1996 Incentive Plan is to reward selected officers and key employees of the Company and others who have been or may be in a position to benefit the Company, compensate them for making significant contributions to the success of the Company and provide them with a proprietary interest in the growth and performance of the Company.

     Participants in the 1996 Incentive Plan are selected by the Board of Directors or such committee of the Board as is designated by the Board to administer the 1996 Incentive Plan (upon completion of this offering, the Compensation Committee of the Board of Directors) from among those who hold positions of responsibility with the Company and whose performance, in the judgment of the Compensation Committee, can have a significant effect on the success of the Company. An aggregate of 850,000 shares of Common Stock have been authorized and reserved for issuance pursuant to the 1996 Incentive Plan. As of October 1, 1996, options have been granted to participants under the 1996 Incentive Plan to purchase a total of 85,000 shares of Common Stock at an exercise price per share equal to the Price to Public set forth on the cover page of this Prospectus. These options vest ratably on each of the first through fourth anniversaries of the grant date.

     Subject to the provisions of the 1996 Incentive Plan, the Compensation Committee will be authorized to determine the type or types of awards made to each participant and the terms, conditions and limitations applicable to each award. In addition, the Compensation Committee will have the exclusive power to interpret the 1996 Incentive Plan and to adopt such rules and regulations as it may deem necessary or appropriate in keeping with the objectives of the 1996 Incentive Plan.

     Pursuant to the 1996 Incentive Plan, participants will be eligible to receive awards consisting of (i) stock options, (ii) stock appreciation rights,
(iii) stock, (iv) restricted stock, (v) cash or (vi) any combination of the foregoing. Stock options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options.

                              CERTAIN TRANSACTIONS

     On March 31, 1995, the Partnership was formed with an initial capitalization of approximately $20.5 million by NGP and certain individuals, including the following officers and directors of the Company: Jack D. Hightower (President, Chief Executive Officer and Chairman of the Board), George G. Staley (Executive Vice President, Exploration, and Director), Rodney L. Woodard (Vice President, Engineering), Thomas H. Moore (Vice President, Business Development), Dan P. Colwell (Vice President, Land), David R. Albin (Director), Kenneth A. Hersh (Director) and William J. Vaughn, Jr. (prospective Director). On December 11, 1995, the Company sold partnership units equivalent to 3,423,194 shares and 1,711,597 shares of Common Stock to JEDI and First Union Corporation, respectively, for $10 million and $5 million, respectively. In connection with these transactions, the Company granted NGP, Jack Hightower, JEDI and First Union Corporation certain registration rights. See "Description of Capital
Stock -- Registration Rights."

     The Company has entered into an administrative services contract with Staley Operating Co. ("Staley Operating"), an affiliate of Mr. Staley. Pursuant to the agreement, the Company provided certain administrative, accounting and other office and technical services on behalf of Staley Operating, in its capacity as the operator of certain producing oil and gas properties, in return for which the Company received the amounts charged by Staley Operating for providing such services under the applicable operating agreements for such properties. The amounts charged by, and in turn received by the Company from, Staley Operating are determined on the same basis as amounts charged by the Company to unaffiliated third parties with respect to properties for which the Company serves as operator. The total amount of payments received by the Company under such agreement was $241,563 in 1995 and $139,789 for the nine months ended September 30, 1996.

     Mr. Hightower and certain of his affiliates have a common ownership interest in the Haley 1302 gas well located in Winkler County, Texas. The well is operated by the Company and, in accordance with a standard industry operating agreement, Mr. Hightower and certain of his affiliates make payments to the Company of leasehold costs and lease operating and supervision charges. These payments aggregated approximately $12,000 for the nine months ended December 31, 1995 and approximately $284,000 for the nine months ended September 30, 1996. The fees charged by the Company to Mr. Hightower are the same as those charged to unaffiliated third parties that are also party to the operating agreement. The Company does not consider the property to constitute a material portion of its assets.

     In April 1995, the Company purchased certain oil and gas properties from Enertex, Inc. ("Enertex"), an affiliate of Mr. Hightower, and from Staley Gas Co. Inc. ("Staley"), an affiliate of George Staley. The purchase price for such properties was approximately $1,065,000 for the Enertex properties and approximately $77,000 for the Staley properties. Because the Company, with approval of its independent directors, purchased these interests at their cost to Enertex and Staley, the Company believes that the terms of the purchases were no less favorable to the Company than could have been obtained from unaffiliated third parties.

     For advisory services in connection with the organization and initial financing of the Company, the Company paid NGP $125,000. The Company is also a party to separate financial advisory services contracts with ECT Securities Corp. ("ECT") (an affiliate of JEDI) and NGP. In 1995, the Company made payments to ECT and NGP of $200,000 and approximately $79,000, respectively, for fees and expense reimbursements under these agreements. During 1996, ECT is entitled to an annual fee of $100,000, payable quarterly in arrears, plus expense reimbursements, and NGP is entitled to an annual fee of $85,000 payable quarterly in arrears, plus expense reimbursements. Both agreements will terminate as of the completion of this offering.


     In November 1995, the Company entered into master agreements for energy price swaps with ECTRC and First Union National Bank of North Carolina, affiliates of JEDI and First Union Corporation, respectively. Pursuant to the terms of these agreements and as a result of losses attributable to natural gas hedges, during the nine months ended September 30, 1996, the Company paid approximately $256,000 and $297,000 to ECTRC and First Union National Bank of North Carolina, respectively. Prior to entering into these agreements, the Company reviewed price swaps offered by other institutions and believes that the terms of the agreements are no less favorable to it than could have been obtained from unaffiliated third parties.

     For the nine months ended September 30, 1996, sales to Enron Corp. (an affiliate of JEDI), its subsidiaries and affiliates were approximately 52% of the Company's oil and gas revenues. The Company entered into the agreements pursuant to which these sales were made after competitive bidding and believes that the terms of these sales are no less favorable to it than could have been obtained from unaffiliated third parties.


     The Company's offices are in Fasken Center located at 500 West Texas, Suite 500, in Midland, Texas and are leased from Fasken Center Ltd., an affiliate of Mr. Hightower. The lease is a noncancellable operating lease that terminates on December 31, 1998 and requires monthly rent payments of $9,219. The rental rate of $7.50 per square foot per year is below the average rental rate of $7.95 per square foot per year for the remaining occupied space. The Company expects to amend the lease in the fourth quarter of 1996 to obtain additional space at or below $7.95 per square foot per year. In addition, the Company also regularly uses certain aircraft owned by Lone Star Jet, Inc., an affiliate of Jack Hightower. The Company is billed by Lone Star Jet, Inc. at a rate equal to the price of a full-fare ticket on a commercial airline for any use of such aircraft by Company personnel. Approximately $4,000 was paid by the Company for the use of such aircraft in 1995 and approximately $11,000 was paid for the nine months ended September 30, 1996. The Company believes that the terms of these agreements and arrangements with affiliates of Mr. Hightower are no less favorable to the Company than could be obtained from unaffiliated third parties.


     First Union Bank of North Carolina, an affiliate of First Union Corporation, is a member of the bank group that lends to the Company under the Credit Agreement. See "Use of Proceeds."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to give effect to the sale of 12,500,000 shares of Common Stock in this offering, by (i) each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each Named Executive Officer, (iii) each director of the Company, (iv) all executive officers and directors of the Company as a group and (v) the Selling Stockholder. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that each stockholder named in this table has sole investment and voting power with respect to the shares set forth opposite such stockholder's name.

                                       SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                       OWNED PRIOR TO THE                         OWNED AFTER THE
                                           OFFERING(1)                              OFFERING(1)
                                      ---------------------     SHARES BEING   ---------------------
            BENEFICIAL OWNER           NUMBER       PERCENT       OFFERED       NUMBER       PERCENT
    --------------------------------  ---------     -------     ------------   ---------     -------
    Natural Gas Partners II, L.P....  5,000,777       25.58%             --    5,000,777       15.60%
      777 Main Street, Suite 2700
      Fort Worth, Texas 76102
    Natural Gas Partners, L.P.......  4,767,407       24.39%             --    4,767,407       14.87%
      777 Main Street, Suite 2700
      Fort Worth, Texas 76102
    Joint Energy Development
      Investments Limited
      Partnership...................  3,423,194       17.51%             --    3,423,194       10.68%
      1400 Smith Street
      Houston, Texas 77002
    First Union Corporation.........  1,711,597        8.75%        110,000    1,601,597        5.00%
      One First Union Center
      301 South College Street
      Charlotte, North Carolina
      28288
    Jack D. Hightower(2)............  3,255,988       16.33%             --    3,255,988       10.04%
      500 West Texas, Suite 500
      Midland, Texas 79701
    George G. Staley(3).............    428,231        2.17%             --      428,231        1.33%
    Thomas H. Moore(4)..............    149,094           *              --      149,094           *
    Dan P. Colwell(5)...............     94,598           *              --       94,598           *
    Rodney L. Woodard(6)............     95,518           *              --       95,518           *
    David R. Albin(7)(8)............     95,772           *              --       95,772           *
    Kenneth A. Hersh(8).............     49,881           *              --       49,881           *
    William J. Vaughn, Jr.(9).......    332,541        1.70%             --      332,541        1.04%
    All executive officers and
      directors as a group (10
      persons)(10)..................  4,533,921       22.28%             --    4,533,921       13.80%

---------------

  *  Represents less than 1% of outstanding Common Stock or voting power.

 (1) Shares beneficially owned and percentage of ownership are based on 19,550,013 shares of Common Stock outstanding before this offering and 32,050,013 shares of Common Stock outstanding after the closing. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting and investment power with respect to securities.

 (2) Includes (i) 2,667,588 shares held by Mr. Hightower, (ii) 199,524 shares held by Mr. Hightower's spouse and children, and (iii) 388,876 shares subject to stock options that are exercisable within 60 days. Excludes 1,366,716 shares subject to stock options that are not exercisable within 60 days.

 (3) Includes (i) 199,525 shares held by Mr. Staley, and (ii) 228,706 shares subject to stock options that are exercisable within 60 days. Excludes 803,465 shares subject to stock options that are not exercisable within 60 days.

 (4) Includes (i) 99,762 shares held by Mr. Moore, and (ii) 49,332 shares subject to stock options that are exercisable within 60 days. Excludes 173,310 shares subject to stock options that are not exercisable within 60 days.

 (5) Includes (i) 46,556 shares held by Mr. Colwell, and (ii) 48,042 shares subject to stock options that are exercisable within 60 days. Excludes 168,577 shares subject to stock options that are not exercisable within 60 days.

 (6) Includes (i) 46,556 shares held by Mr. Woodard, and (ii) 48,962 shares subject to stock options that are exercisable within 60 days. Excludes 171,718 shares subject to stock options that are not exercisable within 60 days.

 (7) All of these shares are held in trust for Mr. Albin.

 (8) David R. Albin and Kenneth A. Hersh are each managing members of the general partner of Natural Gas Partners II, L.P. As such, Mr. Albin and Mr. Hersh may be deemed to share voting and investment power with respect to the 5,000,777 shares beneficially owned by Natural Gas Partners II, L.P. Mr. Albin and Mr. Hersh disclaim beneficial ownership of such shares.

 (9) Includes 299,287 shares held in trust for Mr. Vaughn and his spouse and 33,254 shares held by an affiliate of Mr. Vaughn.

(10) Includes 796,216 shares that officers and directors as a group have the right to acquire within 60 days through the exercise of options granted pursuant to the Initial Stock Option Plan and the 1996 Incentive Plan. Excludes 2,802,645 shares subject to stock options that are not exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Of such authorized shares, 32,050,013 shares of Common Stock will be issued and outstanding upon completion of this offering (33,941,513 shares if the Underwriters exercise their over-allotment option in full). As of September 30, 1996, the Company had outstanding 19,550,013 shares of Common Stock held of record by 24 stockholders and stock options for an aggregate of 3,631,350 shares.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to the stockholders, and are entitled to cumulate their votes for the election of directors. As a result of such cumulative voting rights, any holder of at least 20% of the outstanding Common Stock will be assured that such holder's nominee will be elected as a director for so long as the Board of Directors of the Company consists of five members. See "Risk Factors -- Control by Existing Stockholders." The Certificate of Incorporation of the Company does not allow the stockholders to take action by less than unanimous consent, but the Bylaws of the Company permit the holders of 10% or more of the Company's outstanding Common Stock to call a special meeting of the stockholders not more frequently than once during each calendar year. The affirmative vote of the holders of shares of capital stock representing at least 80% of the outstanding voting power shall be required to amend certain provisions of the Certificate of Incorporation relating to the management of the Company. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The Company has never paid cash dividends on its Common Stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance and sale will be, duly authorized, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

     As of September 30, 1996, the Company has no outstanding Preferred Stock. The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Company's Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that the Board of Directors may designate. The Company believes that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. It could also have the effect of delaying, deferring or preventing a change in control of the Company. The Company does not currently plan to issue any shares of Preferred Stock.

DELAWARE LAW PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits the Company from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) for three years following the date that person becomes an interested stockholder, unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

REGISTRATION RIGHTS

     The Company has entered into the Amended and Restated Registration Rights Agreement with Natural Gas Partners, L.P., Natural Gas Partners, II, L.P., Jack Hightower, JEDI, First Union Corporation and Selma International Investment Limited (the "Shareholder Parties"). See "Management -- Certain Transactions." Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of the Company's initial registration statement under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require the Company to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Common Stock held by them in certain registrations initiated by the Company or by any other holder of the Company's Common Stock. The piggyback rights are subject to customary cutback provisions.

     The Amended and Restated Registration Rights Agreement provides for customary indemnities by the Company in favor of persons including shares in a registration pursuant to the Amended and Restated Registration Rights Agreement, and by such persons in favor of the Company, with respect to information to be included in the relevant registration statement. These registration rights have been waived in connection with this offering and for 180 days after the date of this Prospectus.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Union National Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 32,050,013 shares of Common Stock outstanding (33,941,513 shares if the Underwriters exercise their over-allotment option in full). Of these shares, the 12,500,000 shares of Common Stock sold in this offering will be freely transferable without restriction under the Securities Act unless they are held by the Company's affiliates, as that term is used in Rule 144 under the Securities Act. The Company issued the remaining 19,550,013 shares of Common Stock in reliance on exemptions from the registration requirements of the Securities Act, and those shares are restricted securities under Rule 144. Those shares may not be sold publicly unless they are registered under the Securities Act, sold in compliance with Rule 144, or sold in a transaction that is exempt from registration. The Company believes that the earliest date on which the 19,550,013 shares of its Common Stock currently outstanding will be eligible for sale under Rule 144 is October 1, 1998. Therefore, no shares will be eligible for immediate sale in the public market without restriction under Rule 144(k), and no shares will be eligible for immediate sale under the manner-of-sale, volume and other limitations of Rule 144. Beginning October 1, 1998, all of the shares of Common Stock currently outstanding will become eligible for sale under Rule 144, based on current Commission rules and subject to compliance with the manner-of-sale, volume and other requirements of Rule 144. Beginning October 1, 1999, all of those shares of Common Stock will become eligible for sale under Rule 144(k) if they are not held by affiliates of the Company.

     In general, under Rule 144 a person (or persons whose sales are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell in broker transactions, within any three-month period commencing 90 days after this offering, a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Stock (approximately 320,500 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and other limitations. In addition, a person who was not an affiliate of the Company during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years is entitled to sell the shares under Rule 144(k) without regard to the manner-of-sale, volume and other limitations of Rule 144. The Commission has proposed to shorten the holding periods under Rule 144 for restricted securities. The Commission has indicated that, if adopted, the proposed amendment would apply to all outstanding restricted securities. All shares of Common Stock, other than those offered hereby, are subject to lock-up agreements with the Underwriters for 180 days after the date of this Prospectus. See "Underwriting."

     The holders of approximately 13,225,429 shares of Common Stock and their permitted transferees are entitled to demand registration of those shares under the Securities Act beginning 180 days after the date of this Prospectus. See "Description of Capital Stock -- Registration Rights."

     The Company intends to file a registration statement under the Securities Act to register Common Stock to be issued pursuant to the exercise of options, including options under the Initial Stock Option Plan. Taking into account the effect of the lock-up agreement with the holders of options, approximately 1,994,417 shares issuable upon exercise of vested options will be eligible for sale in the public market beginning 180 days after commencement of this offering, subject, in the case of sales by affiliates, to the manner-of-sale, volume and other limitations requirements of Rule 144.

     Prior to this offering, there has been no public market for the securities of the Company. No prediction can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial numbers of shares by existing stockholders or by stockholders purchasing in this offering could have a negative effect on the market price of the Common Stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated December , 1996 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom CS First Boston Corporation; Donaldson, Lufkin & Jenrette Securities Corporation; Howard, Weil, Labouisse, Friedrichs Incorporated; J.P. Morgan Securities Inc. and Petrie Parkman & Co., Inc. are acting as representatives (the "Representatives"), have severally, but not jointly, agreed to purchase from the Company and the Selling Stockholder, the following respective numbers of shares of Common Stock:

                                                                                 NUMBER
                                  UNDERWRITERS                                 OF SHARES
    -------------------------------------------------------------------------  ----------
    CS First Boston Corporation..............................................
    Donaldson, Lufkin & Jenrette Securities Corporation......................
    Howard, Weil, Labouisse, Friedrichs Incorporated.........................
    J.P. Morgan Securities Inc. .............................................
    Petrie Parkman & Co., Inc. ..............................................

                                                                               ----------
              Total..........................................................  12,610,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 1,891,500 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession
of $          per share, and the Underwriters and such dealers may allow a
discount of $          per share on sales to certain other dealers. After the
initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed five percent of the shares being offered hereby.

     The Company intends to use more than 10% of the net proceeds from the sale of the shares offered by the Company to repay indebtedness owed by it to Morgan Guaranty Trust Company of New York, an affiliate of one of the underwriters, J.P. Morgan Securities Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 2720(c) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters of such stock or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. CS First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing this offering and conducting due diligence. The initial public offering price of the Shares set forth on the cover page of this Prospectus is no higher than the price recommended by CS First Boston Corporation.

     The Company, its officers, directors, stockholders and optionholders have agreed that they will not offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a Registration Statement under the Securities Act, relating to, any additional shares of the Company's Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Common Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. See "Shares Eligible for Future Sale."

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the shares of Common Stock was negotiated among the Company and the Underwriters. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, are the history of, and prospects for, the industry in which the Company operates, the earnings of the Company and comparable companies in recent periods, management expertise and the Company's business potential and earnings prospects.

     The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The shares of Common Stock have been approved for listing on The Nasdaq Stock Market's National Market (the "NNM"), subject to official notice of issuance, under the symbol "TEXP." In connection with the listing of the Common Stock on the NNM, the Underwriters will undertake to sell round lots of 100 shares or more to a minimum of 400 beneficial owners.

                          NOTICE TO CANADIAN RESIDENTS
RESALE RESTRICTIONS

     The distribution of the shares of Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are affected. Accordingly, any resale of the shares of Common Stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Canadian purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS AND ACTIONS OF ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of shares of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any shares of Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of shares of the Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Thompson & Knight, P.C., Dallas, Texas. Certain matters relating to the Offering will be passed upon for the Underwriters by Vinson & Elkins L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and for the period March 31, 1995 (date of inception) to December 31, 1995, the statements of revenues and direct operating expenses of the 1996 Acquisition for the years ended December 31, 1993, 1994 and 1995, and the statements of revenues and direct operating expenses of the 1995 Acquisition for the years ended December 31, 1993 and 1994, and the period ended December 11, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended September 30, 1995 and 1996, included herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their report included herein, states that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The letters of Williamson Petroleum Consultants, Inc., independent oil and gas consultants, set forth in Appendix A, have been included herein in reliance upon the firm as experts with respect to the matters contained in those letters. In addition, the information with respect to the reserve reports prepared by Williamson has been included herein in reliance upon the firm as experts with respect to such information.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (as amended and together with all exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete; reference is made in each instance to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference. The Registration Statement and accompanying exhibits and schedules may by inspected and copies may be obtained (at prescribed rates) at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Common Stock will be listed on the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500, where such material may also be inspected and copied.

     As a result of this offering, the Company will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities, regional offices and stock exchange referred to above. In addition, these reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov.

                         GLOSSARY OF OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this Prospectus. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

     "Bbl" means a barrel of 42 U.S. gallons of oil.

     "BBtu" means one billion British Thermal Units.

     "Bcf" means billion cubic feet of natural gas.

     "Blowdown" means the reduction of pressure in a formation as a result of the production of gas.

     "BOE" means barrels of oil equivalent.

     "Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     "Completion" means the installation of permanent equipment for the production of oil or gas.

     "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

     "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Down-spacing" means providing for more dense spacing by infill drilling.

     "Exploratory well" means a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

     "Gross," when used with respect to acres or wells, refers to the total acres or wells in which the Company has a working interest.

     "Infill drilling" means drilling of an additional well or wells provided for by an existing spacing order to more adequately drain a reservoir.

     "MBbls" means thousands of barrels of oil.

     "Mcf" means thousand cubic feet of natural gas.

     "MMBbls" means millions of barrels of oil.

     "MMBC" means millions of barrels of condensate.

     "MMBOE" means millions of barrels of oil equivalent on a 6:1 basis.

     "MMBtu" means one million British Thermal Units.

     "MMcf" means million cubic feet of natural gas.

     "Net," when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by the Company.

     "Net production" means production that is owned by the Company less royalties and production due others.

     "Oil" means crude oil or condensate.

     "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

     "Present Value of Future Net Revenues" or "PV-10" means the pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     "Project" means a proposal to add a producing completion of oil or gas. A proposal may vary in range from work authorized to be performed to proposals that are founded in geologic and engineering principles yet require further research before funds are authorized.

     "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     "Reserves" means proved reserves.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "Sidetrack drilling" means an operation involving the use of a portion of an existing well to drill a second hole, resulting in a well that is partly old and partly new.

     "Spud" means to start drilling a new well (or restart).

     "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

     "Spudded" means the first boring of the hole in the drilling of a well.

     "Step-out well" means a well drilled adjacent to a proven well but located in an unproven area; a well drilled as a "step-out" from proven territory in an effort to ascertain the extent and boundaries of a producing formation.

     "Tcf" means trillion cubic feet of natural gas.

     "Tertiary recovery" means enhanced recovery methods for the production of oil or gas. Enhanced recovery of crude oil requires a means for displacing oil from the reservoir rock, modifying the properties of the fluids in the reservoir and/or the reservoir rock to cause movement of oil in an efficient manner, and providing the energy and drive mechanism to force its flow to a production well. The Company injects chemicals or energy as required for displacement and for the control of flow rate and flow pattern in the reservoir, and a fluid drive is provided to force the oil toward a production well.

     "Waterflood" means the injection of water into a reservoir to fill pores vacated by produced fluids, thus maintaining reservoir pressure and assisting production.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

     "Workover" means operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Financial Statements of Titan Exploration, Inc.
  Pro Forma Condensed Balance Sheet as of September 30, 1996 (unaudited)..............  F1-2
  Pro Forma Condensed Statement of Operations for the year ended December 31, 1995
     (unaudited)......................................................................  F1-3
  Pro Forma Condensed Statement of Operations for the nine months ended September 30,
     1996 (unaudited).................................................................  F1-4
  Notes to Unaudited Pro Forma Condensed Financial Statements.........................  F1-5
  Independent Auditor's Report........................................................  F2-1
  Independent Accountant's Review Report..............................................  F2-2
  Consolidated Balance Sheets as of December 31, 1995 and September 30, 1996
     (unaudited)......................................................................  F2-3
  Consolidated Statements of Operations for the period March 31, 1995 (date of inception) through December 31, 1995 and the periods ended September 30, 1995 and
     1996
     (unaudited)......................................................................  F2-4
  Consolidated Statements of Stockholders' Equity for the period March 31, 1995 (date of inception) through December 31, 1995 and the period ended September 30, 1996
     (unaudited)......................................................................  F2-5
  Consolidated Statements of Cash Flows for the period March 31, 1995 (date of inception) through December 31, 1995 and the periods ended September 30, 1995 and
     1996
     (unaudited)......................................................................  F2-6
  Notes to Consolidated Financial Statements..........................................  F2-7
Financial Statements of the 1995 Acquisition:
  Independent Auditors' Report........................................................  F3-1
  Statements of Revenues and Direct Operating Expenses for the years ended December
     31, 1993 and 1994 and the period ended December 11, 1995.........................  F3-2
  Notes to the Statements of Revenues and Direct Operating Expenses...................  F3-3
Financial Statements of the 1996 Acquisition:
  Independent Auditors' Report........................................................  F4-1
  Statements of Revenues and Direct Operating Expenses for the years ended December
     31, 1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996
     (unaudited)......................................................................  F4-2
  Notes to the Statements of Revenues and Direct Operating Expenses...................  F4-3

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Financial Statements of the Company have been prepared to give effect to the 1995 Acquisition and the 1996 Acquisition, the Conversion, and this offering and the application of the estimated net proceeds therefrom as if such transactions (to the extent not already reflected) had taken place on September 30, 1996 for purposes of the Pro Forma Condensed Balance Sheet and as if the transactions had taken place on January 1, 1995 for purposes of the Pro Forma Condensed Statements of Operations. The Pro Forma Condensed Financial Statements of the Company are not necessarily indicative of the results for the periods presented had the 1995 Acquisition and the 1996 Acquisition, the Conversion, and this offering and the application of the estimated net proceeds therefrom taken place on January 1, 1995. In addition, future results may vary significantly from the results reflected in the accompanying Pro Forma Condensed Financial Statements because of normal production declines, changes in product prices, and the success of future exploration and development activities, among other factors. This information should be read in conjunction with the Consolidated Financial Statements of Titan Exploration, Inc., and the Statements of Revenues and Direct Operating Expenses with respect to the properties acquired in the 1995 Acquisition and the 1996 Acquisition, all included elsewhere herein.

                                      F1-1

                            TITAN EXPLORATION, INC.

                 PRO FORMA CONDENSED BALANCE SHEET -- UNAUDITED
                               SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                        PRO FORMA
                                                           PRO FORMA                    OFFERING         PRO FORMA
                                               TITAN      ADJUSTMENTS     PRO FORMA    ADJUSTMENTS      AS ADJUSTED
                                              --------    -----------     ---------    -----------      -----------
Current assets:
  Cash and cash equivalents.................. $ 10,803     $  (8,803)(b)  $   2,000     $ 122,222(c)     $   2,000
                                                                                         (122,222)(d)
  Accounts receivable:
     Oil and gas.............................    1,844                        1,844                          1,844
     Other...................................    1,143                        1,143                          1,143
  Prepaid expenses and other current
     assets..................................       42                           42                             42
                                               -------                     --------                       --------
          Total current assets...............   13,832                        5,029                          5,029
  Oil and gas properties, using the
     successful efforts method of accounting:
     Proved properties.......................   62,022       127,034(a)     189,056                        189,056
     Unproved properties.....................      507                          507                            507
  Accumulated depletion, depreciation and
     amortization............................   (2,361)                      (2,361)                        (2,361)
                                               -------                     --------                       --------
                                                60,168                      187,202                        187,202
  Other property and equipment, net..........      277                          277                            277
  Other assets, net..........................      547           450(a)         997                            997
                                               -------                     --------                       --------
                                              $ 74,824                    $ 193,505                      $ 193,505
                                               =======                     ========                       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..................... $  4,810                    $   4,810                      $   4,810
  Accrued interest...........................      112                          112                            112
  Other current liabilities..................      150           307(a)         457                            457
                                               -------                     --------                       --------
          Total current liabilities..........    5,072                        5,379                          5,379
  Long-term debt.............................   28,000        (8,803)(b)    145,074      (122,222)(d)       22,852
                                                             125,877(a)
  Other liabilities..........................      803         1,300(a)       2,103                          2,103
  Deferred income taxes......................    2,998                        2,998                          2,998
                                               -------                     --------                       --------
          Total liabilities..................   36,873                      155,554                         33,332
Stockholders' equity:
  Preferred Stock, $.01 par value, 10,000
     shares authorized, no shares issued.....       --                           --
  Common Stock, $.01 par value, 60,000 shares
     authorized, 19,550 shares issued and
     outstanding.............................      195                          195           125(c)           320
  Additional paid-in capital.................   54,180                       54,180       122,097(c)       176,277
  Deferred compensation......................  (16,424)                     (16,424)                       (16,424)
                                               -------                     --------                       --------
          Total stockholders' equity.........   37,951                       37,951                        160,173
                                               -------                     --------                       --------
                                              $ 74,824                    $ 193,505                      $ 193,505
                                               =======                     ========                       ========

 See accompanying notes to unaudited pro forma condensed financial statements.

                                      F1-2

                            TITAN EXPLORATION, INC.

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS -- UNAUDITED
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                PERIOD
                            MARCH 31, 1995
                          (DATE OF INCEPTION)
                                THROUGH
                           DECEMBER 31, 1995                                                           PRO FORMA
                          -------------------      1995          1996        PRO FORMA                 OFFERING        PRO FORMA
                                 TITAN          ACQUISITION   ACQUISITION   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS     AS ADJUSTED
                          -------------------   -----------   -----------   -----------   ---------   -----------     -----------
Revenues................        $   985           $10,829       $37,777                    $49,591                      $49,591
                                 ------           -------       -------                    -------                      -------
Expenses:
  Oil and gas
     production.........            304             4,619        12,512                     17,435                       17,435
  General and
     administrative.....          1,546                --            --         3,079(e)     4,625                        4,625
  Amortization of stock
     option awards......            576                --            --                        576                          576
  Exploration and
     abandonments.......            490                --            --                        490                          490
  Depletion,
     depreciation and
     amortization.......            299                --            --        16,533(f)    16,832                       16,832
  Interest..............             97                --            --        10,092(g)    10,189       (8,242)(i)       1,947
  Other.................           (796)               --            --           699(h)       (97)                         (97)
                                 ------           -------       -------                    -------                      -------
                                  2,516             4,619        12,512                     50,050                       41,808
                                 ------           -------       -------                    -------                      -------
Net income (loss) before
  federal income
  taxes.................         (1,531)            6,210        25,265                       (459)                       7,783
Provision for federal
  income taxes..........             --                --            --                         --        2,724(j)        2,724
                                 ------           -------       -------                    -------                      -------
Net income (loss).......        $(1,531)          $ 6,210       $25,265                    $  (459)                     $ 5,059
                                 ======           =======       =======                    =======                      =======
Net income (loss) per
  share.................        $  (.11)                                                   $  (.03)                     $   .17
                                 ======                                                    =======                      =======

 See accompanying notes to unaudited pro forma condensed financial statements.

                                      F1-3

                            TITAN EXPLORATION, INC.

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS -- UNAUDITED
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         NINE MONTHS
                                            ENDED
                                      SEPTEMBER 30, 1996                                            PRO FORMA
                                      ------------------      1996        PRO FORMA                 OFFERING      PRO FORMA
                                            TITAN          ACQUISITION   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                      ------------------   -----------   -----------   ---------   -----------   -----------
Revenues.............................      $ 10,377          $32,177                    $42,554                    $42,554
                                             ------          -------                    -------                    -------
Expenses:
  Oil and gas production.............         4,339            9,481                     13,820                     13,820
  General and administrative.........         1,452               --        2,017(e)      3,469                      3,469
  Amortization of stock option
     awards..........................           576                                         576                        576
  Exploration and abandonments.......           110               --                        110                        110
  Depletion, depreciation and
     amortization....................         2,269               --        9,732(f)     12,001                     12,001
  Interest...........................         1,179               --        6,387(g)      7,566       (6,118)(i)     1,448
  Other..............................          (336)              --          336(h)         --                         --
                                             ------          -------                    -------                    -------
                                              9,589            9,481                     37,542                     31,424
                                             ------          -------                    -------                    -------
Net income before federal income
  taxes..............................           788           22,696                      5,012                     11,130
Provision for federal income taxes...         2,998               --        1,754(j)      4,752         (857)(j)     3,895
                                             ------          -------                    -------                    -------
Net income (loss)....................      $ (2,210)         $22,696                    $   260                    $ 7,235
                                             ======          =======                    =======                    =======
Net income (loss) per share..........      $   (.12)                                    $   .01                    $   .21
                                             ======                                     =======                    =======

 See accompanying notes to unaudited pro forma condensed financial statements.

                                      F1-4

                            TITAN EXPLORATION, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The Pro Forma Condensed Financial Statements of the Company have been prepared to give effect to the 1995 Acquisition and the 1996 Acquisition, the Corporate Reorganization and this offering and the application of estimated net proceeds therefrom as if such transactions had taken place on September 30, 1996 for purposes of the Pro Forma Condensed Balance Sheet (with the exception of the 1995 Acquisition which was previously reflected in the balance sheet of Titan Exploration, Inc.), and as if each of the transactions had taken place on January 1, 1995 for purposes of the Pro Forma Condensed Statements of Operations. The 1995 Acquisition and 1996 Acquisition are accounted for by the purchase method.

          Titan -- Represents the consolidated balance sheet of Titan Exploration, Inc. as of September 30, 1996 and the related consolidated statements of operations for the period March 31, 1995 (date of inception) through December 31, 1995 and the nine months ended September 30, 1996.

          1995 Acquisition -- Represents the revenues and direct operating expenses of the properties acquired in the 1995 Acquisition for the period from January 1, 1995 to December 11, 1995 (date of the 1995 Acquisition).

          1996 Acquisition -- Represents the revenues and direct operating expenses of the properties acquired in the 1996 Acquisition for the year ended December 31, 1995 and the nine months ended September 30, 1996. The 1996 Acquisition was consummated on October 31, 1996.

(2) PRO FORMA ENTRIES

     (a) To record the issuance of additional long-term debt under the Credit Agreement, to record the related debt issuance costs, and to record the use of the net proceeds for the 1996 Acquisition.

     (b) To reflect the use of cash to partially repay borrowings under the Credit Agreement.

     (c) To reflect the issuance of 12,500,000 shares of Common Stock at an estimated price of $10.50 per share for estimated proceeds of $122,222,000, net of estimated expenses of this offering.

     (d) To record the use of the net proceeds of this offering to partially repay borrowings under the Credit Agreement.


     (e) Estimated incremental general and administrative expenses necessary to administer the properties acquired in the 1995 and 1996 acquisitions of approximately $2,742,000 for the year ended December 31, 1995 and $1,764,000 for the nine months ended September 30, 1996, and increased public reporting and administration costs of approximately $337,000 per year. In the aggregate, these costs include salary and benefits for one executive level employee and approximately 20 additional administrative personnel, directors' fees, insurance coverage, and estimated costs to administer shareholder communications.


     (f) To record estimated incremental depletion expense for the properties acquired in the 1995 Acquisition from January 1, 1995 through December 11, 1995 (date of the 1995 Acquisition) and for the properties acquired in the 1996 Acquisition from January 1, 1995 through September 30, 1996.

     (g) To adjust interest expense to reflect additional borrowings for the properties acquired in the 1995 Acquisition from January 1, 1995 to December 11, 1995 (date of the 1995 Acquisition) and for the properties acquired in the 1996 Acquisition from January 1, 1995 through September 30, 1996. Also included is the amortization of estimated debt issuance costs of $450,000 over approximately a four-year period.

                                      F1-5

                            TITAN EXPLORATION, INC.

(2) PRO FORMA ENTRIES (CONTINUED)
     Incremental interest expense includes the following components:

                                                                                   NINE MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995             1996
                                                                 ------------     -------------
                                                                         (IN THOUSANDS)
            Additional interest on borrowings associated with the
              1995 Acquisition for the period January 1, 1995
              through December 11, 1995 (average rate 6.82%).....   $  1,289         $    --
            Additional interest on borrowings for the 1996
              Acquisition (average rate of 6.82% in 1995 and
              6.75% in 1996).....................................      9,241           6,860
            Amortization of loan fees............................        110              83
            Effect of utilizing cash balances to partially repay
              debt and other.....................................       (548)           (556)
                                                                    -------           ------
                                                                   $ 10,092          $ 6,387
                                                                    =======           ======

     (h) Eliminate interest income due to pro forma utilization of cash balances to partially repay borrowings under the Credit Agreement.

     (i) To adjust interest expense to reflect the partial repayment of borrowings under the Credit Agreement with net proceeds of this offering of approximately $122,222,000 at average rates described in (g) above.

     (j) To record income tax expense.

(3) INCOME TAXES

     The Company accounts for income taxes pursuant to the provisions of SFAS
109. At September 30, 1996, the pro forma book basis of the Company's assets and liabilities exceeded the pro forma tax basis by approximately $8,818,000, giving rise to an estimated deferred tax liability of approximately $2,998,000. The temporary differences are primarily related to the differences in book and tax basis of oil and gas properties due to the expensing of intangible development costs for tax purposes and other income tax differences arising from the tax treatment of oil and gas producing activities.

(4) NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is calculated based on the pro forma weighted average shares outstanding during the respective periods. Weighted average shares reflect the pro forma issuance of 5,134,791 shares of Common Stock on December 11, 1995, the pro forma issuance of 13,692,776 shares of Common Stock to the original holders prior to January 1, 1995 and the issuance on September 27, 1996 of 722,446 shares for total consideration of $5,000,000. In addition, the issuance of 12,500,000 shares in this offering is assumed to have taken place on January 1, 1995 and assumes that the underwriters' overallotment option is not exercised.

     Outstanding options to acquire 3,631,350 shares at $2.08 per share are treated as Common Stock equivalents for each period shown if dilutive. The number of equivalent shares was determined by the treasury stock method based on the estimated offering price of $10.50 per share.

                                      F1-6

                            TITAN EXPLORATION, INC.

(5) SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     The estimates of proved oil and gas reserves, which are located in the United States, were prepared by the Company as of December 31, 1993, 1994 and 1995. Reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and FASB which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. The Company has presented the pro forma reserve estimates utilizing an oil price of $23.37 per Bbl and a gas price of $1.39 per Mcf as of September 30, 1996. The pro forma information assumes that both the 1995 Acquisition and the 1996 Acquisition took place on January 1, 1995.

     Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

                                                                  OIL AND           NATURAL
                                                             CONDENSATE (MBBLS)    GAS (MMCF)
                                                             ------------------    ----------
    Total Proved Reserves:
    Balance, January 1, 1995...............................        16,823            225,555
      Revision of previous estimates.......................         1,533                711
      Extensions and discoveries...........................           108             33,724
      Production...........................................        (2,004)           (17,951)
                                                                   ------            -------
    Balance, December 31, 1995.............................        16,460            242,039
      Extensions and discoveries...........................           180             45,931
      Purchases of minerals-in-place.......................           704                264
      Revision of previous estimates.......................         1,810              4,825
      Production...........................................        (1,311)           (12,235)
                                                                   ------            -------
    Balance, September 30, 1996............................        17,843            280,824
                                                                   ======            =======
    Proved Developed Reserves at December 31, 1995.........        14,259            145,023
                                                                   ======            =======
    Proved Developed Reserves at September 30, 1996........        15,533            148,477
                                                                   ======            =======

  Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on period-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on period-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks

                                      F1-7

                            TITAN EXPLORATION, INC.

(5) SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (CONTINUED) associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995              1996
                                                                --------------    --------------
                                                                         (IN THOUSANDS)
    Future:
      Cash inflows..............................................   $  654,666       $  808,031
      Production and development costs..........................     (262,007)        (302,959)
      Future income taxes.......................................      (73,518)        (108,740)
                                                                   ----------       ----------
         Net cash flows.........................................      319,141          396,332
    10% annual discount for estimated timing of cash flows......     (142,720)        (167,133)
                                                                   ----------       ----------
    Standardized measure of discounted net cash flows...........   $  176,421       $  229,199
                                                                    =========       ==========

  Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

                                                                                   NINE MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995              1996
                                                                --------------    --------------
                                                                         (IN THOUSANDS)
    Standardized measure, beginning of period...................    $186,689         $176,421
      Extensions and discoveries and improved recovery, net of
         future production and development costs................      18,421           31,919
      Accretion of discount.....................................      18,689           13,195
      Net change in sales prices, net of production costs.......      12,844           32,502
      Net change in income taxes................................     (40,630)         (22,251)
      Change in estimated future development cost...............          --              692
      Purchase of minerals-in-place.............................          --            4,928
      Revision of quantity estimates............................       6,642           12,502
      Sales, net of production costs............................     (31,914)         (28,594)
      Other.....................................................       5,680            7,885
                                                                    --------         --------
    Standardized measure, end of period.........................    $176,421         $229,199
                                                                    ========         ========

                                      F1-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Titan Exploration, Inc.

     We have audited the accompanying consolidated balance sheet of Titan Exploration, Inc. and subsidiaries (the Company) as of December 31, 1995, and the related consolidated statement of operations, stockholders' equity, and cash flows for the period from March 31, 1995 (date of inception) through December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Titan Exploration, Inc. and subsidiaries as of December 31, 1995, and the results of its operations and its cash flows for the period from March 31, 1995 (date of inception) through December 31, 1995, in conformity with generally accepted accounting principles.

Midland, Texas                              KPMG PEAT MARWICK LLP
March 21, 1996,
  except as to Note 1,
  which is as of
  September 30, 1996.

                                      F2-1

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Shareholders
Titan Exploration, Inc.

     We have reviewed the consolidated balance sheet of Titan Exploration, Inc. and subsidiaries as of September 30, 1996, and the related consolidated statements of operations and cash flows for the period March 31, 1995 (date of inception) through September 30, 1995 and the nine-month period ended September 30, 1996. These financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Midland, Texas
November 4, 1996

                                      F2-2

                            TITAN EXPLORATION, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS



                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1995             1996
                                                                     ------------     -------------
                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents........................................    $  6,213         $  10,803
  Short-term investment -- certificate of deposit..................       5,000                --
  Accounts receivable:
     Oil and gas...................................................         996             1,844
     Other.........................................................       1,554             1,143
  Prepaid expenses and other current assets........................          80                42
                                                                       --------         ---------
          Total current assets.....................................      13,843            13,832
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful efforts method of accounting:
     Proved properties.............................................      42,895            62,022
     Unproved properties...........................................         190               507
  Accumulated depletion, depreciation and amortization.............        (216)           (2,361)
                                                                       --------         ---------
                                                                         42,869            60,168
  Other property and equipment, net................................         129               277
                                                                       --------         ---------
                                                                         42,998            60,445
Other assets, net of accumulated amortization of $78 in 1995 and
  $177 in 1996.....................................................         646               547
                                                                       --------         ---------
                                                                       $ 57,487         $  74,824
                                                                       ========         =========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities:
     Trade.........................................................    $  1,766         $   4,810
     Accrued interest..............................................          97               112
     Other.........................................................          75               150
                                                                       --------         ---------
          Total current liabilities................................       1,938             5,072
Long-term debt.....................................................      20,000            28,000
Other liabilities..................................................         964               803
Deferred income tax payable........................................          --             2,998
Stockholders' equity:
  Preferred Stock, $.01 par value, 10,000 shares authorized, no
     shares issued.................................................          --                --
  Common Stock, $.01 par value, 60,000 shares authorized, 19,550
     shares issued and outstanding.................................         188               195
  Additional paid-in capital.......................................      36,893            54,180
  Deferred compensation............................................      (2,496)          (16,424)
                                                                       --------         ---------
          Total stockholders' equity...............................      34,585            37,951
                                                                       --------         ---------
                                                                       $ 57,487         $  74,824
                                                                       ========         =========

These consolidated financial statements reflect the reorganization described in
                                    Note 1.

          See accompanying notes to consolidated financial statements.

                                      F2-3

                            TITAN EXPLORATION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PERIOD                 PERIOD
                                                    MARCH 31, 1995         MARCH 31, 1995
                                                  (DATE OF INCEPTION)    (DATE OF INCEPTION)     NINE MONTHS
                                                        THROUGH                THROUGH              ENDED
                                                     DECEMBER 31,           SEPTEMBER 30,       SEPTEMBER 30,
                                                         1995                   1995                1996
                                                  -------------------    -------------------    -------------
                                                                                     (UNAUDITED)
Revenues:
  Oil and gas sales.............................        $   743                 $  12              $10,237
  Management fees -- affiliate..................            242                   161                  140
                                                        -------                 -----              -------
          Total revenues........................            985                   173               10,377
Expenses:
  Oil and gas production........................            304                    37                4,339
  General and administrative....................          1,546                   668                1,452
  Amortization of stock option awards...........            576                    --                  576
  Exploration and abandonment...................            490                    --                  110
  Depletion, depreciation and amortization......            299                    57                2,269
                                                        -------                 -----              -------
          Total expenses........................          3,215                   762                8,746
                                                        -------                 -----              -------
          Operating income (loss)...............         (2,230)                 (589)               1,631
Other income (expense):
  Interest income...............................            699                   471                  336
  Interest expense..............................            (97)                   --               (1,179)
  Gain on sale of assets........................            244                   198                   --
  Loss on commodity derivative contracts........           (147)                   --                   --
                                                        -------                 -----              -------
     Net income (loss) before federal income
       taxes....................................        $(1,531)                $  80              $   788
                                                        =======                 =====              =======
Provision for federal income taxes:
  Current.......................................             --                    --                   --
  Deferred......................................             --                    --                2,998
                                                        -------                 -----              -------
     Net income (loss)..........................        $(1,531)                $  80              $(2,210)
                                                        =======                 =====              =======
     Net income (loss) per share................        $  (.11)                $ .01              $  (.12)
                                                        =======                 =====              =======

These consolidated financial statements reflect the reorganization described in
                                    Note 1.
          See accompanying notes to consolidated financial statements.

                                      F2-4

                            TITAN EXPLORATION, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                           ADDITIONAL                         TOTAL
                                                COMMON      PAID-IN         DEFERRED       STOCKHOLDERS'
                                                STOCK       CAPITAL       COMPENSATION        EQUITY
                                                ------     ----------     ------------     ------------
Balance at March 31, 1995.....................   $ --       $     --        $     --         $     --
  Capital contributions.......................     --         35,540              --           35,540
  Common stock issued.........................    188           (188)             --               --
  Deferred compensation.......................     --          3,072          (2,496)             576
  Net loss....................................     --         (1,531)             --           (1,531)
                                                 ----       --------        --------         --------
Balance at December 31, 1995..................    188         36,893          (2,496)          34,585
  Sale of common shares (unaudited)...........      7          4,993              --            5,000
  Deferred compensation (unaudited)...........     --             --             576              576
  September 30, 1996 stock plan (unaudited)...     --         14,504         (14,504)              --
Net loss (unaudited)..........................     --         (2,210)             --           (2,210)
                                                 ----       --------        --------         --------
Balance at September 30, 1996 (unaudited).....   $195       $ 54,180        $(16,424)        $ 37,951
                                                 ====       ========        ========         ========

These consolidated financial statements reflect the reorganization described in
                                    Note 1.

          See accompanying notes to consolidated financial statements.

                                      F2-5

                            TITAN EXPLORATION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            PERIOD                PERIOD             NINE
                                                        MARCH 31, 1995        MARCH 31, 1995        MONTHS
                                                      (DATE OF INCEPTION)   (DATE OF INCEPTION)     ENDED
                                                            THROUGH               THROUGH         SEPTEMBER
                                                         DECEMBER 31,          SEPTEMBER 30,         30,
                                                             1995                  1995              1996
                                                      -------------------   -------------------   ----------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................       $  (1,531)             $    80          $ (2,210)
  Adjustments to reconcile net income (loss) to net
     cash used in operating activities:
     Depletion, depreciation and amortization.......             299                   57             2,269
     Amortization of stock option awards............             576                   --               576
     Dry holes and abandonments.....................             434                   --                21
     Gain on sale of assets.........................            (244)                (198)               --
     Deferred income taxes..........................              --                   --             2,998
  Changes in assets and liabilities:
     Increase in accounts receivable................          (2,153)                (166)             (833)
     (Increase) decrease in prepaid expenses and
       other current assets.........................             (80)                 (11)               38
     Increase in other assets.......................            (724)                (506)               --
     Increase in accounts payable and accrued
       liabilities..................................           1,659                  231             2,794
                                                           ---------              -------          --------
          Total adjustments.........................            (233)                (593)            7,863
                                                           ---------              -------          --------
          Net cash provided by (used in) operating
            activities..............................          (1,764)                (513)            5,653
                                                           ---------              -------          --------
Cash flows from investing activities:
  Purchase of short-term investment.................          (5,000)              (5,000)               --
  Redemption of short-term investment...............              --                   --             5,000
  The 1995 Acquisition..............................         (39,881)                  --                --
  Additions to oil and gas properties...............          (3,796)              (2,333)          (17,590)
  Additions to other property and equipment.........            (134)                 (54)             (173)
  Proceeds from sale of nonproducing oil and gas
     properties, net of commissions paid............           1,248                  948                --
                                                           ---------              -------          --------
          Net cash used in investing activities.....         (47,563)              (6,439)          (12,763)
                                                           ---------              -------          --------
Cash flows from financing activities:
  Proceeds from the issuance of long-term debt......          28,000                   --             8,000
  Payments of long-term debt........................          (8,000)                  --                --
  Capital contributions.............................          35,540               20,540             3,700
                                                           ---------              -------          --------
          Net cash provided by financing
            activities..............................          55,540               20,540            11,700
                                                           ---------              -------          --------
          Net increase in cash and cash
            equivalents.............................           6,213               13,588             4,590
Cash and cash equivalents, beginning of period......              --                   --             6,213
                                                           ---------              -------          --------
Cash and cash equivalents, end of period............       $   6,213              $13,588          $ 10,803
                                                           =========              =======          ========

These consolidated financial statements reflect the reorganization described in
                                    Note 1.

          See accompanying notes to consolidated financial statements.

                                      F2-6

                            TITAN EXPLORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(1) ORGANIZATION AND NATURE OF OPERATIONS

     Titan Exploration, Inc. (the "Company"), a Delaware corporation, was organized on September 27, 1996 and began operations on September 30, 1996 with the combination, pursuant to the terms of an Exchange Agreement and Plan of Reorganization (the "Exchange Agreement"), of Titan Resources I, Inc. (the "General Partner"), a Texas corporation, and Titan Resources, L.P. (the "Partnership"). Under the exchange agreement, the limited partners of the Partnership transferred all of their limited partnership interests to the Company in exchange for 19,318,199 shares of common stock, and the shareholders of the General Partner transferred all of the issued and outstanding stock of that corporation to the Company in exchange for an aggregate of 231,814 shares of common stock. These transactions are referred to as the "Conversion."


     Prior to the Conversion, the Company had no issued or outstanding shares of common stock and there was no public market for the General Partner's common stock. All shares of the Company currently outstanding were issued in the Conversion to the shareholders of the General Partner or to the limited partners of the Partnership. The combination of the Company, the General Partner and the Partnership is treated as a combination of entities under common control because of the 100% commonality of control between the Company subsequent to the Conversion and the Partnership prior to the Conversion. All partners of the Partnership were party to the exchange of shares in the Conversion. Consequently, the accompanying consolidated financial statements have given effect to the Conversion as if it were a pooling of interests. Revenues and costs arising from transactions between the two predecessor entities (the General Partner and the Partnership) have been eliminated. The following table sets forth revenues and net income with respect to the two predecessor entities (in thousands):


                                                    PERIOD                 PERIOD
                                                MARCH 31, 1995         MARCH 31, 1995
                                              (DATE OF INCEPTION)    (DATE OF INCEPTION)     NINE MONTHS
                                                    THROUGH                THROUGH              ENDED
                                                 DECEMBER 31,           SEPTEMBER 30,       SEPTEMBER 30,
                                                     1995                   1995                1996
                                              -------------------    -------------------    -------------
                                                                                   (UNAUDITED)
    Revenues:
      General Partner......................         $   680                 $ 453              $   729
      Partnership..........................             985                   173               10,377
      Intercompany eliminations............            (680)                 (453)                (729)
                                                    -------                 -----              -------
                                                    $   985                 $ 173              $10,377
                                                    =======                 =====              =======
    Net income (loss):
      General Partner......................         $    (9)                $  13              $   (26)
      Partnership..........................          (1,522)                   67               (2,184)
      Intercompany eliminations............              --                    --                   --
                                                    -------                 -----              -------
                                                    $(1,531)                $  80              $(2,210)
                                                    =======                 =====              =======

     The Company is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. Since its inception in March 1995, the Company has experienced significant growth, primarily through the acquisition of oil and gas properties and the exploitation of these properties in the Permian Basin region of west Texas and southeastern New Mexico.

                                      F2-7

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries, each of which is wholly owned, since their formation (See
Note 1). All material intercompany accounts and transactions have been eliminated in the consolidation.

  Use of Estimates

     Preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all demand deposits, money market accounts and certificates of deposit purchased with an original maturity of three months or less to be cash equivalents.

  Oil and Gas Properties

     The Company utilizes the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, all costs associated with productive wells and nonproductive development wells are capitalized. Exploration costs are capitalized pending determination of whether proved reserves have been found. If no proved reserves are found, previously capitalized exploration costs are charged to expense.

     Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. The Company capitalizes interest on expenditures for significant development projects until such time as significant operations commence.

     Capitalized costs of individual properties abandoned or retired are charged to accumulated depletion, depreciation and amortization. Sales proceeds from sales of individual properties are credited to property costs. No gain or loss is recognized until the entire amortization base is sold or abandoned.

     Other property and equipment are recorded at cost. Major renewals and betterments are capitalized while the costs of repairs and maintenance are charged to operating expenses in the period incurred. With respect to dispositions of assets other than oil and gas properties, the cost of assets retired or otherwise disposed of, and the applicable accumulated depreciation are removed from the accounts, and the resulting gains or losses, if any, are reflected in operations.

  Depletion, Depreciation and Amortization


     Provision for depletion of oil and gas properties is calculated using the unit-of-production method on the basis of an aggregation of properties with a common geologic structural feature or stratigraphic condition, typically a field or reservoir. In addition, estimated costs of future dismantlement, restoration and abandonment, if any, are accrued as a part of depreciation, depletion and amortization expense on a unit of production basis; actual costs are charged to the accrual. Other property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Organization costs are amortized over five years, while loan costs are amortized over the life of the related loan.


                                      F2-8

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Impairment of Long-Lived Assets

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). Consequently, the Company reviews its long-lived assets to be held and used, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. No impairment was determined to exist during the period March 31, 1995 (date of inception) through December 31, 1995 or during the nine months ended September 30, 1996.

     The Company accounts for long-lived assets to be disposed of at the lower of their carrying amount or fair value less cost to sell once management has committed to a plan to dispose of the assets.

  Net Income (Loss) per Share

     Net income (loss) per share is calculated based on the weighted average number of shares and share equivalents, if dilutive, outstanding during the period.

  Income Taxes

     The Company follows the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

     The Company has recorded the tax effect of the differences between the book and tax basis of it assets and liabilities as a deferred tax liability and a corresponding charge to deferred income tax expense. At September 30, 1996, the excess of book basis over tax basis of assets and liabilities is $8,818,000.

  Environmental

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

  Revenue Recognition

     The Company uses the sales method of accounting for crude oil revenues. Under this method, revenues are recognized based on actual volumes of oil sold to purchasers.

                                      F2-9

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The Company uses the entitlements method of accounting for natural gas revenues. Under this method, revenues are recognized based on the Company's proportionate share of actual sales of natural gas. Natural gas revenues would not have been significantly altered in any period had the sales method of recognizing natural gas revenues been utilized.

  Commodity Hedging

     The Company periodically enters into commodity derivative contracts (swaps) in order to hedge the effect of price changes on commodities the Company produces and sells. Gains and losses on contracts that are designed to hedge commodities are included in income recognized from the sale of those commodities. Gains and losses on derivative contracts which do not qualify as hedges are recognized in each period based on the market value of the related instrument.

  Interest Rate Swap Agreements

     The Company enters into interest rate swap agreements to effectively convert a portion of its floating-rate borrowings into fixed rate obligations. The interest rate differential to be received or paid is recognized over the lives of the agreements as an adjustment to interest expense.

  Interim Consolidated Financial Statements

     The interim consolidated financial information as of September 30, 1996 and for the periods ended September 30, 1995 and 1996, is unaudited. However, in the opinion of management, these interim consolidated financial statements include all the necessary adjustments to fairly present the results of the interim periods, and all such adjustments are of a normal recurring nature. The interim consolidated financial statements should be read in conjunction with the audited financial statements for the period March 31, 1995 (date of inception) through December 31, 1995.

(3) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, short-term investments, accounts receivable, accounts payable, and accrued liabilities approximates fair value because of the short maturity of these instruments.

     The carrying amount of long-term debt approximates fair value because the Company's current borrowing rate does not materially differ from market rates for similar bank borrowings.

     The fair market values of commodity derivative instruments are estimated based upon the current market price of the respective commodities at the date of valuation. It represents the amount which the Company would be required to pay or able to receive based upon the differential between a fixed and a variable commodity price as specified in the hedge contracts. At December 31, 1995 and September 30, 1996, the Company would be required to pay approximately $606,000 and $652,000, respectively, to terminate the existing contracts.

     The fair values of interest rate swap agreements are obtained from bank quotes. This value represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates. The Company estimates that, at December 31, 1995, the Company would be required to pay approximately $17,000 to terminate the existing interest rate swap agreement. At September 30, 1996, Titan would be entitled to receive approximately $3,900.

                                      F2-10

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(4) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1995 (in thousands):

        Note payable to bank secured by substantially all of the Company's oil and gas properties, due in twenty quarterly payments
          commencing January 1, 1998.......................................  $20,000
                                                                             =======

     On December 11, 1995, the Company entered into a credit agreement with Texas Commerce Bank. The note provides for a two-year revolving line of credit of $100,000,000 with an initial borrowing base of $35,000,000. The note converts to a five-year term loan requiring twenty quarterly principal payments beginning January 1, 1998. The borrowing base is subject to redetermination every six months with the next redetermination date being September 1, 1996. The note is secured by substantially all of the Company's oil and gas properties. Commitment fees are due quarterly and range from .300% to .375% per annum on the difference between the borrowing base amount and the average daily amount outstanding.

     The unpaid principal balance on the note bears interest at the Company's option based on (i) the higher of (a) the prime rate of Texas Commerce Bank, or
(b) one-half of one percent plus the Federal Funds rate, or (ii) a Eurodollar rate (based upon a floating rate for a designated maturity of ninety days adjusted for a Eurodollar margin percentage as defined in the credit agreement). The interest rate in effect at December 31, 1995 was the Eurodollar rate of 7.0625%. The interest rate in effect at September 30, 1996 was 6.75%.

     The credit agreement contains various restrictive covenants and compliance requirements, which include (1) limiting the incurrence of additional indebtedness, (2) limiting any mergers or consolidations with any party not owned or controlled more than 50% by certain limited partners, on a consolidated basis, and (3) prohibition of any return of capital payments or distributions to any of its partners other than for taxes due as a result of their partnership interest.

     The Company is a party to an interest rate swap agreement entered into on December 21, 1995. The effect of this agreement is to provide the Company with a fixed interest rate of 6.72% on $10,000,000 of its revolving line of credit through December 23, 1996.

     Maturities of long-term debt are as follows (in thousands):

              1996......................................................  $   --
              1997......................................................      --
              1998......................................................   4,000
              1999......................................................   4,000
              2000......................................................   4,000
              Thereafter................................................   8,000

     On July 15, 1996, the Company borrowed an additional $8 million under its line of credit in order to fund the required escrow payment on a potential acquisition of certain oil and gas properties. (See Note 12).

                                      F2-11

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(5) ACQUISITION OF OIL AND GAS PROPERTIES

     On December 11, 1995, the Company completed the acquisition of certain oil and gas properties from a large independent oil and gas company (the "1995 Acquisition"). The Company funded the acquisition from the bank credit agreement described in Note 4. The total consideration paid for the properties was $39,881,094. The acquisition of these oil and gas properties, accounted for using the purchase method, resulted in the following noncash investing activities:

        Recorded amount of assets acquired, including receivables of
          $396,719......................................................  $40,992,065
        Liabilities assumed.............................................   (1,110,971)
                                                                          -----------
        Cash paid.......................................................  $39,881,094
                                                                          ===========

     Included in liabilities assumed is a $963,898 long-term liability recorded as a purchase price adjustment related to the 1995 Acquisition for a gas imbalance liability.

  Pro Forma Results of Operations (Unaudited)

     The following table reflects the pro forma results of operations for the year ended December 31, 1995 as though the 1995 Acquisition had occurred as of January 1, 1995 and as if the Conversion had taken place on January 1, 1995. The pro forma amounts are not necessarily indicative of the results that may be reported in the future (in thousands).

        Revenues...........................................................  $11,814
        Net loss...........................................................   (2,736)
        Net loss per share.................................................    (0.19)

(6) STATEMENTS OF CASH FLOWS

     No interest was paid in 1995. Interest expense of $1,164,399 was paid as of September 30, 1996.

     At December 31, 1995 and September 30, 1996, there were $131,993 and $618,588, respectively, of property additions accrued in accounts payable.

     At September 30, 1996, a $1,300,000 noncash capital contribution was made in exchange for certain interests in oil and gas properties.

(7) DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and commodity price risks. The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements and its commodity hedges. The Company anticipates, however, that such counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of the counterparties.

                                      F2-12

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(7) DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

  Commodity Hedges

     The Company utilizes various swap contracts to hedge the effect of price changes on future oil and gas production. The following table sets forth the future volumes hedged by year and the weighted average price to be received based upon the fixed price of the individual swap contracts at December 31, 1995:

                                                         GAS           OIL
                                                       VOLUME        VOLUME       PRICE PER
                          YEAR                        (MMBTUS)       (BBLS)       MMBTU/BBL
    ------------------------------------------------  ---------      -------      ---------
    Gas production:
      1996..........................................  2,640,000           --       $  1.70
    Oil production:
      1996..........................................         --      300,000       $ 17.18

     Under two separate natural gas swap agreements with a limited partner and an affiliate of a limited partner, the Company receives the fixed price set forth above. The Company pays a floating price determined as the NYMEX price, reduced by 53% of the difference between the NYMEX price and the fixed price received.

     The Company relies upon the correlation that generally exists between the NYMEX gas futures price and the cash prices realizable to effectively hedge its production. However, with the lack of recent correlation between the NYMEX gas futures price and the cash prices realizable in gas markets outside the Northeastern United States, the Company recognized in December 1995 an approximate $147,000 loss related to an uncorrelated position for early 1996 gas production.

     In April 1996, the Company entered into a natural gas swap agreement that hedges a portion of the basis differential between the NYMEX price paid under the contracts described above and actual cash prices received at local delivery points. Under this contract covering 1,760,000 MMBtus of natural gas, the Company pays a price equal to a Permian Basin index price and receives a price based on the NYMEX price minus $.325 per MMBtu.

  Interest Rate Swap Agreements

     These instruments are used to reduce the potential impact of increases in interest rates on floating-rate long-term debt. At December 31, 1995 and September 30, 1996, the Company was a party to one interest rate swap agreement. (See Note 4).

(8) RELATED PARTY TRANSACTIONS

     During 1995, the Company received $241,563 for administrative services from a related party. For the nine months ended September 30, 1996, revenue received was $139,789.

     Financial advisory service fees of $428,958 were paid to two shareholders and two affiliates of shareholders during 1995. For the nine months ended September 30, 1996, $146,250 of advisory service fees were paid to two shareholders.

     Director's fees of $20,833 and $7,500 were paid during 1995 and for the nine months ended September 30, 1996, respectively.

     The Company has recorded in other assets approximately $425,000 of organization costs which were paid to related parties for consulting and advisory fees. These costs are being amortized over a period of five years.

                                      F2-13

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(8) RELATED PARTY TRANSACTIONS (CONTINUED)
     The Company has entered into natural gas swap agreements with certain related parties. (See Note 7).

     Certain properties that were owned or controlled by certain shareholders were acquired by the Company for $1,142,000, which approximates the predecessor cost of the properties.

     The Company entered into a three-year noncancellable operating lease with an entity controlled by an officer of the General Partner for office facilities on January 1, 1996.

     Future minimum lease commitments under the lease at December 31, 1995 are as follows:

            1996......................................................  $110,625
            1997......................................................   110,625
            1998......................................................   110,625

     Lease expense paid through September 30, 1996 was $82,969.

     The Company is a party to two financial advisory service contracts with a shareholder and an affiliate of a shareholder. These contracts require consolidated annual payments of $185,000 per year to be paid by the Company until any one of the following events occur:

          (i) the date of dissolution of the Company;

          (ii) the first date on which the respective shareholder no longer owns at least 35% of the outstanding shares of common stock of the Company;

          (iii) the first date on which the Company or its successors complete an equity offering to the public, or

          (iv) written notice by the respective party of their election to terminate the contracts with the Company.

     The Company regularly uses certain aircraft owned by an affiliate. The Company is billed for any use of such aircraft by Company personnel. Payments made for the use of such aircraft were $4,140 for the period March 31, 1995 (date of inception) through December 31, 1995 and $10,859 for the nine months ended September 30, 1996.

     The President, Chief Executive Officer and Chairman of the Board of the Company, and certain of his affiliates have a common ownership interest in an oil and gas property that is operated by the Company and, in accordance with a standard industry operating agreement, make payments to the Company of leasehold costs and lease operating and supervision charges. These payments were approximately $12,000 for the period March 31, 1995 (date of inception) through December 31, 1995 and $284,000 for the nine months ended September 30, 1996.

(9) COMPANY OPTION PLANS

     During 1995, the Titan Resources, L.P. established a unit option plan (the "Plan") for certain officers and key employees of the Partnership and the General Partner. The Plan provided for the issuance of 5,460,000 options in four separate series with an initial exercise price of $1 which was to be increased 10% per annum from the initial plan adoption date of March 31, 1995. Option A series, covering 3,624,706 units, was to vest at a rate of one-third of the options at each of the dates of March 31, 1996, 1997 and 1998. Option B, C, and D series were to vest on the dates that the Board determines that the current value of partnership units had increased by a factor of 3, 4, and 5, respectively or on the date that such per unit amounts of cash or other

                                      F2-14

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(9) COMPANY OPTION PLANS (CONTINUED)

assets have been or are authorized to be distributed to the Partners. Option B, C, and D series cover 582,282, 611,037, and 641,975 units, respectively. As of December 31, 1995, 5,093,616 unit options had been awarded and none were vested or exercised.

     Based on the price of equity interests sold at December 11, 1995, the Company recorded deferred compensation for the expected value of the options, amortized over the period from March 31, 1995 through March 31, 1998.

     On September 30, 1996, upon the consolidation of Titan Resources, L.P., the Plan was replaced by a new stock option plan the ("Stock Plan"). The Stock Plan provides for the issuance of 3,631,350 options to acquire common stock of the Company, in four separate series with a fixed exercise price of $2.08. Option A series, covering 2,410,728 shares of common stock, was to vest at a rate of one-third of the options at each of the dates of March 31, 1996, 1997 and 1998. Option B, C, and D series cover 387,265, 406,390, and 426,967 shares of common stock, respectively and vest over a period through March 31, 1999. Deferred compensation was recorded based on the value of the Company's common stock on September 30, 1996, and will be amortized to expense over a 39 month period. Deferred compensation of approximately $17,576,000 (before reduction by amounts previously amortized to expense under the Plan, as described above) was recorded at September 30, 1996.

(10) 401(K) PLAN

     The Company has established a qualified cash or deferred arrangement under IRS code section 401(k) covering substantially all employees. Under the plan, the employees have an option to make elective contributions of a portion of their eligible compensation, not to exceed specified annual limitations, to the plan and the Company has an option to match a portion of the employee's contribution. The Company has made matching contributions to the plan totaling $8,199 in 1995 and $16,604 for the nine months ended September 30, 1996.

(11) MAJOR CUSTOMERS

     The following purchasers accounted for 10% or more of the Company's oil and gas sales for the period March 31, 1995 (date of inception) through December 31, 1995 and the nine months ended September 30, 1996.

                                                                     1995       1996
                                                                     -----     ------
        Purchaser A................................................     --     52.50%

(12) SUBSEQUENT EVENTS

     On October 31, 1996, the Company acquired from a major integrated company (the "1996 Acquisition") certain oil and gas properties for approximately $135.5 million. The properties are located primarily in west Texas and southeastern New Mexico. The transaction will be accounted for using the purchase method.

                                      F2-15

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(12) SUBSEQUENT EVENTS (CONTINUED)

  Pro Forma Results of Operations (Unaudited)

     The following table reflects the pro forma results of operations for the nine months ended September 30, 1995 and 1996, as though the 1996 Acquisition had occurred as of January 1, 1995. The pro forma amounts are not necessarily indicative of the results that may be reported in the future (in thousands).

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1995        1996
                                                                       -------     -------
    Revenues.........................................................  $37,535     $42,554
    Net income (loss)................................................     (623)        260
    Net income (loss) per share......................................     (.05)        .01

     In connection with the foregoing, the Company entered into a new credit agreement (the "Credit Agreement") with Chase Securities, Inc., an affiliate of the Company's current lender, which establishes a four year revolving credit facility, up to the maximum amount of $250 million, subject to a borrowing base to be determined semiannually by the lenders based on certain proved oil and gas reserves and other assets of the Company. Proceeds of the credit facility will be utilized to fund the 1996 Acquisition, development of oil and gas reserves, and for general corporate requirements.

     The initial borrowing base is $165 million with the next redetermination date scheduled for April 1, 1997. The credit agreement, which is secured by the Company's proved oil and gas reserves, is subject to mandatory prepayments. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the Credit Agreement, such deficiency must be cured by the Company ratably within 180 days, by either prepaying a portion of the outstanding amounts or pledging additional collateral.

     At the Company's option, borrowings under the Credit Agreement bear interest at either (i) the "Alternate Base Rate" (i.e. the higher of the agent's prime commercial lending rate, or the federal funds rate plus 0.5% per annum), or (ii) the Eurodollar rate plus a margin ranging from 1% to 1.50% per annum, which margin increases as the level of the Company's aggregate outstanding borrowings under the Credit Agreement increases.

     The loan documents governing the Credit Agreement contain certain covenants and restrictions that are customary in the oil and gas industry relating to the Company's operations.

                                      F2-16

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(13) OIL AND GAS EXPENDITURES

     The following table reflects costs incurred in oil and gas property acquisition, exploration and development activities:

                                                                   PERIOD
                                                               MARCH 31, 1995
                                                             (DATE OF INCEPTION)      NINE MONTHS
                                                                   THROUGH               ENDED
                                                                DECEMBER 31,         SEPTEMBER 30,
                                                                    1995                 1996
                                                             -------------------     -------------
                                                                        (IN THOUSANDS)
                                                                                      (UNAUDITED)
    Property acquisition costs:
      Proved...............................................        $40,873              $11,837
      Unproved.............................................          1,040                  300
    Exploration............................................            448                  107
    Development............................................          1,580                7,358
                                                                   -------              -------
                                                                   $43,941              $19,602
                                                                   =======              =======

(14) SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     The estimates of proved oil and gas reserves, which are located principally in the United States, were prepared by the Company as of December 31, 1995, and Williamson Petroleum Consultants as of September 30, 1996. Reserves were estimated in accordance with guidelines established by the SEC and FASB which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. The Company has presented the reserve estimates utilizing an oil price of $16.78 per Bbl and a gas price of $1.20 per Mcf as of December 31, 1995 and an oil price of $23.36 per Bbl and a gas price of $1.32 per Mcf as of September 30, 1996.

  Oil and Gas Producing Activities

     Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

                                      F2-17

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(14) SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (CONTINUED)

                                                                        OIL AND
                                                                       CONDENSATE     NATURAL GAS
                                                                        (MBBLS)         (MMCF)
                                                                       ----------     -----------
Total Proved Reserves:
Balance, January 1, 1995.............................................        --              --
  Extensions and discoveries.........................................       108          33,724
  Production.........................................................       (30)           (245)
  Purchases of minerals-in-place.....................................     6,068         101,516
                                                                          -----         -------
Balance, December 31, 1995...........................................     6,146         134,995
  Extensions and discoveries.........................................       180          45,931
  Purchases of minerals-in-place.....................................       704             264
  Revision of previous estimates.....................................       (79)          1,100
  Production.........................................................      (388)         (2,725)
                                                                          -----         -------
Balance, September 30, 1996..........................................     6,563         179,565
                                                                          =====         =======
Proved Developed Reserves:
  January 1, 1995....................................................        --              --
  December 31, 1995..................................................     5,945          45,470
  September 30, 1996.................................................     6,252          54,119

 Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on period-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on period-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995             1996
                                                                 ------------     -------------
                                                                         (IN THOUSANDS)
      Future:
      Cash inflows.............................................    $270,965           391,187
      Production and development costs.........................     (95,490)         (128,223)
      Future income taxes......................................     (45,754)          (72,502)
                                                                   --------         ---------
              Net cash flows...................................     129,721           190,462
      10% annual discount for estimated timing of cash flows...     (63,369)          (85,784)
                                                                   --------         ---------
      Standardized measure of discounted net cash flows........    $ 66,352           104,678
                                                                   ========         =========

                                      F2-18

                            TITAN EXPLORATION, INC.

        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

(14) SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (CONTINUED)

 Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

                                                                                       NINE MONTHS
                                                                      YEAR ENDED          ENDED
                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1995             1996
                                                                     ------------     -------------
                                                                             (IN THOUSANDS)
Standardized measure, beginning of period..........................    $     --         $  66,352
  Extensions and discoveries and improved recovery, net of future
     production and development costs..............................      18,087            31,920
  Accretion of discount............................................          --             4,963
  Net change in sales prices, net of production costs..............          --            15,992
  Net change in income taxes.......................................     (23,401)          (16,453)
  Change in estimated future development costs.....................          --               658
  Purchase of minerals-in-place....................................      71,561             4,928
  Revision of quantity estimates...................................          --               445
  Sales, net of production costs...................................        (439)           (5,898)
  Other............................................................         544             1,771
                                                                       --------          --------
Standardized measure, end of period................................    $ 66,352         $ 104,678
                                                                       ========          ========

                                      F2-19

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Titan Exploration, Inc.:

     We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties acquired (1995 Acquisition) by Titan Exploration, Inc. for the years ended December 31, 1993 and 1994 and the period ended December 11, 1995. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form S-1 of Titan Exploration, Inc. as described in Note 1) and are not intended to be a complete presentation of the 1995 Acquisition revenues and expenses.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the 1995 Acquisition for the years ended December 31, 1993 and 1994 and the period ended December 11, 1995 in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Houston, Texas
September 23, 1996

                                      F3-1

                            TITAN EXPLORATION, INC.
                                1995 ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                                  YEARS ENDED        PERIOD ENDED
                                                                  DECEMBER 31,       DECEMBER 11,
                                                               ------------------    ------------
                                                                1993       1994          1995
                                                               -------    -------    ------------
Revenues:
  Oil and condensate.........................................  $ 8,847    $ 7,590      $  7,130
  Natural gas................................................    6,441      5,229         3,699
                                                               -------    -------       -------
                                                                15,288     12,819        10,829
Direct operating expenses:
  Lease operating............................................    3,277      3,436         3,515
  Production taxes...........................................    1,223      1,271         1,104
                                                               -------    -------       -------
                                                                 4,500      4,707         4,619
                                                               -------    -------       -------
Revenues in excess of direct operating expenses..............  $10,788    $ 8,112      $  6,210
                                                               =======    =======       =======

See accompanying notes to statements of revenues and direct operating expenses.

                                      F3-2

                            TITAN EXPLORATION, INC.
                                1995 ACQUISITION

       NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(1) BASIS OF PRESENTATION

     On December 11, 1995, Titan Exploration, Inc. (the "Company") acquired from a large independent oil and gas company certain oil and gas properties (the "1995 Acquisition") for $39,881,094. The accompanying statements of revenues and direct operating expenses for the 1995 Acquisition do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Anadarko are not necessarily indicative of the costs to be incurred by the Company.

     Historical financial information reflecting financial position, results of operations, and cash flows of the 1995 Acquisition, are not presented because the purchase price was assigned to the oil and gas property interests acquired. Other assets acquired and liabilities assumed were not material. In addition, the properties acquired were a part of a much larger enterprise prior to acquisition by the Company and representative amounts of general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the specific properties acquired, nor would such allocated historical costs be relevant to future operations of the properties. Development and exploration expenditures related to these properties have been insignificant in the relevant periods. Accordingly, the historical statements of revenues and direct operating expenses of the 1995 Acquisition are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

     Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

  Estimated Quantities of Proved Oil and Gas Reserves

     Reserve information presented below is based on reserve estimates prepared by the Company.

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these reserve estimates are expected to change as additional information becomes available in the future.

                                      F3-3

                            TITAN EXPLORATION, INC.
                                1995 ACQUISITION

                 NOTES TO THE STATEMENTS OF REVENUES AND DIRECT
                         OPERATING EXPENSES (CONTINUED)

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (CONTINUED)

     Below are the net estimated quantities of proved reserves and proved developed reserves for the 1995 Acquisition.

                                                                 OIL AND            NATURAL
                                                            CONDENSATE (MBBLS)     GAS (MMCF)
                                                            ------------------     ----------
    Proved reserves at December 31, 1992..................         7,598             116,693
      Revision of previous estimates......................          (869)               (226)
      Production..........................................          (535)             (4,291)
                                                                  ------           ----------
    Proved reserves at December 31, 1993..................         6,194             112,176
      Revision of previous estimates......................           470              (1,612)
      Production..........................................          (491)             (4,002)
                                                                  ------           ----------
    Proved reserves at December 31, 1994..................         6,173             106,562
      Revision of previous estimates......................           320              (1,517)
      Production..........................................          (425)             (3,529)
                                                                  ------           ----------
    Proved reserves at December 11, 1995..................         6,068             101,516
                                                            ===============        ==========
    Proved developed reserves at December 11, 1995........         5,923              45,707
                                                            ===============        ==========

  Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     The Company has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

     Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

                                      F3-4

                            TITAN EXPLORATION, INC.
                                1995 ACQUISITION

                 NOTES TO THE STATEMENTS OF REVENUES AND DIRECT
                         OPERATING EXPENSES (CONTINUED)

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (CONTINUED)

     The following are the Company's estimated standardized measure of discounted future net cash flows from proved reserves attributable to the 1995
Acquisition:

                                                           DECEMBER 31,
                                                       ---------------------     DECEMBER 11,
                                                         1993         1994           1995
                                                       --------     --------     ------------
                                                                   (IN THOUSANDS)
    Future:
      Cash inflows...................................  $272,478     $202,316       $221,731
      Production and development costs...............   (87,704)     (82,079)       (82,753)
                                                       --------     --------       --------
              Net cash flows.........................   184,774      120,237        138,978
    10% annual discount for estimated timing of
      cash flows.....................................   (98,187)     (60,881)       (67,837)
                                                       --------     --------       --------
    Standardized measure of discounted future net
      cash flows.....................................  $ 86,587     $ 59,356       $ 71,141
                                                       ========     ========       ========

     Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

                                                       YEARS ENDED DECEMBER
                                                                31,              PERIOD ENDED
                                                       ---------------------     DECEMBER 11,
                                                         1993         1994           1995
                                                       --------     --------     ------------
                                                                   (IN THOUSANDS)
    Standardized measure, beginning of period........  $ 93,099     $ 86,587       $ 59,356
    Accretion of discount............................     9,309        8,658          5,276
    Net change in sales prices, net of production
      costs..........................................      (773)     (28,377)        12,556
    Revision of quantity estimates...................    (3,227)         516            215
    Sales, net of production costs...................   (10,788)      (8,112)        (6,210)
    Other............................................    (1,033)          84            (52)
                                                       --------     --------       --------
    Standardized measure, end of period..............  $ 86,587     $ 59,356       $ 71,141
                                                       ========     ========       ========

                                      F3-5

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Titan Exploration, Inc.:

     We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties to be acquired (1996 Acquisition) by Titan Exploration Inc. for the years ended December 31, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form S-1 of Titan Exploration, Inc. as described in Note 1) and are not intended to be a complete presentation of the 1996 Acquisition revenues and expenses.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the 1996 Acquisition for the years ended December 31, 1993, 1994 and 1995 in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Dallas, Texas
September 25, 1996

                                      F4-1

                            TITAN EXPLORATION, INC.
                                1996 ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                     YEARS ENDED                NINE MONTHS ENDED
                                                    DECEMBER 31,                  SEPTEMBER 30,
                                           -------------------------------     -------------------
                                            1993        1994        1995        1995        1996
                                           -------     -------     -------     -------     -------
                                                                                   (UNAUDITED)
Revenues:
  Oil and condensate.....................  $25,627     $22,708     $20,891     $15,878     $15,991
  Natural gas............................   22,670      18,522      16,886      12,915      16,186
                                           -------     -------     -------     -------     -------
                                            48,297      41,230      37,777      28,793      32,177
Direct operating expenses:
  Lease operating........................   13,151      11,428      10,538       8,290       7,842
  Production taxes.......................    3,045       2,436       1,974       1,512       1,639
                                           -------     -------     -------     -------     -------
                                            16,196      13,864      12,512       9,802       9,481
                                           -------     -------     -------     -------     -------
Revenues in excess of direct operating
  expenses...............................  $32,101     $27,366     $25,265     $18,991     $22,696
                                           =======     =======     =======     =======     =======

See accompanying notes to statements of revenues and direct operating expenses.

                                      F4-2

                            TITAN EXPLORATION, INC.
                                1996 ACQUISITION

       NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(1) BASIS OF PRESENTATION

     On October 31, 1996, Titan Exploration, Inc. (the "Company") acquired from a major integrated company certain oil and gas properties located in the Permian Basin (the "1996 Acquisition") for $135,524,139. The accompanying statements of revenues and direct operating expenses for the 1996 Acquisition do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Mobil are not necessarily indicative of the costs to be incurred by the Company.

     Historical financial information reflecting financial position, results of operations, and cash flows of the 1996 Acquisition, are not presented because the purchase price will be assigned to the oil and gas property interests acquired. Other assets acquired and liabilities assumed were not material. In addition, the properties acquired were a part of a much larger enterprise prior to acquisition by the Company and representative amounts of general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the specific properties acquired, nor would such allocated historical costs be relevant to future operations of the properties. Development and exploration expenditures related to these properties have been insignificant in the relevant periods. Accordingly, the historical statements of revenues and direct operating expenses of the 1996 Acquisition are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

     Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. Direct operating expenses are recognized on the accrual basis.

     The financial information for the nine months ended September 30, 1995 and 1996, is unaudited. However, in the opinion of management, the statements of revenues and direct operating expenses for the nine months ended September 30, 1995 and 1996 include all the necessary adjustments to fairly present the results of these periods.

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

  Estimated Quantities of Proved Oil and Gas Reserves

     Reserve information presented below is based on reserve estimates prepared by the Company.

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these reserve estimates are expected to change as additional information becomes available in the future.

                                      F4-3

                            TITAN EXPLORATION, INC.
                                1996 ACQUISITION

 NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (CONTINUED)

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (CONTINUED)

     Below are the net estimated quantities of proved reserves and proved developed reserves for the 1996 Acquisition.

                                                                 OIL AND            NATURAL
                                                            CONDENSATE (MBBLS)     GAS (MMCF)
                                                            ------------------     ----------
    Proved reserves at December 31, 1992....................       12,951            132,445
      Revision of previous estimates........................           76             10,901
      Production............................................       (1,857)           (12,650)
                                                                  ------             -------
    Proved reserves at December 31, 1993....................       11,170            130,696
      Revision of previous estimates........................        1,284                421
      Production............................................       (1,804)           (12,124)
                                                                  ------             -------
    Proved reserves at December 31, 1994....................       10,650            118,993
      Revision of previous estimates........................        1,213              2,228
      Production............................................       (1,549)           (14,177)
                                                                  ------             -------
    Proved reserves at December 31, 1995....................       10,314            107,044
      Revision of previous estimates........................        1,889              3,725
      Production............................................         (923)            (9,510)
                                                                  ------             -------
    Proved reserves at September 30, 1996...................       11,280            101,259
                                                                  ======             =======
    Proved developed reserves at December 31, 1995..........        8,314             99,553
                                                                  ======             =======
    Proved developed reserves at September 30, 1996.........        9,281             94,358
                                                                  ======             =======

  Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     The Company has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

     Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

                                      F4-4

                            TITAN EXPLORATION, INC.
                                1996 ACQUISITION

 NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (CONTINUED)

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (CONTINUED)

     The following are the Company's estimated standardized measure of discounted future net cash flows from proved reserves attributable to the 1996
Acquisition:

                                                      DECEMBER 31,
                                           -----------------------------------    SEPTEMBER 30,
                                             1993         1994         1995           1996
                                           ---------    ---------    ---------    -------------
                                                              (IN THOUSANDS)
    Future:
      Cash inflows.......................  $ 396,798    $ 393,721    $ 383,701      $ 416,844
      Production and development costs...   (172,110)    (160,629)    (166,517)      (174,736)
                                           ---------    ---------    ---------      ---------
              Net cash flows.............    224,688      233,092      217,184        242,108
      10% annual discount for estimated
         timing of cash flows............    (91,315)    (105,759)     (89,886)       (94,559)
                                           ---------    ---------    ---------      ---------
      Standardized measure of discounted
         future net cash flows...........  $ 133,373    $ 127,333    $ 127,298      $ 147,549
                                           =========    =========    =========      =========

  Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

                                                YEARS ENDED DECEMBER 31,          PERIOD ENDED
                                           -----------------------------------    SEPTEMBER 30,
                                             1993         1994         1995           1996
                                           ---------    ---------    ---------    -------------
                                                              (IN THOUSANDS)
    Standardized measure, beginning of
      period.............................  $ 163,590    $ 133,373    $ 127,333      $ 127,298
    Accretion of discount................     16,359       13,337       12,733          9,521
    Net change in sales prices, net of
      production costs...................    (17,086)      13,823       (1,673)        15,581
    Revision of quantity estimates.......      7,821        5,770        7,320         13,404
    Sales, net of production costs.......    (32,101)     (27,366)     (25,265)       (22,696)
    Other................................     (5,210)     (11,604)       6,850          4,441
                                           ---------    ---------    ---------      ---------
    Standardized measure, end of
      period.............................  $ 133,373    $ 127,333    $ 127,298      $ 147,549
                                           =========    =========    =========      =========

                                      F4-5

                [WILLIAMSON PETROLEUM CONSULTANTS, INC. LOGO]

                               November 15, 1996

Titan Exploration, Inc.
500 West Texas, Suite 500
Midland, Texas 79701

Attention Mr. Rodney Woodard

Gentlemen:

Subject: Summary Letter (for Inclusion in a Prospectus Included in a
         Registration Statement for Titan Exploration, Inc. on Form S-1) Combining Specific Data from Two Williamson Petroleum Consultants, Inc. Evaluations (1) to the Interests of Titan Exploration, Inc. in Titan Original Properties and Properties Acquired from a Large Independent Oil Company in 1995, Effective October 1, 1996 (the 1995 Acquisition Properties) and (2) to the Interests in Properties Acquired from a Major Integrated Oil and Gas Company (the Integrated Company), Effective October 1, 1996 (the 1996 Acquisition Properties), for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8432

     In accordance with your request, Williamson Petroleum Consultants, Inc. (Williamson) has prepared a summary letter for inclusion in a prospectus for Titan Exploration, Inc. (Titan). This summary letter includes specific data from two evaluations the subjects of which are described in Item I. All values and discussion of proved reserves and net revenues, data utilized, assumptions, and qualifications are taken from and include by reference data from these two evaluations.

     Interests in this summary letter represent the October 1, 1996 effective date consolidation of the ownership interests of Titan and the ownership interests purchased from the Integrated Company in various properties included in the March 1996 Permian Basin Divestiture Package. The Titan properties include interests in those properties designated as the Titan original properties and the 1995 Acquisition Properties purchased by Titan in 1995. Titan concluded the purchase of the 1996 Acquisition Properties on October 31, 1996. The evaluation of the 1996 Acquisition Properties with an effective date of October 1, 1996 and the summation with the Titan properties herein is based on the October 31, 1996 closing on the 1996 Acquisition Properties.

I. THE TWO SUBJECT EVALUATIONS

     This summary letter combines certain proved oil and gas reserves and revenues from the following two Williamson evaluations:

          (1) Evaluation of Oil and Gas Reserves to the Interests of Titan Exploration, Inc. in Titan Original Properties and 1995 Acquisition Properties, Effective October 1, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8432 (the Titan report)

          (2) Evaluation of Oil and Gas Reserves to the Interests in the 1996 Acquisition Properties, Effective October 1, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8432 (the 1996 Acquisition report)

II. ESTIMATED SEC RESERVES AND FUTURE NET REVENUES

     Projections of the reserves that are attributable to the consolidated interests in this summary letter were based on economic parameters and operating conditions considered applicable as of October 1, 1996 and are pursuant to the requirements of the Securities and Exchange Commission (SEC).

     The present values of the estimated future net revenues from proved reserves were calculated using a discount rate of 10.00 percent per year and were computed in accordance with the financial reporting requirements of the SEC. Following is a summary of the results of the two evaluations effective October 1, 1996:

                                             PROVED          PROVED
                                            DEVELOPED      DEVELOPED        PROVED          TOTAL
                                            PRODUCING     NONPRODUCING    UNDEVELOPED      PROVED
                                           -----------    ------------    -----------    -----------
Net Reserves to the Evaluated Interests:
  Oil/Condensate, BBL....................   15,506,378         26,417       2,310,102     17,842,897
  Gas, MCF...............................  146,956,923      1,520,000     132,346,148    280,823,071
Future Net Revenue, $:
  Undiscounted...........................  320,390,801      3,142,479     181,538,841    505,072,121
  Discounted Per Annum at 10.00
     Percent.............................  190,304,344      2,404,343      99,371,000    292,079,687

---------------

Note: The values presented in this table are taken from the evaluations described in Item I and include by reference all data, qualifications, and assumptions from these evaluations. Realization of these values is contingent on achieving successful results from the various schedules and assumptions in these evaluations. The available engineering data and the completeness and/or quality of data utilized in evaluating the properties are detailed in the specific evaluation. Review of any additionally available data may necessitate revision to these interpretations and assumptions and impact these values.

III. DEFINITIONS OF SEC RESERVES(1)

     The estimated reserves presented in this summary letter are net proved reserves, including proved developed producing, proved developed nonproducing, and proved undeveloped reserves, and were computed in accordance with the financial reporting requirements of the SEC. In preparing these evaluations, no attempt has been made to quantify the element of uncertainty associated with any category. Reserves were assigned to each category as warranted. The definitions of oil and gas reserves pursuant to the requirements of the Securities Exchange Act are:

  Proved Reserves(2)

     Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under the economic criteria employed and existing operating conditions, i.e., prices and costs as of the date the estimate is made. Prices and costs include consideration of changes provided only by contractual arrangements but not on escalations based upon an estimate of future conditions.

     A. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

          1. that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

          2. the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     B. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project,

---------------

(1) For evaluations prepared for disclosure to the Securities and Exchange Commission, see SEC Accounting Rules. Commerce Clearing House, Inc. October 1981, Paragraph 290, Regulation 210.4-10, p. 329.

(2) Any variations to these definitions will be clearly stated in the report.

or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     C. Estimates of proved reserves do not include the following:

          1. oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

          2. crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

          3. crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

          4. crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal(3), gilsonite, and other such sources.

  Proved Developed Reserves(4)

     Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

  Proved Undeveloped Reserves

     Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the exiting productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

IV. DISCUSSION OF SEC RESERVES

  A. The Titan Report

     A total of 113 properties in 44 fields were evaluated in the Titan report. These properties are located in the states of New Mexico and Texas with the majority of value in Texas. Overall net reserves are 6,562,947 barrels of oil
(BO) and 179,564,506 thousand cubic feet of gas (MCF) or 36,490,365 barrels of oil equivalent (BOE) at a conversion rate of six MCF of gas to one BO. Associated future net revenue discounted at 10.00 percent per annum (DFNR) is $144,531,504. Five fields in Texas represent a combined DFNR of $101,371,218 or approximately 70.14 percent of the total Titan DFNR. These five fields are, in descending order of DFNR, Puckett field, Pecos County, Texas; Foster field, Ector County, Texas; Barstow field, Ward County, Texas; Gomez field, Pecos County, Texas; and Evetts field, Loving and Winkler Counties, Texas. These fields include 18 properties in the proved developed category and ten properties in the proved

---------------

(3) According to Staff Accounting Bulletin 85, excluding certain coalbed methane gas.

(4) Williamson Petroleum Consultants, Inc. separates proved developed reserves into proved developed producing and proved developed nonproducing reserves. This is to identify proved developed producing reserves as those to be recovered from actively producing wells; proved developed nonproducing reserves as those to be recovered from wells or intervals within wells, which are completed but shut in waiting on equipment or pipeline connections, or wells where a relatively minor expenditure is required for recompletion to another zone.

undeveloped category. The proved developed properties contribute $41,128,552 DFNR while the proved undeveloped properties in these five fields contribute $60,242,666 DFNR. A more detailed property review is included in the Titan report.

     Prices for oil were based on data available as of September 26, 1996 and were used as effective date prices. Prices were based on posted prices as of September 26, 1996 and associated premiums being paid by the pipeline purchaser or trucking purchaser for West Texas intermediate or West Texas sour crude oil. Information pertaining to postings, premiums, purchaser, and quality of crude oil were provided by Titan. When not provided, Williamson estimated oil prices by analogy to similar properties. After the effective date, prices were held constant for the life of the properties. The overall average oil price for all properties was $23.36 per BO. No attempt has been made to account for oil price fluctuations which have occurred in the market subsequent to the effective date of the report.

     The 1995 Acquisition Properties are subject to a hedging contract. This hedging contract results in a penalty on oil sales through December 31, 1996. Titan estimated the amount of these penalties and provided Williamson the projected amount of dollars lost during October, November, and December 1996. These negative dollars were included on a "Cost Tract" and deducted from the total future net revenue.

     Gas prices based on September 1996 prices or indexes were provided by Titan and were used as effective date prices. After the effective date, prices were held constant for the life of the properties. All gas prices were applied to projected wellhead volumes. To account for known differences between sales and produced volumes, any given residue gas sales price was adjusted by a factor in order to make the price applicable to the wellhead stream. Similar adjustments were made to account for any known lease use. Gas prices were also adjusted for any known income from plant products not projected separately. When not provided, Williamson estimated gas prices by analogy to similar properties. The overall average gas price for all properties was $1.324 per MCF.

     State production taxes have been deducted at the published rates as appropriate. Ad valorem taxes were deducted based on information provided by Titan or on published rates.

  B. The 1996 Acquisition Report

     A total of 142 properties in 54 fields were evaluated in the 1996 Acquisition report. These properties are located in the states of New Mexico and Texas with the majority of value in Texas. Overall net reserves are 11,279,950 BO and 101,258,565 MCF of gas or 28,156,378 BOE. Associated DFNR is $147,548,183. Five fields/areas in Texas and one area in New Mexico have a combined DFNR of $97,551,043 or approximately 66.11 percent of the total Integrated Company DFNR. These fields/areas are, in descending order of DFNR:
East Dollarhide field, Andrews County, Texas; Mi Vida field, Ward and Reeves Counties, Texas; North Robertson field, Gaines County, Texas; Eunice field area, Lea County, New Mexico; University Waddell field, Crane County, Texas; and Headlee (Devonian) field, Ector County, Texas. These fields/areas include 34 properties in the proved developed producing category and 10 properties classified as proved undeveloped. The proved developed producing category contributes $78,479,044 DFNR while the proved undeveloped properties contribute $19,071,999 DFNR. A more detailed property review is included in the 1996 Acquisition report.

     Oil prices were provided by Titan and were used as effective date prices. These were reported to be the Integrated Company's posted prices received by the Integrated Company on September 26, 1996 for all properties they operate or in which they retain a nonoperating working interest. These prices were used for October and November 1996. Starting December 1, 1996, oil prices were set at the Enron Oil Trading and Transportation Energy Operating Limited Partnership (EOTT) postings as of September 26, 1996 plus premiums in accordance with a contract for EOTT to purchase oil from Titan on the 1996 Acquisition Properties starting December 1, 1996. On properties not covered by EOTT, the price at December 1, 1996 was set at prices consistent with September postings plus premiums for trucked oil. When not provided, Williamson estimated oil prices by analogy to similar properties. After December 1, 1996, prices were held constant for the life of the properties. The overall average oil price for all properties was $23.37 per BO. No attempt has been made to account for oil price fluctuations which have occurred in the market subsequent to the effective date of the report.

     Gas prices based on September 1996 prices or indexes were provided by Titan and were used as effective date prices. After the effective date, prices were held constant for the life of the properties. All gas prices were applied to projected wellhead volumes. To account for known differences between sales and produced volumes, any given residue gas sales price was adjusted by a factor in order to make the price applicable to the wellhead stream. Similar adjustments were made to account for any known lease use. Gas prices were also adjusted for any known income from plant products not projected separately. When not provided, Williamson estimated gas prices by analogy to similar properties. The overall average gas price for all properties was $1.513 per MCF.

     State production taxes have been deducted at the published rates as appropriate. Ad valorem taxes were deducted based on information provided by Titan or on published rates for all operated properties. On properties not operated by the Integrated Company, ad valorem taxes were provided by Titan or, if not provided, were assumed to be included in the operating costs.

V. GENERAL EVALUATION CONSIDERATIONS PERTAINING TO THE TITAN AND 1996 ACQUISITION REPORTS

     The individual projections prepared to produce this summary letter include data that describe the production forecasts and associated evaluation parameters such as interests, taxes, product prices, operating costs, investments, salvage values, abandonment costs, and net profit interests, as applicable.

     Net income to the evaluated interests is the future net revenue after consideration of royalty revenue payable to others, taxes, operating expenses, investments, salvage values, abandonment costs, and net profit interests, as applicable. The future net revenue is before federal income tax and excludes consideration of any encumbrances against the properties if such exist.

     No opinion is expressed by Williamson as to the fair market value of the evaluated properties.

     The future net revenue values presented in this summary letter were based on projections of oil and gas production. It was assumed there would be no significant delay between the date of oil and gas production and the receipt of the associated revenue for this production.

     This summary letter includes only those costs and revenues which are considered by Titan to be directly attributable to individual leases and areas. There could exist other revenues, overhead costs, or other costs associated with Titan or the Integrated Company which are not included in this summary letter. Such additional costs and revenues are outside the scope of this summary letter. This summary letter is not a financial statement for Titan and should not be used as the sole basis for any transaction concerning Titan, the Integrated Company, or the evaluated properties.

     The reserves projections in this summary letter are based on the use of the available data and accepted industry engineering methods. Future changes in any operational or economic parameters or production characteristics of the evaluated properties could increase or decrease their reserves. Unforeseen changes in market demand or allowables set by various regulatory agencies could also cause actual production rates to vary from those projected. The dates of first production for nonproducing properties were based on estimates by Titan or Williamson and the actual dates may vary from those estimated. Williamson reserves the right to alter any of the reserves projections and the associated economics included in this summary letter in any future evaluations based on additional data that may be acquired.

     All data utilized in the preparation of this summary letter with respect to interests, reversionary status, oil and gas prices, gas categories, gas contract terms, operating expenses, investments, salvage values, abandonment costs, net profit interests, well information, and current operating conditions, as applicable, were provided by Titan and the operators. Production data from public records were used where available. If public records were not available, production data provided by Titan and various other operators were utilized. Production data generally through February or June 1996 were obtained for the properties in the Titan report and through January or June 1996 for the properties in the 1996 Acquisition report. Additional production data for the months of July or August were provided by Titan or the operators on various properties. All data have been reviewed for reasonableness and, unless obvious errors were detected, have been accepted as correct. It should be emphasized that revisions to the projections of reserves and economics included in this summary letter may be required if the provided data are revised for any reason. No inspection of the properties was made as this was not considered within the scope of these projects. No investigation was made of any environmental liabilities that might apply to the evaluated properties, and no costs are included for any possible related expenses.

     Operating expenses were provided by Titan and represented, when possible, the latest available 12- to 18-month average of all recurring expenses which are billable to the working interest owners. These expenses included, but were not limited to, all direct operating expenses, field overhead costs, and any ad valorem taxes not deducted separately. Expenses for workovers, well stimulations, and other maintenance were not included in the operating expenses unless such work was expected on a recurring basis. Judgments for the exclusion of the nonrecurring expenses were made by Titan. The economic limit for each property was determined using these costs. Any internal indirect overhead costs (general and administrative) which are billable to the working interest owners were included, while those not billable were not included. For new and developing properties where data were unavailable, operating expenses were estimated by Titan or Williamson based on analogy with similar properties. Operating costs were held constant for the life of the properties.

     Unless specifically identified and documented by Titan as having curtailment problems, gas production trends have been assumed to be a function of well productivity and not of market conditions. The effect of "take or pay" clauses in gas contracts was not considered.

     Oil reserves are expressed in United States (U.S.) barrels of 42 U.S. gallons. Gas volumes are expressed in MCF's at 60 degrees Fahrenheit and at the legal pressure base that prevails in the state in which the reserves are located. No adjustment of the individual gas volumes to a common pressure base has been made.

     Titan represented to Williamson that it has, or can generate, the financial and operational capabilities to accomplish those projects evaluated by Williamson which require capital expenditures.

     All capital costs for drilling and completion of wells and nonrecurring workover or operating costs have been deducted as applicable. These costs were provided by Titan or, where not supplied, were estimated by Williamson. No adjustments were made to account for the potential effect of inflation on these costs.

     Neither salvage values nor abandonment costs were provided by Titan to be included in this evaluation.

     The estimates of reserves contained in this summary letter were determined by accepted industry methods and in accordance with the definitions of oil and gas reserves set forth above. Methods utilized in this summary letter include extrapolation of historical production trends, material balance determinations, analogy to similar properties, and volumetric calculations.

     Where sufficient production history and other data were available, reserves for producing properties were determined by extrapolation of historical production trends or through the use of material balance determinations. Analogy to similar properties or volumetric calculations were used for nonproducing properties and those producing properties which lacked sufficient production history and other data to yield a definitive estimate of reserves. Reserves projections based on analogy are subject to change due to subsequent changes in the analogous properties or subsequent production from the evaluated properties. Volumetric calculations are often based upon limited log and/or core analysis data and incomplete reservoir fluid and formation rock data. Since these limited data must frequently be extrapolated over an assumed drainage area, subsequent production performance trends or material balance calculations may cause the need for significant revisions to the estimates of reserves.

     It should be emphasized that with the current economic uncertainties, fluctuation in market conditions could significantly change the economics in this summary letter.

VII. DECLARATION OF INDEPENDENT STATUS AND CONSENT

     We understand that our estimates are to be included in a Registration Statement on Form S-1 (the Registration Statement) to be filed by you with the SEC and in the Prospectus for Titan as included in such Registration Statement which will be registered under the Securities Act of 1933, as amended.

     Williamson is an independent consulting firm and does not own any interests in the oil and gas properties covered by this summary letter. No employee, officer, or director of Williamson is an employee, officer, or director of Titan. Neither the employment of nor the compensation received by Williamson is contingent upon the values assigned to the oil and gas properties covered by this summary letter.

     We consent to the inclusion of this summary letter in the Registration Statement, the inclusion in the Registration Statement of data extracted from this summary letter, and to all references to our firm in the Prospectus, including any references to our firm as Experts.

                                      Yours very truly,

                                      WILLIAMSON PETROLEUM CONSULTANTS, INC.

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     8
The Company...........................    14
Use of Proceeds.......................    14
Dividend Policy.......................    14
Dilution..............................    15
Capitalization........................    16
Selected Consolidated Financial
  Data................................    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business and Properties...............    25
Management............................    36
Certain Transactions..................    43
Principal and Selling Stockholders....    45
Description of Capital Stock..........    47
Shares Eligible for Future Sale.......    48
Underwriting..........................    50
Notice to Canadian Residents..........    51
Legal Matters.........................    52
Experts...............................    52
Additional Information................    53
Glossary of Oil and Gas Terms.........    54
Index to Consolidated Financial
  Statements..........................   F-1
Letter of Williamson Petroleum
  Consultants, Inc....................   A-1

                             ---------------------

     UNTIL           , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================

                            Titan Exploration, Inc.

                               12,610,000 Shares

                                  Common Stock
                                ($.01 par value)

                                   PROSPECTUS

                                CS First Boston

                          Donaldson, Lufkin & Jenrette
                            Securities Corporation

                      Howard, Weil, Labouisse, Friedrichs
                                  Incorporated

                               J.P. Morgan & Co.

                              Petrie Parkman & Co.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by Titan Exploration, Inc. (the "Registrant" or the "Company") in connection with the registration of the securities offered hereby, other than underwriting discounts and commissions, are as follows:

    SEC Registration Fee......................................................  $ 52,273
    NASD Filing Fee...........................................................    17,750
    Nasdaq National Market Listing Fee........................................    50,000
    Blue Sky Qualification Fees and Expenses..................................    15,000
    Accounting Fees and Expenses..............................................   200,000
    Legal Fees and Expenses...................................................   200,000
    Engineering Fees and Expenses.............................................   125,000
    Transfer Agent and Registrar Fees.........................................     2,500
    Printing and Engraving Expenses...........................................   150,000
    Miscellaneous.............................................................    12,477
                                                                                 -------
      Total...................................................................  $825,000
                                                                                 =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its Board of Directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL), or (4) for any transaction from which the director derived an improper personal benefit.

     Under Section 145 of the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

     The Registrant's Certificate of Incorporation and Bylaws provide that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of Title 8 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Registrant; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

     The Certificate of Incorporation and Bylaws provide that the Registrant will indemnify its officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as an officer or director of the Registrant, or, at the request of the Registrant, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation and Bylaws further provide that the Registrant may, by action of its Board of Directors, provide indemnification to employees and agents of the Registrant, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

     The form of Indemnity Agreement contained in Exhibit 10.23 provides for the indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of the Company or by third parties by reason of a person serving as an officer or director of the Company.

     The form of Underwriting Agreement contained in Exhibit 1 provides for indemnification of the directors and officers signing the Registration Statement and certain controlling persons of the Company against certain liabilities (including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act")) in certain instances by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following information relates to all securities issued or sold by the Registrant since inception and not registered under the Securities Act.

     Unless otherwise specifically provided, each of the transactions described below was conducted in reliance upon the exemption from registration provided in
Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Furthermore, each of the certificates representing the Registrant's securities issued in connection with such transactions contains a restrictive legend, as appropriate, requiring each person acquiring such securities from the Registrant to furnish investment representations to the Registrant and stating that no underwriters participated in such transactions.

     The Registrant was formed on September 27, 1996 pursuant to the terms of an Agreement and Plan of Reorganization dated September 30, 1996 (the "Exchange Agreement"). Pursuant to the terms of the Exchange Agreement, the Company became the holding company for Titan Resources, L.P., which conducts the Registrant's operations and was formed on March 31, 1995 (the "Partnership"). Pursuant to the terms of the Exchange Agreement, the limited partners of the Partnership received approximately .665 shares of the Registrant's common stock for each limited partnership unit owned by such limited partners. Each certificate issued in connection with such exchange contains an appropriate restrictive legend. All of the information regarding sales of the Registrant's securities set forth below has been adjusted to give effect to the exchange.

     On March 31, 1995, the Partnership was formed pursuant to the terms and conditions of a Partnership Agreement between Titan Resources, I, Inc., as general partner, and 20 limited partners, which provided for the issuance of partnership units equivalent to 13,755,998 shares of the Registrant's Common Stock, par value $.01 per share, for an aggregate purchase price of $20,547,980.

     On December 11, 1995, the Partnership entered into a Stock and Unit Purchase Agreement with Joint Energy Development Investments Limited Partnership, providing for the sale by the Partnership of partnership units equivalent to 3,381,046 shares of the Registrant's Common Stock, par value $.01 per share, for an aggregate purchase price of $10,000,000.

     On December 11, 1995, the Partnership entered into a Stock and Unit Purchase Agreement with First Union Corporation, providing for the sale by the Partnership of partnership units equivalent to 1,690,523 shares of the Registrant's Common Stock, par value $.01 per share, for an aggregate purchase price of $5,000,000.

     On September 27, 1996, the Partnership entered into an Unit Purchase and Exchange Agreement with Selma International Investment Limited, providing for the sale by the Partnership of partnership units equivalent to 722,446 shares of the Registrant's Common Stock, par value $.01 per share, for an aggregate purchase price of $5,000,000.

     Since inception, the Registrant and its predecessor have granted options to purchase an aggregate of 3,716,350 shares of Common Stock to officers and key employees. These transactions did not involve a public offering and were done in reliance on Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------------------------------------------------------------------------------
           1+        -- Form of Underwriting Agreement.

           2.1+      -- Exchange Agreement and Plan of Reorganization.

           3.1+      -- Certificate of Incorporation.

           3.1.1+    -- Certificate of Amendment of Certificate of Incorporation.

           3.2+      -- Bylaws.

           4.1+      -- Form of Common Stock Certificate.

           5+        -- Opinion of Thompson & Knight, A Professional Corporation.

          10.1+      -- Agreement of Limited Partnership, dated March 31, 1995, between Titan
                        Resources I, Inc., as general partner, and Natural Gas Partners,
                        L.P., Natural Gas Partners II, L.P. and Jack Hightower, as limited partners.

          10.1.2+    -- Amendment No. 1 to the Agreement of Limited Partnership of Titan
                        Resources, L.P., dated December 11, 1995, by and among Titan
                        Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners.

          10.1.3+    -- Amendment No. 2 to the Agreement of Limited Partnership of Titan
                        Resources, L.P., dated September 27, 1996, by and among Titan
                        Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners.

          10.1.4+    -- Amendment No. 3 to the Agreement of Limited Partnership of Titan
                        Resources, L.P., dated September 30, 1996, by and among Titan
                        Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners.

          10.2+      -- Amended and Restated Voting and Shareholders Agreement, dated
                        December 11, 1995, by and among Titan Resources, I, Inc, Jack
                        Hightower, Natural Gas Partners, L.P., Natural Gas Partners II, L.P.,
                        Joint Energy Development Investments Limited and First Union
                        Corporation.

          10.3+      -- Amended and Restated Registration Rights Agreement, dated September
                        30, 1996, by and among Titan Exploration, Inc., Jack Hightower,
                        Natural Gas Partners, L.P., Natural Gas Partners II, L.P., Joint
                        Energy Development Investments Limited Partnership, First Union
                        Corporation and Selma International Investment Limited.

          10.4+      -- Financial Advisory Services Contract, dated March 31, 1995, by and between Titan Resources, L.P. and Natural Gas Partners, L.P. and
                        Natural Gas Partners II, L.P.

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------------------------------------------------------------------------------
          10.4.1+    -- First Amendment to Financial Advisory Services Contract, dated
                        December 11, 1995, between Titan Resources, L.P., Natural Gas
                        Partners, L.P. and Natural Gas Partners II, L.P.

          10.5*+     -- Employment Agreement, dated September 30, 1996, by and between Titan
                        Exploration, Inc., Titan Resources I, Inc., and Jack Hightower.

          10.6.1*+   -- Form of Confidentiality and Non-compete Agreement among Titan
                        Resources, L.P., Titan Resources I, Inc. and certain of the
                        Registrant's executive officers.

          10.6.2*+   -- Form of Confidentiality and Non-compete Agreement among the
                        Registrant, Titan Resources I, Inc. and certain of the Registrant's executive officers.

          10.7*+     -- Titan Resources, L.P. Option Plan.

          10.7.1*+   -- Form of Option Agreement (A Option).

          10.7.2*+   -- Form of Option Agreement (B Option).

          10.7.3*+   -- Form of Option Agreement (C Option).

          10.7.4*+   -- Form of Option Agreement (D Option).

          10.8*+     -- Titan Exploration, Inc. Option Plan.

          10.8.1*+   -- Form of Option Agreement (A Option).

          10.8.2*+   -- Form of Option Agreement (B Option).

          10.8.3*+   -- Form of Option Agreement (C Option).

          10.8.4*+   -- Form of Option Agreement (D Option).

          10.9*+     -- 1996 Incentive Plan.

          10.10+     -- Stock and Unit Purchase Agreement, dated December 11, 1995, by and among Joint Energy Development Investments Limited Partnership, Titan
                        Resources, I, Inc. and Titan Resources, L.P.

          10.10.1+   -- Designation Agreement, dated December 11, 1995, by and between Titan
                        Resources, L.P. and Joint Energy Development Investments Limited
                        Partnership.

          10.11+     -- Stock and Unit Purchase Agreement, dated December 11, 1995, by and among First Union Corporation, Titan Resources I, Inc. and Titan
                        Resources, L.P.

          10.11.1+   -- Designation Agreement, dated December 11, 1995, by and between Titan
                        Resources, L.P. and First Union Corporation.

          10.12+     -- Advisory Services Contract, dated December 11, 1995, between Titan
                        Resources, L.P. and ECT Securities Corp.

          10.13+     -- Amended and Restated Credit Agreement, dated October 31, 1996, among
                        Titan Resources, L.P. and Texas Commerce Bank National Association,
                        as Agent, and Financial Institutions now or hereafter parties hereto.

          10.14+     -- Agreement of Sale and Purchase, dated April 19, 1995, between
                        Enertex, Inc. and Titan Resources, L.P.

          10.15+     -- Agreement of Sale and Purchase, dated April 19, 1995, between Staley
                        Gas Co., Inc. and Titan Resources, L.P.

          10.16+     -- Administrative Services Contract, dated March 31, 1995, between
                        Staley Operating Co. and Titan Resources, L.P.

          10.17+     -- Services Agreement, dated April 1, 1995, between Titan Resources I,
                        Inc. and Titan Resources, L.P.

          10.18+     -- Office Lease, dated January 8, 1996, between Fasken Center, Ltd. and
                        Titan Resources, L.P.

          10.19+     -- Purchase and Sale Agreement, dated October 12, 1995, by and between
                        Anadarko Petroleum Corporation and Titan Resources, L.P.

          10.20+     -- Amendment No. 1 to Purchase and Sale Agreement, dated December 11,
                        1995, by and between Anadarko Petroleum Corporation and Titan
                        Resources, L.P.

          10.21+     -- Purchase and Sale Agreement, dated July 12, 1996, by and between
                        Mobil Producing Texas & New Mexico Inc. and Titan Resources, L.P.

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------------------------------------------------------------------------------
          10.22+     -- Unit Purchase and Exchange Agreement, dated September 27, 1996, by and between Selma International Investment Limited and Titan
                        Resources, L.P.
          10.23+     -- Form of Indemnity Agreement between the Registrant and each of its executive officers.
          10.24+     -- Advisory Director Agreement, dated September 30, 1996, by and between
                        Titan Exploration, Inc. and Joint Energy Development Investments
                        Limited Partnership.
          21+        -- Subsidiaries of the Registrant.
          23.1       -- Consent of Thompson & Knight, A Professional Corporation (included in
                        Exhibit 5 above).
          23.2       -- Consent of KPMG Peat Marwick LLP, independent auditors.
          23.2.1     -- Consent of KPMG Peat Marwick LLP, independent auditors.
          23.3       -- Consent of Williamson Petroleum Consultants, Inc., independent petroleum engineers.
          24.1       -- Powers of Attorney (included on the first signature page to this
                        Registration Statement).
          27+        -- Financial Data Schedule.


---------------

+ Previously filed.

* Management contract or compensatory plan.

     (b) Financial Statement Schedules: None.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements, certificates in such denominations and registered in such names as required by the particular Underwriter, to permit prompt delivery to each purchaser.

     The undersigned Registrant also hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Titan Exploration, Inc. has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas, on December 4, 1996.


                                            TITAN EXPLORATION, INC.

                                            By:   /s/  JACK HIGHTOWER
                                               ---------------------------------
                                                       Jack Hightower
                                             President, Chief Executive Officer
                                                            and
                                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                     DATE
---------------------------------------------   -------------------------    ------------------
                 /s/  JACK HIGHTOWER            President, Chief               December 4, 1996
---------------------------------------------     Executive Officer and
               Jack Hightower                     Chairman of the Board
                                                  (principal executive
                                                  officer)

               /s/  GEORGE G. STALEY*           Executive Vice President       December 4, 1996
---------------------------------------------     and Director
              George G. Staley

               /s/  WILLIAM K. WHITE*           Vice President, Finance        December 4, 1996
---------------------------------------------     and Chief Financial
              William K. White                    Officer (principal
                                                  financial and
                                                  accounting officer)

                 /s/  DAVID R. ALBIN*           Director                       December 4, 1996
---------------------------------------------
               David R. Albin

               /s/  KENNETH A. HERSH*           Director                       December 4, 1996
---------------------------------------------
              Kenneth A. Hersh

         *By:    /s/  JACK HIGHTOWER
---------------------------------------------
               Jack Hightower
              Attorney-in-fact

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------------------------------------------------------------------------------
           1+        -- Form of Underwriting Agreement.

           2.1+      -- Exchange Agreement and Plan of Reorganization.

           3.1+      -- Certificate of Incorporation.

           3.1.1+    -- Certificate of Amendment of Certificate of Incorporation.

           3.2+      -- Bylaws.

           4.1+      -- Form of Common Stock Certificate.

           5+        -- Opinion of Thompson & Knight, A Professional Corporation.

          10.1+      -- Agreement of Limited Partnership, dated March 31, 1995, between Titan
                        Resources I, Inc., as general partner, and Natural Gas Partners,
                        L.P., Natural Gas Partners II, L.P. and Jack Hightower, as limited partners.

          10.1.2+    -- Amendment No. 1 to the Agreement of Limited Partnership of Titan
                        Resources, L.P., dated December 11, 1995, by and among Titan
                        Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners.

          10.1.3+    -- Amendment No. 2 to the Agreement of Limited Partnership of Titan
                        Resources, L.P., dated September 27, 1996, by and among Titan
                        Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners.

          10.1.4+    -- Amendment No. 3 to the Agreement of Limited Partnership of Titan
                        Resources, L.P., dated September 30, 1996, by and among Titan
                        Resources I, Inc., as the general partner, and a Majority Interest of the Limited Partners.

          10.2+      -- Amended and Restated Voting and Shareholders Agreement, dated
                        December 11, 1995, by and among Titan Resources, I, Inc, Jack
                        Hightower, Natural Gas Partners, L.P., Natural Gas Partners II, L.P.,
                        Joint Energy Development Investments Limited and First Union
                        Corporation.

          10.3+      -- Amended and Restated Registration Rights Agreement, dated September
                        30, 1996, by and among Titan Exploration, Inc., Jack Hightower,
                        Natural Gas Partners, L.P., Natural Gas Partners II, L.P., Joint
                        Energy Development Investments Limited Partnership, First Union
                        Corporation and Selma International Investment Limited.

          10.4+      -- Financial Advisory Services Contract, dated March 31, 1995, by and between Titan Resources, L.P. and Natural Gas Partners, L.P. and
                        Natural Gas Partners II, L.P.

          10.4.1+    -- First Amendment to Financial Advisory Services Contract, dated
                        December 11, 1995, between Titan Resources, L.P., Natural Gas
                        Partners, L.P. and Natural Gas Partners II, L.P.

          10.5*+     -- Employment Agreement, dated September 30, 1996, by and between Titan
                        Exploration, Inc., Titan Resources I, Inc., and Jack Hightower.

          10.6.1*+   -- Form of Confidentiality and Non-compete Agreement among Titan
                        Resources, L.P., Titan Resources I, Inc. and certain of the
                        Registrant's executive officers.

          10.6.2*+   -- Form of Confidentiality and Non-compete Agreement among the
                        Registrant, Titan Resources I, Inc. and certain of the Registrant's executive officers.

          10.7*+     -- Titan Resources, L.P. Option Plan.

          10.7.1*+   -- Form of Option Agreement (A Option).

          10.7.2*+   -- Form of Option Agreement (B Option).

          10.7.3*+   -- Form of Option Agreement (C Option).

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------------------------------------------------------------------------------
          10.7.4*+   -- Form of Option Agreement (D Option).

          10.8*+     -- Titan Exploration, Inc. Option Plan.

          10.8.1*+   -- Form of Option Agreement (A Option).

          10.8.2*+   -- Form of Option Agreement (B Option).

          10.8.3*+   -- Form of Option Agreement (C Option).

          10.8.4*+   -- Form of Option Agreement (D Option).

          10.9*+     -- 1996 Incentive Plan.

          10.10+     -- Stock and Unit Purchase Agreement, dated December 11, 1995, by and among Joint Energy Development Investments Limited Partnership, Titan
                        Resources, I, Inc. and Titan Resources, L.P.

          10.10.1+   -- Designation Agreement, dated December 11, 1995, by and between Titan
                        Resources, L.P. and Joint Energy Development Investments Limited
                        Partnership.

          10.11+     -- Stock and Unit Purchase Agreement, dated December 11, 1995, by and among First Union Corporation, Titan Resources I, Inc. and Titan
                        Resources, L.P.

          10.11.1+   -- Designation Agreement, dated December 11, 1995, by and between Titan
                        Resources, L.P. and First Union Corporation.

          10.12+     -- Advisory Services Contract, dated December 11, 1995, between Titan
                        Resources, L.P. and ECT Securities Corp.

          10.13+     -- Amended and Restated Credit Agreement, dated October 31, 1996, among
                        Titan Resources, L.P. and Texas Commerce Bank National Association,
                        as Agent, and Financial Institutions now or hereafter parties hereto.

          10.14+     -- Agreement of Sale and Purchase, dated April 19, 1995, between
                        Enertex, Inc. and Titan Resources, L.P.

          10.15+     -- Agreement of Sale and Purchase, dated April 19, 1995, between Staley
                        Gas Co., Inc. and Titan Resources, L.P.

          10.16+     -- Administrative Services Contract, dated March 31, 1995, between
                        Staley Operating Co. and Titan Resources, L.P.

          10.17+     -- Services Agreement, dated April 1, 1995, between Titan Resources I,
                        Inc. and Titan Resources, L.P.

          10.18+     -- Office Lease, dated January 8, 1996, between Fasken Center, Ltd. and
                        Titan Resources, L.P.

          10.19+     -- Purchase and Sale Agreement, dated October 12, 1995, by and between
                        Anadarko Petroleum Corporation and Titan Resources, L.P.

          10.20+     -- Amendment No. 1 to Purchase and Sale Agreement, dated December 11,
                        1995, by and between Anadarko Petroleum Corporation and Titan
                        Resources, L.P.

          10.21+     -- Purchase and Sale Agreement, dated July 12, 1996, by and between
                        Mobil Producing Texas & New Mexico Inc. and Titan Resources, L.P.

          10.22+     -- Unit Purchase and Exchange Agreement, dated September 27, 1996, by and between Selma International Investment Limited and Titan
                        Resources, L.P.

          10.23+     -- Form of Indemnity Agreement between the Registrant and each of its executive officers.

          10.24+     -- Advisory Director Agreement, dated September 30, 1996, by and between
                        Titan Exploration, Inc. and Joint Energy Development Investments
                        Limited Partnership.

          21+        -- Subsidiaries of the Registrant.

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------------------------------------------------------------------------------
          23.1       -- Consent of Thompson & Knight, A Professional Corporation (included in
                        Exhibit 5 above).
          23.2       -- Consent of KPMG Peat Marwick LLP, independent auditors.
          23.2.1     -- Consent of KPMG Peat Marwick LLP, independent auditors.
          23.3       -- Consent of Williamson Petroleum Consultants, Inc., independent petroleum engineers.
          24.1       -- Powers of Attorney (included on the first signature page to this
                        Registration Statement).
          27+        -- Financial Data Schedule.


---------------

 + Previously filed.

 * Management contract or compensatory plan.